UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

Notice of Special Meeting of Shareholders

Time and Date	9:00 a.m., Central Time on January 31, 2017

Place	Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, Texas 77002

Items of Business	•	To approve the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended.

•	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date	You can vote if you were a shareholder of record on December 14, 2016.

Proxy Voting	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

Electronic Availability of Proxy Materials	We are making this Proxy Statement, including the Notice of Special Meeting, available on our website at:

http://www.cheniere.com/2017SpecialMeeting

By order of the Board of Directors

Sean N. Markowitz

Corporate Secretary

December 20, 2016

December 20, 2016

To our Shareholders:

It is our pleasure to invite you to attend our 2017 Special Meeting of Shareholders. This past year has been a busy one for Cheniere. Under new leadership, Cheniere has implemented a focused and clarified strategy, adopted comprehensive governance enhancements, appointed a new executive leadership team, and in 2016 delivered significant operating and financial results. Beginning in early 2017, Cheniere intends to transition to a more consistent, competitive, and conventional total compensation philosophy, including equity-based long-term incentive opportunities tied to financial and growth objectives.

We believe that a new long-term incentive program that provides for equity-based awards is a required and critical element of the new compensation philosophy and strategy. Equity grants align our employees’ interests with the interests of shareholders by rewarding long-term value creation. They enable us to attract and retain highly qualified individuals for important positions throughout the Company.

As a result, we are seeking a shareholder vote to approve or not approve the issuance of awards with respect to the 7,845,630 shares of common stock comprising the Available Shares (as defined in Proposal 1). In order to further the Company’s transition and fully implement our new compensation strategy, we are seeking such shareholder approval. Proposal 1 sets forth the required steps and shareholder approval necessary to proceed with our transition. We expect these shares to last approximately 5 years and be used to grant awards to all of our approximately 900 employees.

We encourage you to review these materials and vote your shares. We are proud that you have chosen to invest in Cheniere. On behalf of our management and directors, thank you for your continued support and confidence.

Very truly yours,

Jack A. Fusco

President and Chief Executive Officer

OTHER MATTERS	59

Shareholder Proposals	59
Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)	59
Communications with the Board	60
Householding of Proxy Materials	60
Availability of Documents	60

APPENDIX A: CHENIERE ENERGY, INC. 2011 INCENTIVE PLAN, AS AMENDED	A-1

CHENIERE ENERGY, INC.

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Shareholder Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. To approve the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended	FOR	50

General Information

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our Special Meeting of Shareholders (the “Meeting”) and any adjournment or postponement thereof.

You are invited to attend the Meeting on January 31, 2017, beginning at 9:00 a.m., Central Time. The Meeting will be held at the Company’s headquarters at 700 Milam Street, Suite 1900, Houston, Texas 77002.

This Notice of Special Meeting, Proxy Statement and proxy card, are being mailed to shareholders on or about December 20, 2016.

Do I need a ticket to attend the Meeting?

You will need proof of ownership and valid government-issued picture identification to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of December 14, 2016 (the “Record Date”), such as a bank or brokerage account statement, to be admitted to the Meeting.

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on the Record Date are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 234,961,842 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	1

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares. The Notice of Special Meeting, Proxy Statement and proxy card have been sent directly to you by Cheniere. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Special Meeting, Proxy Statement and proxy card have been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposal if your bank, broker or other holder of record does not receive voting instructions from you: Proposal 1 to approve the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

If you are the shareholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the Meeting.

Can I revoke my proxy?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding question.

2	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Who will receive a proxy card?

If you are a shareholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form. If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of shareholders entitled to vote at the Meeting?

The names of shareholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., Central Time, at our offices at 700 Milam Street, Suite 1900, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to approve the proposal discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be present. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—To be approved, Proposal 1 to approve the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended must receive the approval of a majority of the shares present and entitled to vote on the proposal, meaning that the number of votes “for” Proposal 1 must exceed the number of votes “against” it. Abstentions will be counted as the functional equivalent of “no” votes and broker non-votes will not be considered in determining the outcome of Proposal 1, but will be counted for purposes of establishing a quorum. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you because Proposal 1 is not considered a “routine” matter.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired D. F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to solicit proxies. We will pay D.F. King a fee of $12,500 plus expenses for these services.

Who will count the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	3

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on January 31, 2017

The Proxy Statement, including the Notice of Special Meeting, is available on our website at http://www.cheniere.com/2017SpecialMeeting. Please note that the Notice of Special Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our shareholders to access and review the proxy materials before voting.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements relating to, among other things, business strategy, performance and expectations for project development. The reader is cautioned not to place undue reliance on these statements and should review the sections captioned “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for important information about these statements, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations, and projections expressed in any forward-looking statements. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise.

4	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our compensation plans as of December 31, 2015. The equity compensation plans approved by our shareholders include the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) and the Cheniere Energy, Inc. 2011 Incentive Plan, as amended (the “2011 Plan”).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column (a))
Equity compensation plans approved by security holders	26,500	$39.88	256,718	(1)
Equity compensation plans not approved by security holders	—	—	1,000,000	(2)
Total	26,500		1,256,718

(1)	In 2003, the Company established the 2003 Plan, which was amended and restated in September 2005 and has since been amended. The 2003 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of purchased stock, bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors. The following awards have been granted under the 2003 Plan and remain outstanding as of December 31, 2015: 26,500 stock options and 454,243 shares of restricted stock. Vesting of awards under the 2003 Plan varies, but generally occurs in equal annual installments over a two-, three- or four-year period on each anniversary of the grant date. All options granted under the 2003 Plan have exercise prices equal to or greater than the fair market value at the date of grant. The term of any award under the 2003 Plan may not exceed a period of ten years. As of December 31, 2015, no shares of common stock remained available for grant under the 2003 Plan.

In 2011, the Company established the 2011 Plan. The 2011 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors. The following awards have been granted under the 2011 Plan and remain outstanding as of December 31, 2015: 7,131,437 shares of restricted stock. Vesting of restricted stock under the 2011 Plan depends on whether the restricted stock was granted as a new hire award, the equity portion of the long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal, or a Milestone Award or Stock Price Hurdle Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal. New hire awards typically vest in four equal annual installments. The vesting schedules for the equity portion of the long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal and the Milestone Awards and Stock Price Hurdle Awards are described in the CD&A of this Proxy Statement. The term of any award under the 2011 Plan may not exceed a period of ten years.

(2)	In 2015, the Company established the Cheniere Energy, Inc. 2015 Employee Inducement Incentive Plan (the “2015 Inducement Plan”). The 2015 Inducement Plan is a broad-based incentive plan which allows for the issuance of non-qualified stock options, restricted stock awards, stock appreciation rights, performance awards, phantom stock awards and other stock-based awards to an individual, not previously an employee or director of the Company or an affiliate, who has had a bona-fide period of non-employment with the Company and its affiliates, who is hired by the Company or one of its wholly-owned subsidiaries as an employee. The purposes of the 2015 Inducement Plan are to provide the Company an opportunity to attract and retain the best available employees and to promote the growth and success of the Company’s business by aligning the financial interests of such employees with that of the shareholders of the Company. The Company initially reserved 1,000,000 shares of common stock for issuance upon the exercise of awards that may be granted. In May 2016, the Company awarded 236,381 shares of restricted stock to Jack A. Fusco, the Company’s President and CEO. In December 2016, the Company reduced the amount of shares available under the 2015 Inducement Plan from 1,000,000 to 236,381 shares and, as a result, the Company does not expect to issue any further awards under the 2015 Inducement Plan.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	5

SECURITY OWNERSHIP

As of the Record Date, there were 234,961,842 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors and named executive officers set forth in the “Summary Compensation Table” and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that are held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of the Record Date by each director and named executive officer set forth in the “Summary Compensation Table” and by all current directors and executive officers of the Company as a group. On the Record Date, the current directors and executive officers of the Company beneficially owned an aggregate of 1,780,784 shares of common stock (approximately 1% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Partners and common shares of Cheniere Holdings owned of record or beneficially as of the Record Date, by each director and named executive officer set forth in the “Summary Compensation Table” and by all current directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Holdings, and Cheniere Holdings owns a majority interest in Cheniere Partners. As of the Record Date, there were 57,108,848 common units, 135,383,831 subordinated units, 145,333,334 Class B units and 6,893,995 general partner units of Cheniere Partners outstanding and 231,700,000 common shares of Cheniere Holdings outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.			Cheniere Energy Partners LP Holdings, LLC
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Vicky A. Bailey	46,173		*	—		—	—		—
G. Andrea Botta	39,530		*	—		—	—		—
Nuno Brandolini	255,602	(2)	*	600	(3)	*	300	(3)	*
Jonathan Christodoro	3,963		*				—		—
David I. Foley	31,207	(4)	*	—		—	—		—
David B. Kilpatrick	118,765	(5)	*	—		—	—		—
Samuel Merksamer	18,634		*				—		—
Donald F. Robillard, Jr.	14,901		*	—		—	—		—
Heather R. Zichal	8,887		*	—		—	—		—
Neal A. Shear	8,697		*	—		—	—		—
Charif Souki	2,983,026	(6)	1.3%	400,100	(7)	*	—		—
Michael J. Wortley	412,115		*	5,000		*	—		—
Meg A. Gentle	819,469	(8)	*	8,035	(8)	*	—		—
Greg W. Rayford	456,586	(9)	*	—		—	—		—
R. Keith Teague	571,208	(10)	*	—		—	—		—
All current directors and executive officers as a group (16 persons)	1,780,784		*	8,450		*	300		*

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002.

6	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

(2)	Includes 6,000 shares held by Mr. Brandolini’s wife.

(3)	Includes 600 common units of Cheniere Energy Partners, L.P. and 300 common shares of Cheniere Energy Partners LP Holdings, LLC held by a family member of Mr. Brandolini.

(4)	Includes 8,542 shares of restricted stock granted on October 1, 2012, 6,429 shares of restricted stock granted on June 6, 2013, 6,000 shares of restricted stock granted on March 5, 2014, 2,162 shares of restricted stock granted on September 11, 2014, 2,490 shares of restricted stock granted on June 11, 2015 and 5,584 shares of restricted stock granted on June 2, 2016. Based on a Form 4 filed by Mr. Foley, he disclaims beneficial ownership of these securities. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(5)	Includes 104,714 shares held by trust.

(6)	Includes information reported to us. The number of shares set forth in this column is based on the Form 5 filed on February 16, 2016 for Mr. Souki. Mr. Souki resigned as a director on February 12, 2016 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(7)	Includes information reported to us. Mr. Souki ceased being a reporting person for Cheniere Energy Partners, L.P. on December 13, 2015. Includes 400,100 common units held by Mr. Souki’s wife.

(8)	Includes information reported to us. Ms. Gentle ceased to be employed by the Company on August 26, 2016 and is no longer required to report her holdings in the Company’s or Cheniere Energy Partners, L.P.’s securities pursuant to Section 16(a) of the Exchange Act.

(9)	Includes information reported to us. Mr. Rayford ceased to be employed by the Company on June 3, 2016 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Exchange Act.

(10)	Includes information reported to us. Mr. Teague ceased to be employed by the Company on September 22, 2016 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Exchange Act.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	7

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of the Record Date.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Baupost Group, L.L.C. 10 St. James Avenue, Suite 1700 Boston, MA 02116	37,089,669	(1)	15.8%
Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	32,649,671	(2)	13.9%
Viking Global Investors LP 55 Railroad Avenue Greenwich, CT 06830	15,920,523	(3)	6.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,135,673	(4)	6.4%
Credit Suisse AG Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	13,310,561	(5)	5.7%
PointState Capital LP 40 West 57th Street, 25th Floor New York, NY 10019	12,887,914	(6)	5.5%
Lone Pine Capital Two Greenwich Plaza Greenwich, CT 06830	12,591,775	(7)	5.4%

(1)	Information is based on a Schedule 13G/A filed with the SEC on January 8, 2016 by (i) The Baupost Group, L.L.C., (ii) SAK Corporation and (iii) Seth A. Klarman. Each of these entities is deemed to beneficially own 37,089,669 shares of common stock. Each of these entities has shared power to vote and dispose of the shares beneficially owned.

(2)	Information is based on a Schedule 13D/A filed with the SEC on December 7, 2015 by (i) Icahn Capital LP, (ii) High River Limited Partnership and (iii) Icahn Partners Master Fund LP. These entities are deemed to beneficially own 32,649,671 shares of common stock. High River Limited Partnership has sole voting power and sole dispositive power with regard to 6,529,935 shares. Each of Hopper Investments LLC, Barberry Corp. and Mr. Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Partners Master Fund LP has sole voting power and sole dispositive power with regard to 10,719,782 Shares. Each of Icahn Offshore LP, Icahn Capital LP, IPH, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners LP has sole voting power and sole dispositive power with regard to 15,399,954 Shares. Each of Icahn Onshore LP, Icahn Capital LP, IPH, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

(3)

Information is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by: (i) Viking Global Investors LP (“VGI”), (ii) Viking Global Performance LLC (“VGP”), (iii) Viking Global Equities LP (“VGE”), (iv) Viking Global Equities II LP (“VGEII”), (v) VGE III Portfolio Ltd. (“VGEIII”), (vi) Viking Long Fund GP LLC (“VLFGP”), (vii) Viking Long Fund Master Ltd. (“VLFM”), (viii) Viking Global Opportunities GP LLC (“Opportunities GP”), (ix) Viking Global Opportunities Portfolio GP LLC (“Opportunities Portfolio GP”), (x) Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Opportunities Fund”), (xi) O. Andreas Halvorsen, (xii) David C. Ott and (xiii) Daniel S. Sundheim. VGI, O. Andreas Halvorsen, David C. Ott and Daniel S. Sundheim each may be deemed to beneficially own 15,920,523 shares of common stock and each has shared power to vote and dispose of such shares beneficially owned. Messrs. Halvorsen, Ott and Sundheim, as Executive Committee Members of Viking Global Partners LLC, general partner of VGI (“VGPL”), VGP, VLFGP and Opportunities GP, have shared authority to dispose of and vote the shares of Common Stock beneficially owned by VGI, VGP, VLFGP and Opportunities GP. None of Messrs. Halvorsen, Ott and Sundheim directly owns any shares of Common Stock. Based on Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGE II, VGEIII,

8	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

VLFM and Opportunities Fund. VGP may be deemed to beneficially own 10,663,445 shares of common stock and has shared power to vote and dispose of such shares beneficially owned. VLFGP and VLFM each may be deemed to beneficially own 4,116,090 shares of common stock and each of these entities has shared power to vote and dispose of such shares beneficially owned. Opportunities GP, Opportunities Portfolio GP, and Opportunities Fund each may be deemed to beneficially own 1,140,988 shares of common stock and each of these entities has shared power to vote and dispose of such shares beneficially owned. VGE may be deemed to beneficially own 3,636,233 shares of common stock and has shared power to vote and dispose of such shares beneficially owned. VGEII may be deemed to beneficially own 213,270 shares of common stock and has shared power to vote and dispose of such shares beneficially owned. VGEIII may be deemed to beneficially own 6,813,942 shares of common stock and has shared power to vote and dispose of such shares beneficially owned.

(4)	Information is based on a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group. The Vanguard Group has sole voting power over 228,407 shares of common stock, shared voting power over 22,800 shares of common stock sole dispositive power over 14,886,403 shares of common stock and shared dispositive power over 249,270 shares of common stock.

(5)	Information is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by Credit Suisse AG. Credit Suisse AG has shared voting power and shared dispositive power over 13,310,561 shares of common stock.

(6)	Information is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by: (i) SteelMill Master Fund, LP (“SteelMill”), (ii) PointState Capital LP (“PointState”), and (iii) Zachary J. Schreiber. PointState serves as the investment manager to SteelMill, PointState Fund LP, a Delaware limited partnership (“PointState Fund”), and Conflux Fund LP, a Delaware limited partnership (“Conflux”). Mr. Schreiber serves as managing member of PointState Capital GP LLC, a Delaware limited liability company (“PointState GP”), which in turn serves as the general partner of PointState, and serves as managing member of PointState Holdings LLC, the general partner of SteelMill and PointState Fund, and of Conflux Holdings LLC (“Conflux GP”), the general partner of Conflux (together with SteelMill and PointState Fund, the “Funds”). SteelMill may be deemed to beneficially own 8,724,694 shares of common stock. PointState, which serves as the investment manager to the Funds, and Mr. Schreiber, as managing member of PointState GP, PointState Holdings LLC and Conflux GP, each may be deemed to beneficially own 12,887,914 shares of common stock. SteelMill, PointState and Mr. Schreiber have shared power to vote and dispose of the shares beneficially owned.

(7)	Information is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by: (i) Lone Pine Capital LLC, a Delaware limited liability company (“Lone Pine Capital”) and (ii) Stephen F. Mandel, Jr. (“Mr. Mandel”). Lone Pine Capital serves as the investment manager to Lone Spruce, L.P., a Delaware limited partnership (“Lone Spruce”), Lone Cascade, L.P., a Delaware limited partnership (“Lone Cascade”), Lone Sierra, L.P., a Delaware limited partnership (“Lone Sierra”), Lone Tamarack, L.P., a Delaware limited partnership (“Lone Tamarack”), Lone Cypress, Ltd., a Cayman Islands exempted company (“Lone Cypress”), Lone Kauri, Ltd., a Cayman Islands exempted company (“Lone Kauri”), Lone Monterey Master Fund, Ltd., a Cayman Islands exempted company (“Lone Monterey Master Fund”), and Lone Savin Master Fund, Ltd., a Cayman Islands exempted company (“Lone Savin Master Fund”, and together with Lone Spruce, Lone Cascade, Lone Sierra, Lone Tamarack, Lone Cypress, Lone Kauri and Lone Monterey Master Fund the “Lone Pine Funds”), with respect to the Common Stock directly held by each of the Lone Pine Funds; and Stephen F. Mandel, Jr., the managing member of Lone Pine Managing Member LLC, which is the managing member of Lone Pine Capital, with respect to the Common Stock directly held by each of the Lone Pine Funds. Each of these entities is deemed to beneficially own 12,591,775 shares of common stock. Each of these entities has shared power to vote and dispose of the shares beneficially owned.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	9

COMPENSATION DISCUSSION AND ANALYSIS

Due to the fact that Proposal 1 relates to a compensation plan in which executive officers and directors of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”) will participate, the Company is required under Item 8 of Schedule 14A to furnish executive compensation information required by Item 402 of Regulation S-K and certain paragraphs of Item 407 of Regulation S-K related to our last completed fiscal year, 2015. As such, below is the Compensation Discussion and Analysis section and related compensation tables that were included in our Proxy Statement dated April 21, 2016. In addition, we have furnished certain information with respect to the Company’s 2016 compensation program and the intended program for 2017, which will be described in more detail in our Proxy Statement in respect of the Company’s 2017 annual meeting of shareholders.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned compensation programs as summarized in this discussion.

Under new leadership, Cheniere has implemented a focused and clarified strategy, adopted comprehensive governance enhancements, appointed a new management team, and in 2016 delivered significant operating and financial results. Specific compensation program changes include:

•	Beginning in early 2017, Cheniere is transitioning to a more consistent, competitive and conventional total compensation philosophy. The compensation programs will feature:

—	Market-competitive base compensation opportunities

—	Annual cash bonus incentive opportunities tied to financial, operating, construction, safety and strategic performance objectives

—	Equity-based long-term incentive opportunities tied to multi-year financial and growth objectives

•	The 2017 annual cash bonus will be based on a performance scorecard; key features include:

—	Individual bonus targets based on competitive benchmarks

—	Quantitative performance goals: financial, operating, construction, safety and strategic

—	Limited discretion, linked to identified strategic goals and organizational accomplishments

—	Payment of any awards will be subject to an earnings-based funding trigger
•	The Annual Long-Term Performance Incentive Program (the “Annual LTIP”) will reflect a conventional and competitive approach, featuring:

—	Annual equity grants, based on competitive benchmark award levels

—	At-risk, performance-based awards tied to Distributable Cash Flow and capped at 200% of target

—	A significant growth milestone incentive

—	Multi-year award vesting

—	Restrictive covenants, including clawback provisions

—	Substantially smaller awards than historical grants

—	Appropriate and competitive annual burn rate

•	Termination of the Cheniere Energy, Inc. 2014-2018 Long-Term Cash Incentive Program (the “2014-2018 LTIP”)

•	Termination of the Company’s 2008 Change of Control Cash Payment Plan and individual Change of Control Agreements; replaced with new, market-competitive arrangements

•	Improved future disclosure, including enhanced descriptions of operating metrics and milestones

The basic framework of the Company’s compensation programs on a going forward basis, including the Annual LTIP, was developed with input from our independent compensation consultant, Meridian Compensation Partners (“Meridian”), and has been approved by the Compensation Committee. Additional information regarding these changes to the compensation programs are provided in this document in support of Proposal 1, which is seeking approval of the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended (the “2011 Plan”). The Compensation Committee believes that the Annual LTIP is a critical element of the new compensation philosophy and strategy and that equity grants under the Annual LTIP would align our NEOs’ interests with the interests of shareholders by rewarding long-term value creation.

10	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

In connection with an Order and Final Judgment of the Court of Chancery of the State of Delaware dated March 16, 2015 (the “Order”), and a Stipulation and Agreement of Compromise, Settlement and Release dated December 12, 2014 (the “Stipulation”), resolving disputes with certain shareholders, we are subject to certain conditions relating to stock-based compensation and awards under the 2011 Plan. Among the provisions of the Order and Stipulation is a requirement that, prior to use, we hold a shareholder vote to approve or not approve the issuance of awards with respect to the 7,845,630 shares of common stock comprising the Available Shares (as defined in Proposal 1). In order to further the Company’s transition and fully implement our new compensation strategy, we are seeking such shareholder approval. Proposal 1 sets forth the required steps and shareholder approval necessary to proceed with our transition.

Index to CD&A

This CD&A is organized as follows:

Named Executive Officers	page 11
Executive Summary	page 12
Executive Compensation Philosophy & Objectives	page 21
Components of Our Executive Compensation Program	page 22
Compensation Process	page 32
Review of Compensation Risk	page 35
Other Considerations	page 35

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation of our Named Executive Officers (“NEOs”), including our former Chief Executive Officer (“CEO”) and our former Interim CEO, and factors considered in making compensation decisions. Our NEOs for fiscal year 2015 (“2015 NEOs”) were the following individuals:

Name	Position
Neal A. Shear	Director, Former Interim Chief Executive Officer and President
Charif Souki	Former Chairman, Chief Executive Officer and President
Michael J. Wortley	Senior Vice President and Chief Financial Officer(1)
Meg A. Gentle	Former Executive Vice President—Marketing
Greg W. Rayford	Former Senior Vice President and General Counsel
R. Keith Teague	Former Executive Vice President—Asset Group

(1)	When displaying information regarding 2015 NEOs, Mr. Wortley’s title is listed as Senior Vice President and Chief Financial Officer. In September 2016, Mr. Wortley was promoted to Executive Vice President and Chief Financial Officer.

In 2016, Messrs. Rayford and Teague and Ms. Gentle ceased to be employed by the Company. In addition, in May 2016, Jack A. Fusco was appointed President and CEO of the Company, and Mr. Shear was appointed Interim Special Advisor to the CEO through November 12, 2016. As a result, this CD&A provides select information for 2016 and 2017 for the executives listed below whom we expect to be our named executive officers for 2016 under SEC rules (our “2016 NEOs”). However, our actual NEOs for 2016 will not be finalized until the Proxy Statement for our 2017 annual meeting of shareholders.

Name	Position
Jack A. Fusco	Director, President and Chief Executive Officer
Neal A. Shear	Director, Former Interim Chief Executive Officer and President
Michael J. Wortley	Executive Vice President and Chief Financial Officer
Anatol Feygin	Executive Vice President and Chief Commercial Officer
Ed Lehotsky	Senior Vice President, Engineering and Construction
Doug Shanda	Senior Vice President, Operations

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Executive Summary

Business Overview

Cheniere is a market leader in the development and commercialization of liquefied natural gas (“LNG”) facilities in the United States. Our vision is to be recognized as the premier global LNG company and provide a reliable, competitive and integrated source of LNG to our customers while creating a safe, productive and rewarding work environment for our employees.

We own and operate the Sabine Pass LNG terminal in Louisiana which includes operational regasification facilities with existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.

We are currently constructing, developing and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). We are also constructing and developing a second natural gas liquefaction and export facility in Texas at the Corpus Christi LNG terminal (the “CCL Project”). We continue to evaluate additional development opportunities.

Each terminal includes a number of planned liquefaction trains (“Trains”), which convert natural gas into LNG so that it can be transported more economically across long distances. We expect to invest approximately $30 billion in the aggregate for the construction and development of the seven Trains we currently have under construction or completed. These projects are being constructed under lump-sum turnkey contracts, and financing has been obtained to fund construction.

For the SPL Project, we are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, adjacent to our existing regasification facilities. The Trains are in various stages of development. Trains 1 and 2 have commenced commercial operations; Train 3 is undergoing commissioning; Trains 4 and 5 are under construction; and Train 6 is fully permitted. Trains 1 and 2 achieved substantial completion in May 2016 and September 2016, respectively. Train 3 is expected to achieve substantial completion during the summer of 2017, and the remaining Trains under construction are expected to achieve substantial completion on a staggered basis thereafter.

For the CCL Project, we are currently developing up to three Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, near Corpus Christi, Texas. The Trains are in various stages of development with the first two Trains under construction and the third Train permitted. Commissioning for Train 1 is expected to commence as early as late 2018.

In addition, we have begun the permitting process for a fourth and fifth Train at the Corpus Christi LNG terminal adjacent to the CCL Project.

Our management team creates value for our shareholders through diligent development (including commercialization), construction and operation of these facilities, the achievement of ambitious key milestones, and disciplined capital allocation. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company considers progress against these goals when it designs Cheniere’s executive compensation program for the NEOs.

Cheniere’s Business Model—First Mover in U.S. LNG Exports

In 2008, Cheniere completed construction of the regasification facilities at the Sabine Pass LNG terminal in order to import natural gas. This timing coincided with a seismic shift in the U.S. energy sector, where innovation in drilling technologies enabled large supplies of unconventional gas—particularly shale gas—to be developed at low costs. As a result of this new supply, the price of domestic natural gas declined precipitously, largely displacing the need to source natural gas globally for import to the U.S. Due to these unfavorable market conditions for U.S. LNG imports, Cheniere began assessing other strategic options in order to optimize shareholder value.

In 2010, Cheniere was the first to announce plans to pursue the development of an LNG export facility in the contiguous U.S., the SPL Project. Historically the U.S. has not been a meaningful exporter of natural gas. However, Cheniere decided to pursue the development of an LNG export facility in response to the vast transformation of the U.S. natural gas markets and the abundance of natural gas supply expected for years to come. Trains 1 and 2 of the SPL Project are the first liquefaction facilities to have been constructed and placed in service in the U.S. in over 40 years.

We are the first mover in this sector, and construction of, and operations at, the SPL Project is nearly two years ahead of any other U.S. liquefaction project. We are currently the largest LNG exporter in the U.S. and expect to be one of the three largest LNG exporters in the world by 2020, representing approximately nine percent of the global LNG market.

12	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Liquefaction Projects Underpinned with Long-Term 20-Year Contracts, Limiting Exposure to Commodity Prices

Approximately 87% of the expected aggregate nominal production capacity across the seven Trains under construction or completed has been sold under long-term 20-year sale and purchase agreements (“SPAs”), equating to approximately 27.4 mtpa of LNG and approximately $4.3 billion annually in fixed fees. Having such a significant portion of the expected aggregate nominal production capacity sold under long-term contracts with a portion of the LNG contract sales price based on a fixed fee substantially limits our exposure to fluctuating commodity prices. Under the SPAs, LNG pricing includes two components—(1) 115% of the Nymex Henry Hub index for the month in which a cargo is scheduled plus (2) a fixed fee. We will purchase natural gas based on the applicable Henry Hub price and sell the LNG to the customer priced on the same index plus a fee. This fee covers our costs and shareholders’ return. We expect to generate a significant amount of predictable, stable cash flows annually, over the lives of the contracts, as the fixed fees are required to be paid even if customers elect to cancel or suspend deliveries of LNG cargoes.

For the volumes not contracted under long-term SPAs, we have developed a marketing business that is expected to have access to approximately 4.1 mtpa of the excess LNG available from the seven Trains under construction or completed at the SPL and CCL Projects, which we will sell on a shorter-term, more opportunistic basis. As of September 30, 2016, Cheniere Marketing, LLC (together with its subsidiaries, “Cheniere Marketing”) has entered into sales agreements totaling approximately 500 million MMBtu of volumes sold on a short-term basis with deliveries expected to be made in the 2016 to 2023 timeframe.

We believe our contracting efforts were successful primarily as a result of Cheniere differentiating itself in the LNG market by offering global LNG buyers more attractive features and contract terms, including (1) an alternative pricing mechanism, basing LNG prices on a natural gas index as opposed to a traditional crude-based index, (2) destination flexibility, allowing customers to determine delivery points, as opposed to the traditionally restricted delivery locations and (3) customers have the ability to cancel or suspend deliveries of LNG cargoes with notice, subject to payment of the fixed fees.

All of the SPAs have been entered into with investment grade parent companies as counterparties or guarantors. The SPAs are “take-or-pay” style agreements, meaning that the fixed fee component of the LNG price would still be required to be paid whether or not the customer elects to purchase the LNG. The SPAs have initial terms of twenty years and do not have price reopeners. A portion of the fixed fee component escalates with inflation as specified in each SPA. Revenue generally will commence under the SPAs as each applicable Train reaches the date of first commercial delivery (“DFCD”).

2015 and 2016 Performance and Developments

2015 marked the start of a transition for Cheniere from a development company to an LNG operator. Amidst a challenging macroeconomic environment, we made significant progress on our development and construction goals for our SPL and CCL Projects. In February 2016, the first of our Trains at the SPL Project began producing LNG, and the first LNG commissioning cargo was exported. In May 2016 and September 2016, Trains 1 and 2 of the SPL Project achieved substantial completion, respectively.

On the governance front, the Board decided to replace our Chairman, CEO and President, Charif Souki, who had served at Cheniere for 19 years. The Board split the roles of Chairman and CEO with G. Andrea Botta serving as Non-Executive Chairman of the Board and Neal Shear serving as Interim CEO and President. In May 2016, the Board appointed Jack A. Fusco to serve as President and CEO. The changes were made at a time when Cheniere had begun its transformation from a development company into an LNG operator, with a strategy intent on creating and sustaining shareholder value while continuing to explore more focused growth initiatives. Cheniere has established itself as a first mover in the domestic LNG export market and is well positioned to become a significant player in the global LNG market.

Operating Developments

2015 and 2016 were challenging years for the oil and gas industry worldwide, primarily as a result of significant and sustained commodity price volatility and oil and gas price declines from prior multi-year highs, as well as weaker than anticipated economic growth in certain major global markets. We believe Cheniere’s stock price was impacted by these global factors. Our SPL and CCL Projects, however, continue to progress. We believe that the excellent progress we have made in the development and construction of our LNG facilities is one of the primary reasons our stock price has outperformed the S&P 500 Index by approximately 315% over the past five years ending December 14, 2016.

The development and construction of the SPL and CCL Projects advanced as planned in 2015 and 2016. As we continue to develop these projects and increase LNG production, Cheniere will transition into an LNG operator with expected stable and growing positive cash flow underpinned by long-term SPAs with investment grade energy companies worldwide.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	13

CEO and Board Changes

In December 2015, the Board terminated the employment of our former Chairman, CEO and President, Charif Souki. Neal Shear, an independent director who joined the Board in 2014, was named Interim CEO and President. The Board formed a Special Committee made up of four independent directors to facilitate an orderly leadership transition. Concurrently, independent director G. Andrea Botta was appointed as our new Non-Executive Chairman of the Board and has assumed the responsibilities of the Lead Director position in addition to the functions of the Chairman of the Board. In May 2016, the Board appointed Jack A. Fusco to serve as President and CEO, and in June 2016, the Board appointed Jack A. Fusco as a member of the Board. In connection with the appointment of Mr. Fusco as President and CEO, Mr. Shear was appointed Interim Special Advisor to the CEO through November 12, 2016.

The CEO transition followed a number of changes to the composition of our Board. At our 2015 annual meeting of shareholders (the “2015 Annual Meeting”), four directors did not stand for reelection. Our Board size was reduced from 13 to 9 members immediately following the 2015 Annual Meeting. In August 2015, we increased the board size to 11 and added two directors to the Board—Jonathan Christodoro and Samuel Merksamer—as part of a Nomination and Standstill Agreement with Icahn Capital LP and certain of its affiliates.

Executive Officer Changes

In 2016, Messrs. Rayford and Teague and Ms. Gentle ceased to be employed by the Company. In addition, in May 2016, Jack A. Fusco was appointed President and CEO of the Company, and Mr. Shear was appointed Interim Special Advisor to the CEO through November 12, 2016. In September 2016, the Company announced its new “executive officers” (as defined by Rule 3b-7 of the Exchange Act), as follows:

Name	Age	Position
Jack A. Fusco	54	Director, President and Chief Executive Officer
Michael J. Wortley	40	Executive Vice President and Chief Financial Officer
Anatol Feygin	48	Executive Vice President and Chief Commercial Officer
Ed Lehotsky	62	Senior Vice President, Engineering and Construction
Doug Shanda	46	Senior Vice President, Operations
Sean Markowitz	42	General Counsel and Corporate Secretary

Compensation Committee Changes

The Compensation Committee was reconstituted following the departure of directors and Compensation Committee members Messrs. Carney and Foutch. Samuel Merksamer, who joined the Board in August 2015, was appointed to the Compensation Committee in August 2015. Heather Zichal was appointed to the Compensation Committee in September 2015. In December 2015, the Board appointed Nuno Brandolini as Chairman of the Compensation Committee, and David Kilpatrick was reappointed to the Compensation Committee in January 2016.

Development and Construction Milestones

Timely construction of the SPL and CCL Projects remains critical to our success, and we have met the key construction goals for 2015 and 2016. The following table shows the key milestones for these projects and our progress toward achieving them.

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Building Liquefaction Facilities

Key Milestones for the

Sabine Pass and Corpus Christi Projects

	SABINE PASS (SPL)			CORPUS CHRISTI (CCL)
	Trains 1-2	Trains 3-4	Train 5	Trains 1-2
Initiate Permitting Process	✓	✓	✓	✓
Commercial Agreements	✓	✓	✓	✓
Engineering, Procurement & Construction Contract	✓	✓	✓	✓
Financing Commitments	✓	✓	✓	✓
Regulatory Approvals	✓	✓	✓	✓
Issue Notice to Proceed	✓	✓	✓	✓
Commence Commercial Operations	✓	2017	2019	2019

As of November 30, 2016, development of our liquefaction facilities was as follows:

SPL Project:

•	Train 1: Commenced commercial operations

•	Train 2: Commenced commercial operations

•	Trains 3 and 4: Construction nearing completion and commissioning recently commenced for Train 3; Train 4 construction continuing; Trains 3 and 4 overall project is approximately 94.4% complete

•	Train 5: Under construction and overall project is approximately 48.8% complete, with engineering, procurement subcontract work and construction approximately 95.1%, 70.9%, 43.1% and 8.8% complete, respectively

•	Train 6: Final Investment Decision (“FID”) expected upon entering into an EPC contract, commercialization and obtaining financing

CCL Project:

•	Trains 1 and 2: Under construction and overall project is approximately 47.1% complete, with engineering, procurement and construction approximately 99.7%, 64.1% and 18.5% complete, respectively

•	Train 3: FID expected upon commercialization and obtaining financing

2015 and 2016 Shareholder Outreach

Key Compensation Themes from Our Shareholder Outreach

At our 2015 Annual Meeting, our say-on-pay proposal received support from shareholders owning approximately 63% of the shares represented at the meeting and entitled to vote on the matter. Though this was a significant increase in support from our say-on-pay results at our 2014 annual meeting, the Board recognizes the need to continually engage with our shareholders and modify our compensation program to address any significant shareholder concerns.

Following the results of our 2015 Annual Meeting, the Board embarked on a broad-based shareholder outreach program to directly seek feedback from our shareholders regarding what they would like to see in our compensation program. The significant changes made to our compensation program in 2015 resulted in large part from the discussions and feedback we received in these meetings, which the Board believes was reflected in the meaningful year over year increase in support for our say-on-pay proposal. In the months leading up to our 2015 Annual Meeting, we engaged with shareholders representing approximately 53% of our outstanding common stock. In the fourth quarter of 2015 and the first quarter of 2016, members of our Board and management reached out to, and had extensive dialogue with, shareholders representing approximately 60% of our outstanding common stock, through both in person and telephonic meetings.

These meetings with our shareholders were immensely valuable to the Board and management, and we have acted on many of the governance and compensation changes discussed at these meetings. For example, in response to the governance discussions, since our 2015 Annual Meeting, the Board implemented proxy access, eliminated a third party director disqualification provision in our Bylaws, and split our CEO and Chairman of the Board roles. The specific changes to our compensation program that further align it to our business strategy and shareholders’ interests are detailed below. The process is ongoing, and we will continue to

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incorporate shareholder outreach as a standard business practice in the future. We are committed to maintaining an open dialogue with our shareholders to ensure the successful evolution of our executive compensation program going forward.

At our 2016 annual meeting of shareholders (the “2016 Annual Meeting”), our say-on-pay proposal received support from shareholders owning approximately 83% of the shares represented at the meeting and entitled to vote on the matter.

Compensation Actions Taken as a Result of Shareholder Outreach

Following our shareholder outreach, the Compensation Committee and the Board approved the following changes, many of which are directly responsive to the feedback we received from our shareholders:

Action Taken	Description
Replaced the 2014-2018 LTIP that was Originally Proposed at our 2014 Annual Meeting

• The revised 2014-2018 LTIP was designed to be a “bridge” program to help us appropriately reward and incentivize our leadership team while we continued to develop our liquefaction facilities, with key project milestones.

• The revised 2014-2018 LTIP was 100% performance-based and awards were subject to rigorous total shareholder return requirements. Due to not meeting these share price hurdles with respect to the second performance period (November 1, 2014 through October 31, 2015) and the third performance period (November 1, 2015 through October 31, 2016), no awards were made under the 2014-2018 LTIP with respect to such periods.

• Reduced the percentage of growth in total shareholder value that was used to fund the aggregate pool from which awards were granted for each performance period to 4% to 6% (including the senior executive pool).

• Modified the vesting period in our 2014-2018 LTIP from four vesting periods with an immediate vest upon the date of grant to three vesting periods with first vesting starting one year after the grant date.

• Created a senior executive pool to be capped at 2% of the growth in total shareholder value. Our former CEO’s compensation was targeted to 50% of the senior executive pool.

• Added an annual cap on the number of potential awards that could be granted from the senior executive pool for each performance period equal to 1.5% of our common shares outstanding.

• Awards consisted of phantom units settled in cash. We currently do not have any meaningful equity available for issuance under our equity plans.

Improved Disclosure of Operating Metrics and Milestones used in our Compensation Program

• We expanded our disclosure of our compensation program design and the rigor of our performance metrics in the Proxy Statement related to the 2015 Annual Meeting. We have continued to include such disclosure in annual meeting proxy statements and engaged in significant outreach with shareholders to discuss the compensation program. The compensation program’s design tied directly to the key drivers of economic growth at Cheniere.

Terminated the Company’s 2014-2018 LTIP

• On October 31, 2016, the Board terminated the 2014-2018 LTIP in order to implement a new long-term performance incentive award program that better incentivizes management with long-term performance goals as we continue to complete our transition from a development-focused company to an LNG operator.

• The Compensation Committee believes that a new long-term incentive program is necessary to align compensation more closely with customary and competitive grant practices, including the use of more traditional financial metrics and equity awards.

Key Governance Themes from Our Shareholder Outreach

Many of our shareholders have different methodologies and processes for evaluating compensation and governance programs. However, a number of common themes emerged during our discussions with shareholders, including the following:

•	Request for implementation of proxy access. Many of our shareholders expressed a desire for the Company to implement proxy access. Our Board approved a Proxy Access Bylaw Amendment on December 9, 2015 which provided for a shareholder (or group of up to 20 shareholders) holding 3% or more of the common stock of the Company for a period of 3 years to nominate up to 20% of the number of directors serving on the Company’s Board and include such nominees with the Board’s nominees in the Company’s proxy materials.

16	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

•	Request for additional detail regarding the experience and expertise of our directors with a focus on Board refreshment. Several of our shareholders expressed interest in understanding the core competencies of our Board, particularly as we transition from a development company into an LNG operator. We included tabular disclosure regarding the qualifications of our directors in the Proxy Statement dated April 23, 2016 relating to our 2016 Annual Meeting, and our Governance & Nominating Committee continues to review the qualifications of the Board for the right experience and expertise. In addition, in August 2015, the Board appointed two new directors, Samuel Merksamer and Jonathan Christodoro, each with significant expertise. In May 2016, the Board appointed Jack A. Fusco to serve as President and CEO, and in June 2016, the Board appointed Jack A. Fusco as a member of the Board. Mr. Fusco has over thirty years of experience in the energy industry and has significant experience leading companies with large-scale, asset-intensive portfolios and implementing corporate strategies focused on capital allocation, strategic developments and optimizing shareholder value, which will help us as we transition into one of the top global LNG companies.

Additional Actions Taken as a Result of Shareholder Outreach

We have continued to engage with our shareholders to ensure shareholder views are considered for incorporation into our compensation program design and governance framework. The Board has evaluated the design of the compensation program going forward after discussions and engagement with our shareholders. Additional changes to our executive compensation program and our governance practices that have been implemented are included below:

Action Taken	Description
Amended our Bylaws to Implement Proxy Access

• A shareholder (or group of up to 20 shareholders) holding 3% or more of the common stock of the Company for a period of 3 years may nominate up to 20% of the number of directors serving on the Company’s Board, and such nominees shall be included with the Board’s nominees in the Company’s proxy materials, subject to meeting the requirements set forth in the Company’s Bylaws.

Added New Directors	• In 2015, we added two new directors to the Board, Samuel Merksamer and Jonathan Christodoro. In June 2016, we added Jack A. Fusco to the Board.
Provided Detail regarding Director Experience and Expertise	• We included detail regarding our directors’ core competencies in the Proxy Statement dated April 23, 2016 relating to our 2016 Annual Meeting.
Split the CEO/Chairman of the Board Roles	• In December 2015, the Company split the CEO and Chairman of the Board roles. Jack A. Fusco serves as President and CEO, and G. Andrea Botta serves as our Non-Executive Chairman of the Board.
Removed Third Party Director Compensation Disqualification Bylaw Provision

• A nominee director receiving third party compensation for service on our Board shall no longer be disqualified from serving on our Board.

• Only the disclosure of such third party compensation arrangements will be required.

Further Amended our Proxy Access Bylaw

• In September 2016, the Board amended its proxy access bylaw to (i) expand the definition of Eligible Holder to specifically allow groups of funds under common management and funded primarily by the same employer to be treated as one Eligible Holder, (ii) clarify the timing required for a shareholder to propose a director nominee, and (iii) eliminate the provision that allowed the Company to omit from its Proxy Statement a director nominee that receives a vote of less than 25% of the shares of common stock entitled to vote for such nominee at one of the two preceding annual meetings.

2015 Compensation Design (Prior Approach)

The Compensation Committee is committed to creating a performance-based compensation structure that is strongly aligned with the interests of our shareholders and incentivizes management with long-term performance goals. Historically, both our short-term and long-term performance awards have been 100% performance-based.

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2015 compensation operated under the Company’s prior compensation programs and was comprised of the following components:

•	Base Salary

•	Annual Cash Bonus

•	Long-Term Performance Incentive Award

Base Salary

In 2015, our former Chairman, CEO and President received a base salary of $1. His entire compensation package was provided under the 2014-2018 LTIP and was 100% performance based. The base salaries of our NEOs were generally targeted to the median of the market, other than the former CEO whose base salary was below the median.

Annual Cash Bonus

For 2015, our 2015 NEOs’ annual cash bonuses were based on rigorous, near-term developmental, operating and corporate goals that coincided with our key milestones and spanned eight strategic areas: (1) operations; (2) construction; (3) development projects; (4) marketing; (5) financial/budget; (6) human resources; (7) risk management; and (8) critical business systems. The achievement of these goals resulted in cash bonuses in 2015 with payments at 100% of target for our NEOs. Our former CEO did not participate in the program in 2015. Mr. Shear assumed the role of Interim CEO and President effective December 12, 2015 and did not receive a cash bonus in 2015.

These goals are discussed in greater detail beginning on page 23 of this Proxy Statement.

Long-Term Performance Incentive Award: 2014-2018 LTIP

The Board believes long-term incentive awards establish strong long-term alignment between NEOs and shareholders and, as such, are an important component of a strong compensation structure.

On April 21, 2015, the Compensation Committee recommended and the Board approved the 2014-2018 LTIP. The 2014-2018 LTIP reflected feedback we received from our shareholder outreach program and provided for the grant of phantom units settled in cash. The 2014-2018 LTIP was 100% performance-based.

The 2014-2018 LTIP rewarded growth in our market capitalization, measured by growth in total shareholder value, above certain thresholds. There were two pools from which phantom units were granted: a senior executive pool and a general pool. The maximum percentage of growth in total shareholder value that could be used to fund the senior executive pool for each performance period was 2%, and 4% for the general pool. Our former CEO’s compensation was targeted at 50% of the senior executive pool. The amount of phantom units granted from the senior executive pool for each performance period was capped at an annual maximum amount equal to 1.5% of our common shares outstanding.

The phantom units that were granted for the first performance period are subject to a three-year vesting schedule, with one-third of the phantom units vesting and becoming payable on each of February 1, 2016, February 1, 2017 and February 1, 2018. The phantom units will be settled in cash at the end of each vesting period. The 2014-2018 LTIP is described in further detail beginning on page 26 of this Proxy Statement.

2015 Results under the 2014-2018 LTIP

In 2015, we did not meet our annual TSR hurdle under the 2014-2018 LTIP for the 2015 performance period which began November 1, 2014 and ended October 31, 2015. As such, no phantom units were awarded for the 2015 performance period.

Compensatory Arrangement with Former Interim CEO and President

In connection with the termination of Mr. Souki as Chairman, CEO and President, the Board asked Mr. Shear, an independent director of our Board, to serve as Interim CEO and President. The Company and Mr. Shear entered into a letter agreement dated December 18, 2015 which includes the terms of his arrangement. In appointing Mr. Shear as Interim CEO and President, among other things, the Board determined that Mr. Shear was best positioned to effectively identify and execute on strategic priorities.

The Compensation Committee, in consultation with Pearl Meyer, the compensation consultant to the Compensation Committee prior to June 2016, determined to pay Mr. Shear an annualized base salary of $1,000,000 for his service as Interim CEO and President. Mr. Shear received a bonus of $1,500,000 on June 15, 2016. In addition, Mr. Shear was granted 36,330 phantom units that vested in full on June 15, 2016. While serving as Interim CEO and President, Mr. Shear did not receive director fees for his service as a member of the Board.

18	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

2016 and Future Compensation Design

As we continue to transition from a development company into an LNG operator, the Compensation Committee is focused on evaluating the components of our executive compensation program and ensuring that we continue to implement a performance-based compensation structure that is strongly aligned with the interests of our shareholders and incentivizes management with long-term performance goals.

In 2016, Cheniere re-evaluated its prevailing compensation philosophy and programs, with the intent to transition the programs to a more consistent, competitive, and conventional structure. Beginning in 2017, the compensation programs will feature:

•	Market-competitive base compensation opportunities tied to company and individual performance

•	Annual cash bonus incentive compensation opportunities tied to specific financial, operating, construction, safety and strategic performance objectives

•	Annual long-term incentive opportunities with portions tied to specific three-year financial performance and growth objectives

•	Equity-based compensation that delivers annual, market-competitive opportunities within common norms of shareholder dilution and required value creation

The Compensation Committee approved this new framework with input from Meridian. The Compensation Committee continues to evaluate further refinement to the compensation programs.

In 2016, the Company operated a similar compensation structure as described above with respect to 2015. Compensation was comprised of the following components:

•	Base Salary

•	Annual Cash Bonus

•	Long-Term Incentive Awards

Base Salary

The Compensation Committee referenced the median of the market in determining the base salaries of our 2016 NEOs who were employed by the Company in 2015. Our employment agreement with Mr. Fusco provides for an annual base salary of $1,250,000, subject to increase at the discretion of the Compensation Committee.

Annual Cash Bonus

For 2016, our 2016 NEOs’ annual cash bonuses were based on a subjective review and consideration of achievements related to our key milestones and spanned five strategic areas: (1) financial; (2) construction; (3) operations; (4) organizational; and (5) commercial. In December 2016, the Compensation Committee approved the payment of individual NEO bonuses for 2016 that were above the target annual bonuses. These bonuses primarily related to the achievements of key development milestones, operating efficiencies and the successful completion of important company transitions. See “2016 Annual Incentive Program” on page 25 of this Proxy Statement for additional details regarding the 2016 bonuses, including our achievements in these strategic areas.

For 2017, the Compensation Committee has implemented a scorecard approach to determine annual cash bonuses, which will be 100% performance-based. The scorecard will consist of 80% quantitative performance measures using multiple financial, operating, construction, safety and strategic performance measures and a 20% subjective component based upon achievement of strategic goals and organizational accomplishments.

The following key features are included in the scorecard:

-	Individual bonus targets based on competitive benchmarks

-	Quantitative performance goals: financial, operating, construction, safety and strategic

-	Limited discretion, linked to identified strategic goals and organizational accomplishments

-	Payment of any awards will be subject to an earnings-based funding trigger

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Long-Term Incentive Awards

2016 Results under the 2014-2018 LTIP

In 2016, we did not meet our annual TSR hurdle under the 2014-2018 LTIP for the 2016 performance period which began November 1, 2015 and ended October 31, 2016. As such, no phantom units were awarded for the 2016 performance period. On October 31, 2016, the Board terminated the 2014-2018 LTIP in order to implement a new long-term performance incentive award program that better incentivizes management with long-term performance goals.

2016 Phantom Unit Awards

In connection with the promotions announced as part of our new leadership team, the Compensation Committee recommended and the Board approved phantom unit awards for several of our 2016 NEOs. Specifically, awards of 25,000 phantom units were granted to each of Messrs. Wortley, Feygin, Lehotsky and Shanda. The phantom units were granted on October 1, 2016 and vest in two equal installments on the anniversary date of the grant and will be settled in cash.

Annual LTIP Objectives Beginning in 2017

The Compensation Committee believes that a new long-term incentive program that provides for equity-based awards is a required and critical element of the new compensation philosophy and strategy. Equity grants align our NEOs’ interests with the interests of shareholders by rewarding long-term value creation. They enable us to attract and retain highly qualified individuals for important positions throughout the Company.

Beginning in 2017, the Compensation Committee intends to approve annual equity grants to the NEOs in the first quarter of each year. Equity awards will include a minimum of a 1-year vesting period. Equity award vesting is generally subject to continued employment, with exceptions in some cases, including for a change in control or termination due to death or retirement.

The Compensation Committee plans to implement the following key attributes in the Annual LTIP beginning in 2017:

• Grants to be made on an annual basis

  • Grants to consist of a mix of at least 50% Performance Shares or Performance Share Units (“PSUs”) for executive officers with the remainder being Restricted Stock or Restricted Stock Units (“RSUs”)

•    PSUs: 3-year cliff vesting, subject to performance and continued service except in certain circumstances (performance-based)

•    RSUs: 3-year ratable vesting, subject to continued service except in certain circumstances (time vested)

• PSUs expected to include one performance metric (Distributable Cash Flow) with a payout opportunity of 0-200% of the target award providing for a more customary cap on payouts
• Grants will be settled in Cheniere shares
• Equity award grants to executives will include clawback provisions

Milestone Achievement Award under the Annual LTIP

The Annual LTIP awards in 2017 will have an additional component intended to motivate and reward the achievement of significant growth milestones. Specifically, an additional grant of shares may be made if pre-established milestones are achieved within a defined period of time. The Compensation Committee believes such milestones are critical to Cheniere’s strategic plan and would result in the creation of significant additional value for shareholders. The achievement of any such growth milestone awards will be subject to approval by the Board of Directors or the Compensation Committee.

Compensatory Arrangement with President and CEO and Former Interim Special Advisor to the CEO

In connection with the appointment of Jack A. Fusco as President and CEO, the Company and Mr. Fusco entered into an employment agreement dated as of May 12, 2016.

The Compensation Committee, in consultation with Pearl Meyer, determined to pay Mr. Fusco an annual base salary of $1,250,000, and Mr. Fusco is eligible to receive an annual bonus with a target equal to 125% of his annual base salary and a maximum equal to 250% of his annual base salary. For 2016, Mr. Fusco’s annual bonus was prorated. The Compensation Committee approved an annual bonus for Mr. Fusco for 2016 of $2,303,938. For each fiscal year beginning with 2017, Mr. Fusco will be eligible to receive a long-term incentive award with a grant date value of 500% of his annual base salary. In addition, Mr. Fusco was granted 236,381 shares of restricted stock on May 12, 2016 that vest 25% on December 31, 2016 and 75% in equal installments every six months through the third anniversary of the grant date, in each case, subject to Mr. Fusco’s continued employment. Additionally, pursuant to the Employment Agreement, Mr. Fusco has purchased $10,000,000 worth of common shares of the Company.

20	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Upon a termination of Mr. Fusco’s employment by the Company without cause, or by Mr. Fusco for good reason, Mr. Fusco will be entitled to receive, subject to his execution of a release of claims, (1) a cash severance payment equal to the sum of two times (or, if the termination of employment is within 12 months following a change in control, three times) the sum of Mr. Fusco’s annual base salary and annual target bonus, (2) a pro-rata annual bonus based on actual performance of the Company, (3) any earned but unpaid bonus for a preceding fiscal year, (4) reimbursement of COBRA premiums for up to 18 months and (5) continued vesting of any outstanding long-term incentive awards that are scheduled to vest within one year following termination.

In connection with the appointment of Jack A. Fusco as President and CEO, the Board asked Mr. Shear to serve as Interim Special Advisor to the CEO from May 12, 2016 through November 12, 2016. The Company and Mr. Shear entered into a letter agreement dated May 12, 2016 which includes the terms of his arrangement.

The Compensation Committee, in consultation with Pearl Meyer, determined to pay Mr. Shear a monthly base salary equal to $100,000 for his service as Interim Special Advisor to the CEO. While serving as Interim Special Advisor to the CEO, Mr. Shear did not receive director fees for his service as a member of the Board.

Compensation Governance Practices

The Board and the Compensation Committee are committed to implementing best practice compensation governance practices that further strengthen the alignment of our compensation program with our shareholders’ interests, which include the following:

•	Clear, direct link between pay and performance

•	Primarily performance-based incentive awards

•	No hedging or “short sales” of Company stock

•	No pledging of Company stock as collateral for a loan or holding Company stock in margin accounts

•	Robust stock ownership guidelines

•	No defined benefit retirement plan or supplemental executive retirement plan

•	Robust compensation risk management program

Executive Compensation Philosophy & Objectives

Philosophy and Objectives

The Board and the Compensation Committee are committed to a pay-for-performance compensation structure that aligns our executive compensation with the key drivers of long-term growth and creation of shareholder value. Our executive compensation programs and objectives are designed to ensure we attract, retain and motivate executives with the talent and experience necessary for us to achieve our strategic business plan.

As the first mover in our industry, we face fierce competition for our executive officers, business leaders and engineers, and we seek to hire the highest caliber executives available in the global LNG marketplace. We remain focused on retaining our talent, and our incentive program reflects our need to retain key leaders.

Our compensation structure is performance-based, long-term oriented and currently aligns with our operational and event-driven business objectives to build and operate liquefaction facilities. This structure ensures our executive officers are motivated and incentivized to create long-term value for our shareholders.

•	Annual and long-term incentive awards are primarily performance-based. We believe such an incentive structure creates appropriate motivation for our executive officers and aligns their compensation with the performance of our Company and value created for shareholders. We will continue to review our long-term incentive plan with a focus on retention issues in the current environment.

•	Incentive metrics are tied to our operational, financial and strategic goals. We believe close alignment between our compensation goals and our business strategy is critical to driving performance to be measured against our key milestones and metrics.

•	Significant long-term compensation is linked to financial performance metrics. We believe our executive officers’ compensation should be tightly linked to the creation of value for our shareholders over the long run. As such, the majority of their compensation is and should be at risk and directly tied to corporate outperformance over longer time horizons.

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Components of Our Executive Compensation Program

Base Salary

Base salaries provide the fixed compensation necessary to attract and retain key executives. The base salaries of our NEOs are designed to be comparable to positions in the marketplace from which we recruit executive talent. The base salaries of our NEOs in 2015 were generally considered in line with the median of the market, with the exception of our former CEO, Mr. Souki, whose base salary was considered below the median of the market.

On December 17, 2014, the Compensation Committee recommended and the Board approved a change in the annual base salary for our former Chairman, CEO and President, Mr. Souki. Effective December 15, 2014, Mr. Souki’s base salary was reduced to $1, and he agreed to forego his annual cash bonus beginning in 2015 and through the rest of the term of the 2014-2018 LTIP. In 2015, Mr. Souki’s compensation was based on long-term incentive awards that were 100% performance-based.

The Compensation Committee also reviewed the 2016 base salaries of our other 2015 NEOs. On December 18, 2015, the Compensation Committee recommended and the Board approved 3% base salary adjustments effective January 11, 2016 for our other 2015 NEOs. The increases were considered in line with planned increases by other energy companies based on market data. The following table provides the 2015 and 2016 base salaries of our 2015 NEOs.

2015 NEOs Base Salaries
2015 NEOs		2016 Annual Base Salary	2015 Annual Base Salary
Neal A. Shear	Director, Former Interim Chief Executive Officer and President	$1,000,000	$1,000,000	(1)
Charif Souki	Former Chairman, Chief Executive Officer and President	$—	$1	(2)
Michael J. Wortley	Senior Vice President and Chief Financial Officer	$562,380	$546,000
Meg A. Gentle	Former Executive Vice President—Marketing	$626,652	$608,400
Greg W. Rayford	Former Senior Vice President and General Counsel	$562,380	$546,000
R. Keith Teague	Former Executive Vice President—Asset Group	$562,380	$546,000

(1)	Mr. Shear assumed the role of Interim CEO and President effective December 12, 2015.

(2)	Mr. Souki’s base salary was reduced to $1 effective December 15, 2014. Mr. Souki’s employment was terminated on December 12, 2015.

In December 2016, the Compensation Committee reviewed the base salaries of our executive officers, and the Compensation Committee recommended and the Board approved changes in the annual base salaries of our executive officers, effective January 9, 2017. The following table provides the base salaries for 2016 and 2017 of our 2016 NEOs.

2016 NEOs Base Salaries
2016 NEOs		2017 Annual Base Salary		2016 Annual Base Salary
Jack A. Fusco	Director, President and Chief Executive Officer	$1,250,000		$1,250,000	(1)
Neal A. Shear	Director, Former Interim Chief Executive Officer and President	$—	(1)	$1,000,000	(1)
Michael J. Wortley	Executive Vice President and Chief Financial Officer	$600,000	(2)	$562,380
Anatol Feygin	Executive Vice President and Chief Commercial Officer	$500,000	(3)	$482,040
Ed Lehotsky	Senior Vice President, Engineering and Construction	$450,000	(4)	$385,000
Doug Shanda	Senior Vice President, Operations	$450,000	(5)	$385,000

(1)	Mr. Fusco was appointed President and CEO effective May 12, 2016, replacing Mr. Shear.

(2)	On September 19, 2016, Mr. Wortley was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer.

(3)	On September 19, 2016, Mr. Feygin was promoted from Senior Vice President, Strategy and Corporate Development to Executive Vice President and Chief Commercial Officer.

(4)	On September 19, 2016, Mr. Lehotsky was promoted to Senior Vice President, Engineering and Construction.

(5)	On September 19, 2016, Mr. Shanda was promoted to Senior Vice President, Operations

22	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Annual Incentive Program

Our annual incentive program for 2015 was 100% performance-based and was delivered as a cash bonus. This performance-based structure incentivizes our NEOs to achieve near-term developmental, operating and corporate goals that support the creation of long-term shareholder value.

2015 Annual Incentive Program

In 2015, the Compensation Committee reviewed several near-term developmental, operating and corporate goals and achievements to determine annual incentive program funding and awards, including the following items highlighted below:

Strategic Area	2015 Near-Term Developmental, Operating and Corporate Goals	2015 Achievements
Operations

• Safely conduct Sabine Pass LNG terminal and Creole Trail Pipeline operations efficiently and reliably within budget and in compliance with all regulatory requirements.

• Complete the Ready-For-Start-Up (“RFSU”) efforts for Train 1 of the SPL Project and commence RFSU efforts for Train 2.

• Finalize and implement policies, principles and expectations focusing on managing health, safety, security and environmental risks and achieving operational excellence across all assets.

• Achieved
Construction

• Safely progress engineering, procurement and construction of the SPL Project within budget and on schedule, in compliance with all regulatory requirements.

• Safely complete construction and commissioning of the Gillis Compressor Station and the SPL Project Measurement Stations within budget and on schedule, in compliance with all regulatory requirements.

• Commence and safely progress engineering, procurement and construction of the Corpus Christi Pipeline within budget and on schedule, in compliance with all regulatory requirements.

• Achieved
Development Projects

• Obtain all necessary permits and approvals in support of FID for Train 5 of the SPL Project and Creole Trail Pipeline Extension Project.

• Obtain all necessary permits and approvals in support of FID for CCL Project Trains 1 and 2.

• Commence regulatory process for Trains 4&5 at Corpus Christi LNG terminal.

• Achieved: Issued NTP to Bechtel on June 30, 2015 for SPL Train 5 and May 13, 2015 for CCL Trains 1&2 following successful financing and permitting efforts • Achieved
Marketing	• Execute short term LNG SPAs for 2015—2018 excess production from the SPL Project. • Execute LNG SPAs to support the financing of CCL Project Train 3 and SPL Project Train 6.	• Executed 5-year deal with Engie and additional deals for 2015—2018 for excess production from SPL • Partially achieved

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Strategic Area	2015 Near-Term Developmental, Operating and Corporate Goals	2015 Achievements
Financial/ Budget

• Close on financing commitments for CCL Project and Corpus Christi Pipeline and raise financing commitments for SPL Project Train 5.

• Continue to opportunistically refinance the Sabine Pass Liquefaction, LLC Term Loan.

• Achieve financial goals with respect to capital budget and operating expenditures +/- 10%.

• Achieved/Exceeded • Refinanced significant amount of the Sabine Pass Liquefaction, LLC Term Loan A • Achieved
Human Resources

• Continue staffing plans in support of 2015 start of operations at the SPL Project and commence hiring of Operations and Maintenance employees for the CCL Project.

• Implement new-hire training program to ensure operational preparation for liquefaction commissioning, start up, performance testing and production.

• Achieved
Risk Management	• Continue to review and update Enterprise Risk Assessment by monitoring top risks associated with mitigation plans.	• Achieved
Critical Business Systems	• Implement critical IT systems.	• Achieved

The Compensation Committee discussed with management its performance against the near-term developmental, operating and corporate goals that were approved in March 2015. Each of the goals had been achieved.

As a result of our performance, in December 2015, the Compensation Committee recommended and the Board determined the Company had met performance targets, and it should pay annual cash bonuses at 100% of target payout for executives. The following annual cash bonuses under our Annual Cash Bonus Plan were approved for 2015.

2015 NEOs Annual Cash Bonuses for 2015
Neal A. Shear	Director, Former Interim Chief Executive Officer and President	—	(1)
Charif Souki	Former Chairman, Chief Executive Officer and President	—	(2)
Michael J. Wortley	Senior Vice President and Chief Financial Officer	$436,800
Meg A. Gentle	Former Executive Vice President—Marketing	$486,720
Greg W. Rayford	Former Senior Vice President and General Counsel	$436,800
R. Keith Teague	Former Executive Vice President—Asset Group	$436,800
(1)	Mr. Shear assumed the role of Interim CEO and President effective December 12, 2015 and did not receive a bonus in 2015.

(2)	Mr. Souki had agreed to forego his annual cash bonus in 2015.

24	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

2016 Annual Incentive Program

In 2016, the Compensation Committee reviewed achievements related to our key milestones spanning five strategic areas: (1) financial; (2) construction; (3) operations; (4) organizational; and (5) commercial, to determine annual incentive program funding and awards, including the following items highlighted below:

Strategic Area	Key Accomplishments
Operations	• T1 production reliability and efficiency above target • Successfully completed the first major outage for the Sabine Pass liquefaction facility
Construction

• Sabine Pass Trains 1 and 2 achieved substantial completion 3 months and 12 months ahead of contractual guaranteed schedule (respectively)

• Successful performance tests of production capacity for both Trains

• East Meter Pipe Project was completed on schedule to receive gas from Transcontinental Gas Pipeline Corporation by Q1 2017

• Commissioned Sabine Pass Trains 1 and 2

• Commenced commissioning activities on Sabine Pass Train 3

Financial

Strengthened Balance Sheet

• Refinanced Sabine Pass LNG, L.P.’s (“SPLNG”) bonds, raising $2.8 billion credit facility at Cheniere Energy Partners, L.P. to take out all SPLNG and Cheniere Creole Trail Pipeline, L.P. debt plus a $115 million revolver

• Continued to refinance the Sabine Pass Liquefaction, LLC (“SPL”) credit facility, issuing $1.5 billion of SPL bonds in June 2016 and another $1.5 billion in September 2016 to push out maturity to 2026 and 2027

• Structured an indenture for Cheniere Corpus Christi Holdings, LLC (“CCH”) and issued an inaugural $1.25 billion of bonds in May 2016 to begin to refinance the CCH credit facility and issued $1.5 billion of CCH bonds in December 2016

• Improved credit ratings across Cheniere complex: S&P upgraded Cheniere from B+ to BB- and SPL from BB+ to BBB-; Moody’s upgraded SPL from Ba3 to Ba2 and SPLNG from B1 to Ba2

Budget Management

• Began zero-based budgeting process to emphasize cost efficiency

Reporting

• Commenced first-ever quarterly earnings call for Cheniere

• Closed financial books on time, with minimal adjustments to financial statements

Organizational

• Successful leadership transition with significant organizational alignment complete, specifically in commercial, asset, finance, environmental, health and safety and human resources, resulting in significant annual savings

• Introduced vision, mission and values

• Stabilized organization and aggressive recruitment effort to fill key positions and manage retention

• Initiated a behavior-based safety program to support building and maturing of the safety culture; formed the Executive Safety Committee

• Realigned environmental, health, and safety organization to improve operational compliance for regulatory and permitting

• Launched enterprise-wide supply chain management initiative

• Redesigned compensation philosophy to a more traditional structure supporting company transition from development to operations

Commercial

• Integrated commercial function as integral part of Cheniere

• Supplied Sabine Pass during startup period under budget

• Monetized commissioning cargoes and optimized excess cargoes

• Completed comprehensive realignment of commercial function to integrate supply, marketing, and commercial operations

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The Compensation Committee discussed with management its performance related to the financial, construction, operations, organizational and commercial strategic areas. As a result of our performance amidst a challenging macroeconomic environment, in December 2016, the Compensation Committee recommended and the Board determined the Company had exceeded performance targets, and it approved paying annual cash bonuses above the target payout for our 2016 NEOs. The following annual cash bonuses under our Annual Cash Bonus Plan were approved for 2016 for our 2016 NEOs.

2016 NEOs Annual Cash Bonuses for 2016
Jack A. Fusco	Director, President and Chief Executive Officer	$2,303,938
Neal A. Shear	Director, Former Interim Chief Executive Officer and President	$—	(1)
Michael J. Wortley	Executive Vice President and Chief Financial Officer	$1,000,000
Anatol Feygin	Executive Vice President and Chief Commercial Officer	$700,000
Ed Lehotsky	Senior Vice President, Engineering and Construction	$525,000
Doug Shanda	Senior Vice President, Operations	$525,000
(1)	Mr. Shear ceased serving as Interim CEO and President in May 2016 and as Interim Special Advisor to the CEO on November 12, 2016 and did not receive a 2016 annual cash bonus.

Long-Term Performance Incentive Program (“LTIP”)

Our LTIP incentivizes our NEOs to perform at their highest levels to achieve our long-term strategic business plan and to align management’s interests with our shareholders’ interests.

2014, 2015 and 2016 Awards

During 2014, prior to implementing the 2014-2018 LTIP, no long-term incentive awards were granted other than new hire award grants. The Compensation Committee and the Board used 2014 to solicit feedback from shareholders and designed the 2014-2018 LTIP to appropriately incentivize our executive officers while taking shareholder views into account.

For the 2014 performance period under the 2014-2018 LTIP (beginning November 1, 2013 and ending October 31, 2014), our NEOs, including our former CEO, were granted phantom units on April 21, 2015 as a result of achieving stock price performance hurdles during the initial performance period.

For the 2015 performance period under the 2014-2018 LTIP (beginning November 1, 2014 and ending October 31, 2015), our NEOs, including our former CEO, did not receive an award of phantom units because the stock price performance hurdles were not achieved.

For the 2016 performance period under the 2014-2018 LTIP (beginning November 1, 2015 and ending October 31, 2016), our NEOs, including our former CEO, did not receive an award of phantom units because the stock price performance hurdles were not achieved.

2014-2018 LTIP Design

On April 21, 2015, the Board approved the 2014-2018 LTIP. The plan replaced the long-term incentive plan originally proposed in 2014 and reflected feedback we received from our shareholder outreach.

The 2014-2018 LTIP was 100% performance-based and was intended to reward long-term performance measured against growth in the Company’s market capitalization, referred to in the plan documents as total shareholder value (“TSV”).

The Compensation Committee viewed the 2014-2018 LTIP as a “bridge” program to attract, reward, and incentivize our executive officers and employees while we transitioned from a development-focused company to an LNG operator. As we transition to an operating company, the Compensation Committee re-evaluated our long-term incentive plan and considered more traditional financial metrics.

Summary of Plan Design

For each performance period for the 2014-2018 LTIP, a senior executive pool and a general pool would be funded up to a certain percentage of the growth in TSV provided that certain performance hurdles were met. Each pool would then be converted into

26	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

phantom units based on the average 30-day stock price at the end of the performance period, which would be granted to our executive officers and employees. The 2014-2018 LTIP was administered by the Compensation Committee.

Performance Periods

The term of the 2014-2018 LTIP commenced November 1, 2013 and consisted of five consecutive annual performance periods ending October 31, 2018; however, the 2014-2018 LTIP was terminated as of October 31, 2016. Each performance period began on November 1 and ended on October 31.

The Compensation Committee and the Board included 2014 performance as part of the 2014-2018 LTIP. The Compensation Committee and the Board considered goals and expectations discussed in 2013 during the initial design of the plan. As discussed below, based on the terms of the 2014-2018 LTIP, the Company granted an award for the 2014 performance period in order to recognize the Company’s strong performance in 2014. With respect to the second and third performance periods, the performance hurdles were not met, resulting in no grant of phantom unit awards in 2016 or 2017 for those periods.

Performance Hurdles

In each performance period for the 2014-2018 LTIP, the Company measured its annual total shareholder return (“TSR”) and annualized cumulative TSR since the beginning of the performance period.

•	Annual TSR: is defined as the percentage change in TSV for such performance period over the immediately preceding performance period.

•	Annualized Cumulative TSR: is the annualized percentage change in TSV for such performance period over all preceding performance periods including the initial performance period.

A minimum annual TSR and annualized cumulative TSR performance hurdle of 8% had to be achieved each performance period for the pools to be funded. The maximum annual TSR and annualized cumulative TSR performance hurdles were set at 9%. The annual TSR and annualized cumulative TSR performance hurdles were set based on the expected average annual growth rate of similar companies in order to incentivize outperformance relative to the market. The definition of TSV Growth acted as a ‘high water mark’ that ensured awards were not granted on the same appreciation repeatedly. In addition to the annual and cumulative performance hurdles mentioned above, this ensured the funding of the phantom unit pool for any annual performance period was based only on appreciation over the highest TSV achieved in any prior performance period for which awards were paid.

The initial TSV that was used to calculate the annualized cumulative TSR was $8,362,445,350. For the first performance period that ended October 31, 2014 the TSV was $16,881,586,848 ($71.29 per share). Thus, the annual and annualized cumulative TSRs in the first performance period were 101.9%.

For the second performance period that ended October 31, 2015, the TSV was $11,591,367,296 ($49.11 per share). While the annualized cumulative TSR for the second period was met with growth of 17.7%, the annual TSR growth was not met, resulting in no phantom unit pool awarded for the 2015 performance period.

For the third performance period that ended October 31, 2016, the TSV was $9,674,123,219 ($41.20 per share). The annualized cumulative TSR and the annual TSR growth was not met, resulting in no phantom unit pool awarded for the 2016 performance period.

Maximum Compensation Caps

In order to respond to shareholder feedback about pay magnitude and concerns with incentive caps, the amount of the total senior executive pool potential was reduced, capped and was subject to downward adjustment at the discretion of the Compensation Committee.

The total percentages of growth in TSV that could be awarded were 2% of TSV growth for the senior executive pool and generally between 2% and 4% for the general pool. Our former CEO’s compensation was targeted at 50% of the senior executive pool. Additionally, the senior executive pool for each performance period was capped at an annual maximum amount equal to 1.5% of our common shares outstanding.

	Percentage of TSV Growth Awarded
TSR Performance Hurdle	Senior Executive Pool	General Pool
Annual TSR or Cumulative TSR < 8%	0%	0%
Annual TSR and Cumulative TSR ≥ 8%, but one is < 9%	adjusted below max	adjusted below max
Annual TSR and Cumulative TSR ≥ 9%	2%	2% - 4%

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Funding of Pool

For each performance period, the plan would fund an aggregate phantom unit pool allocable to plan participants, if applicable. Subject to the maximum caps described above, this pool would be denominated in a number of phantom units equal to:

(1)	Percentage of TSV Growth Awarded
(2)	x Applicable TSV Growth
(3)	÷ Average Closing Stock Price

Aggregate	Phantom Unit Pool

TSV is defined as:

•	the market capitalization for such performance period plus

•	the aggregate amount paid by the Company for repurchases of the Company’s common stock made by the Company since the plan start date less

•	the aggregate value of all stock issuances since the plan start date plus

•	the aggregate amount of dividends paid to holders of the Company’s common stock since the plan start date.

TSV Growth is the difference between the TSV for a performance period plus any TSV Growth carried over from a prior performance period as a result of the cap, if any, minus the highest TSV achieved in any prior performance period.

Average Closing Stock Price is the average of the closing stock prices on each day of trading that occurs during a period of 30 consecutive calendar days that ends on and includes the day immediately prior to the last day of the applicable performance period (October 30). It does not include any prices for weekends or holidays.

Vesting Schedule

For the awards granted for the 2014 performance period, one-third of the phantom units vested and became payable on February 1, 2016; one-third will vest and become payable on February 1, 2017, and the remaining one-third will vest and become payable on February 1, 2018. No phantom units will be granted under the 2014-2018 LTIP in 2016 or 2017 with respect to the 2015 and 2016 performance periods, respectively, since all of the performance hurdles were not achieved.

Except as described below, plan participants will forfeit any unvested phantom units if the participant’s employment with the Company terminates for any reason prior to the applicable vesting dates. Any unvested phantom units will immediately vest and be payable to participants if (i) the Company terminates the participant’s employment without Cause or, in the case of executive officers, the executive officer terminates his or her employment with Good Reason (as defined under “Narrative to the Potential Payments upon Termination or Change-in-Control—Cash and Restricted Stock Awards”), (ii) the participant dies or incurs a Disability before such awards are fully vested, (iii) except in the case of a participant in the United Kingdom, the participant retires after age 65, or (iv) a Change of Control occurs (with each of these terms other than “Good Reason” as defined in the 2015 Long-Term Cash Incentive Plan). The following table shows the measurement periods and vesting schedule of the phantom units.

2016 Long-Term Performance Awards

A minimum annual TSR and annualized cumulative TSR performance hurdle of 8% must be achieved each performance period for the pools to be funded. Our Annualized Cumulative TSR growth was 5.0% and our Annual TSR was negative for the third performance period ending October 31, 2016. Due to the fact that these performance hurdles were not met as of October 31, 2016, there were no awards made in 2017 with respect to the third performance period.

28	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

2015 Long-Term Performance Awards

A minimum annual TSR and annualized cumulative TSR performance hurdle of 8% must be achieved each performance period for the pools to be funded. While our Annualized Cumulative TSR growth was 17.7%, our Annual TSR was negative for the second performance period ending October 31, 2015. Due to the fact that all of these performance hurdles were not met as of October 31, 2015, there were no awards made in 2016 with respect to the second performance period.

2014 Long-Term Performance Awards (granted in April 2015)

Based on our TSR of 101.9% and TSV Growth of $8.519 billion for the first performance period ending October 31, 2014, the Compensation Committee recommended and the Board approved the following awards for 2014 performance. The phantom units were granted on April 21, 2015, and vest in three installments, with one-third of the phantom units having vested and been paid on February 1, 2016, one-third vesting and becoming payable on February 1, 2017 and the remaining one-third vesting and becoming payable on February 1, 2018.

First Performance Period: 2014 Long-Term Performance Awards (granted in April 2015) to 2015 NEOs
Name	Title	Phantom Unit Award
Neal A. Shear	Director, Interim Chief Executive Officer and President	—
Charif Souki	Former Chairman, Chief Executive Officer and President	1,100,000
Michael J. Wortley	Senior Vice President and Chief Financial Officer	170,000
Meg A. Gentle	Executive Vice President—Marketing	200,000
Greg W. Rayford	Senior Vice President and General Counsel	140,000
R. Keith Teague	Executive Vice President—Asset Group	170,000

Termination of 2014-2018 LTIP

As of October 31, 2016, the Board terminated the 2014-2018 LTIP in order to implement a new long-term performance incentive award program that better incentivizes management with long-term performance goals as we continue to transition from a development-focused company to an LNG operator.

Annual LTIP Beginning in 2017

The Compensation Committee believes that a new long-term incentive program that provides for equity-based awards is a required and critical element of the new compensation philosophy and strategy. Equity grants align our NEOs’ interests with the interests of shareholders by rewarding long-term value creation. They enable us to attract and retain highly qualified individuals for important positions throughout the Company.

Beginning in 2017, the Compensation Committee intends to approve annual equity grants to the NEOs in the first quarter of each year. Equity awards will include a minimum of a 1-year vesting period. Equity award vesting is generally subject to continued employment, with exceptions in some cases, including for a change in control or termination due to death or retirement.

Under Mr. Fusco’s employment agreement, for each fiscal year beginning with 2017, Mr. Fusco will be eligible to receive a long-term incentive award with a grant date value of 500% of his annual base salary.

The Compensation Committee plans to implement the following key attributes in the Annual LTIP beginning in 2017:

• Grants to be made on an annual basis

  •  Grants to consist of a mix of at least 50% PSUs for executive officers with the remainder being RSUs

•    RSUs: 3-year ratable vesting, subject to continued service except in certain circumstances (time vested)

•    PSUs: 3-year cliff vesting, subject to performance and continued service except in certain circumstances (performance-based)

• PSUs expected to include one performance metric (Distributable Cash Flow) with a payout opportunity of 0-200% of the target award providing for a more customary cap on payouts
• Grants will be settled in Cheniere shares
• Equity award grants to executives will include clawback provisions

RSU Grants

RSU awards will vest ratably over a three-year service period on each of the first, second and third anniversaries of the grant date subject to forfeiture upon termination except in certain events and acceleration upon certain events including death or disability.

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PSU Grants

An important aspect of the Company’s equity compensation strategy features the award of PSUs which further strengthens the link between executive officer pay and performance. Specifically, the PSU awards help to closely align the interests of the Company’s executives with those of our shareholders.

PSU awards will provide for 3-year cliff vesting and are expected to be based on one performance metric (Distributable Cash Flow) with a payout opportunity of 0-200% of the target award providing for a more customary cap on payouts. The final definition of Distributable Cash Flow for purposes of the PSU awards is expected to be established in February 2017 and is subject to approval by the Compensation Committee.

Milestone Achievement Award under the Annual LTIP

The Annual LTIP awards in 2017 will have an additional component intended to motivate and reward the achievement of significant growth milestones. Specifically, an additional grant of shares may be made if pre-established milestones are achieved within a defined period of time. The Compensation Committee believes such milestones are critical to Cheniere’s strategic plan and would result in the creation of significant additional value for shareholders. The achievement of any such growth milestone awards will be subject to approval by the Board of Directors or the Compensation Committee.

Compensation and Benefits

We provide a limited number of other benefits to our NEOs that make our total compensation program competitive with the market.

Benefits

We offer the same benefits package to all of our U.S. employees and executive officers.

•	The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law.

•	We also offer all employees medical, dental and vision benefits and health and dependent care reimbursement arrangements.

•	In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance.

We do not offer a defined benefit pension plan to any of our employees or executive officers.

Our international employees have a similar benefits package, adjusted for the customary practices in each location.

Perquisites

Perquisites are not a significant part of our compensation program and are provided to the executive officers on a limited basis. Because our executive officers’ duties require them to spend a significant amount of time traveling, the Company occasionally pays for charter flights for business purposes. Our executive officers’ personal guests were permitted to fly with them on these flights on limited occasions in 2015 at nominal or no incremental cost to the Company. In addition, Mr. Souki occasionally used the corporate plane for personal reasons. We pay for the costs of overseas assignments for all of our employees, including Ms. Gentle who had been assigned to our London office.

Compensation Arrangements for Overseas and Foreign NEOs

Given the nature of our business, it is important to have key leaders working outside of the U.S., and these positions require certain compensation arrangements.

Outside of arrangements with overseas or foreign employees and letter agreements with our President and CEO and former Interim Special Advisor to the CEO, we do not have employment agreements with our NEOs.

Ms. Gentle served as Executive Vice President-Marketing of the Company and President of Cheniere Marketing through August 26, 2016. She began serving as Senior Vice President-Marketing of the Company and President of Cheniere Marketing in June 2013. On July 24, 2013, the Compensation Committee approved an Assignment Letter for Ms. Gentle to assign her to the London office, effective August 19, 2013 with an end date of August 15, 2015. On June 10, 2015, the Compensation Committee approved an extension to her assignment to the London office, to extend the term until August 18, 2016. Ms. Gentle remained an at-will

30	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

employee of the Company at all times during her assignment, subject to the existing terms and conditions of her employment. Ms. Gentle also continued to be eligible to participate in the Company’s annual cash bonus program and long-term incentive plan. We agreed to a tax equalization arrangement so that Ms. Gentle received the same amount of compensation, after taxes, while on assignment as she would have received had she remained a resident in the U.S. Ms. Gentle also received certain allowances in connection with her assignment. Additional information about Ms. Gentle’s Assignment Letter is provided below in the “Narrative to the Summary Compensation & Grants of Plan-Based Awards Tables.”

Change of Control Agreements

In 2008, the Compensation Committee approved Change of Control Agreements for certain employees of the Company, including the NEOs, which provide for a potential cash payment payable upon a change-in-control of the Company.

The Change of Control Agreements were adopted in recognition that the possibility of a change-in-control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and its shareholders. The Change of Control Agreements were designed to ensure that certain employees designated by management and confirmed by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change-in-control and to encourage their continued attention and dedication to our necessary operations.

The Change of Control Agreements provide for the same formula for all participating employees. Specifically, upon a change-in-control, a cash payment in an amount equal to one times (1x) the employees’ base salaries in effect at or immediately prior to the change-in-control will be payable to participating employees.

The cash payments are payable within 30 days of the effective date of the change-in-control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements) and a termination by the employee for good reason that occurs not more than three months prior to a change-in-control will be deemed to be a termination of employment pursuant to a change-in-control, provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or the employee’s termination otherwise arose in connection with or in anticipation of a change-in-control.

The Change of Control Agreements expire on December 31 of each calendar year, but are automatically extended for an additional year each January 1 unless the Compensation Committee determines, and the Company provides notice to employees, that the Change of Control Agreements will not be extended.

In September 2016, the Board terminated the Company’s 2008 Change of Control Cash Payment Plan and provided notice to employees that the Change of Control Agreements will not be extended beyond December 31, 2016.

Severance Plan

In December 2016, the Compensation Committee recommended and the Board approved the Cheniere Energy, Inc. Key Executive Severance Pay Plan (the “Severance Plan”) for certain employees of the Company, including the NEOs, with effect beginning on January 1, 2017.

The Severance Plan is intended to provide severance compensation benefits to the executive officers and other officers of the Company and its affiliates in the event of the termination of their employment under certain circumstances. Under the Severance Plan, our officers, including our Chief Executive Officer and other executive officers, are eligible for certain post-employment compensation and benefits, which vary depending upon whether a change in control or termination of employment occurs. The Severance Plan also provides certain compensation and benefits in the event of a change in control of the Company, even absent a termination of employment. To the extent of any overlap, severance benefits for which an officer may be eligible would be provided under any employment agreement, and any amounts to which the officer would be eligible under the Severance Plan would be reduced. Please see “Compensatory Arrangement with President and CEO and Former Interim Special Advisor to the CEO” on page 20 of this Proxy Statement.

Severance and Benefits in Connection with a Change in Control. With respect to each executive officer, upon the occurrence of a change in control, even absent a termination of employment, generally notwithstanding the provisions of any other benefit plan or agreement, and subject to certain conditions outlined in the Severance Plan:

•	all of the executive officer’s outstanding unvested equity awards, equity-based awards, annual awards and retention awards (collectively, “Incentive Awards”) which are time-based will automatically vest in full as of the date of the change in control;

•	the executive officer’s outstanding unvested performance-based Incentive Awards that vest based on performance metrics other than TSR will vest at the target level for such Incentive Award; and

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•	the executive officer’s outstanding unvested performance-based Incentive Awards that vest based on total shareholder return (“TSR”) will vest as of the date of the change in control based on actual TSR as of the date of the change in control.

In the event that an executive officer’s employment is terminated within three months prior to or 24 months following a change in control and upon the occurrence of the executive’s termination of employment by us without cause, or by such executive for good reason, then such officer is entitled to receive, in addition to, but not duplication of, benefits resulting from a pre-termination change in control, and subject to certain conditions outlined in the Severance Plan:

•	a lump sum payment within 60 days following termination in an amount equal to three times (in the case of the Chief Executive Officer) or two times (in the case of other executive officers) the sum of (a) the officer’s annual base salary in effect when the termination occurs and (b) the officer’s target annual cash bonus for the year of termination; plus

•	a lump sum payment within 60 days following termination in an amount equal to the officer’s pro-rated target annual cash bonus for the year of termination; plus

•	the officer’s unpaid annual cash bonus, if any, earned for the year prior to the year of termination; plus

•	acceleration of vesting of all of the executive officer’s outstanding unvested time-based Incentive Awards; and the executive officer’s outstanding unvested performance-based Incentive Awards (A) that vest based on TSR will vest based on actual TSR as of the date of the change in control and (B) that vest based on performance metrics other than TSR will vest at the target level for such Incentive Award.

Severance and Benefits Not in Connection with a Change in Control. In the event that an executive officer’s employment is terminated by the officer for good reason or by us without cause, and not in connection with a change in control, as described above, then such officer is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•	a lump sum payment within 60 days following termination in an amount equal to two times (in the case of the Chief Executive Officer) or 1.5 times (in the case of other executive officers) the sum of (a) the officer’s annual base salary in effect when the termination occurs and (b) the officer’s target annual cash bonus for the year of termination; plus

•	a lump sum payment within 60 days following termination in an amount equal to the officer’s pro-rated target annual cash bonus for the year of termination; plus

•	the officer’s unpaid annual cash bonus, if any, earned for the year prior to the year of termination; plus

•	acceleration of vesting of the executive officer’s outstanding unvested time-based Incentive Awards that were granted more than three months prior to the termination and that otherwise would have vested within one year following such termination; and vesting of a pro-rated portion of the executive officer’s outstanding unvested performance-based Incentive Awards that were granted more than six months prior to the termination based on actual performance levels achieved at the end of the applicable performance period.

Provisions Applicable Whether or Not Termination is in Connection with a Change in Control. In addition to the above, for a period of 24 months following the termination date, subject to certain conditions outlined in the Severance Plan, the executive officer shall receive continued subsidized health care benefits, to be provided concurrently with any health care benefit required under COBRA. At the discretion of the Company, the executive officers also may receive outplacement benefits at our expense.

As a condition to receiving benefits under the Severance Plan, participants will be subject to certain conditions, including entering into non-competition, non-solicitation, non-disclosure, non-disparagement and release agreements with us.

If any amounts will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise non-deductible under Section 280G of the Code, then such amounts will be reduced so as not to become subject to such excise tax, but only if the net amount of such payments as so reduced is greater than or equal to the net amount of such payments without such reduction. If any participant is a “specified employee” under Section 409A of the Code, any compensation or benefits to be paid or received under the Severance Plan as a result of termination of employment and that constitute “non-qualified deferred compensation” are to be delayed in accordance with the Code.

Compensation Process

The Compensation Committee, with the support of an independent compensation consultant and management, handles the development and implementation of our executive compensation program. The Compensation Committee makes recommendations to the Board regarding our executive officers’ compensation for the Board’s final approval.

32	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Role of the Compensation Committee and Board

The Compensation Committee reviews and approves the performance goals established by management which are required to be achieved in order for our executive officers to earn performance-based compensation. The performance goals are consistent with the strategic business plan of the Company. The Compensation Committee reviews and recommends to the Board for approval the annual compensation, including the competitiveness of each component of the total compensation package, for our CEO and each executive officer. Key components of this process include:

•	Evaluating the achievement of annual developmental, operating and corporate goals for the year to determine the total amount of the bonus pool for the annual cash bonus awards.

•	Reviewing, discussing and modifying, as appropriate, recommendations from the CEO on the base salaries and annual cash bonus awards for our executive officers. The Compensation Committee makes its recommendations for the Board’s final approval.

•	Reviewing and recommending to the Board for approval long-term incentive awards for the CEO and executive officers.

•	Meeting in executive session to discuss and determine the amount of our CEO’s compensation.

Role of Management

Management and the Human Resources department support the Compensation Committee’s process.

•	All compensation recommendations reflect input from our Human Resources department and independent compensation consultant. Their recommendations are based on the Company’s performance and their review of external market data.

•	At the end of the year, the CEO proposes base salaries and annual cash bonus awards for our executive officers to the Compensation Committee which then reviews, discusses and modifies, as appropriate, these recommendations.

Role of the Independent Compensation Consultant

The independent compensation consultant reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. The independent compensation consultant attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present.

In 2013, we engaged Pearl Meyer as our independent compensation consultant, and they served as our independent compensation consultant during 2014 and 2015 and through May 2016.

With respect to engaging Pearl Meyer during 2015, we considered whether any conflict of interest existed under the SEC rules and NYSE MKT listing standards. We reviewed the following related to Pearl Meyer’s independence: (1) other services provided to us by Pearl Meyer; (2) fees paid by us as a percentage of Pearl Meyer’s total revenue; (3) policies or procedures maintained by Pearl Meyer that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Pearl Meyer or the individual consultants involved in the engagement. We concluded that there were no conflicts of interest that prevented Pearl Meyer from serving as an independent consultant to the Compensation Committee on executive compensation matters.

In June 2016, we engaged Meridian as our independent compensation consultant, and they served as our independent compensation consultant for the remainder of 2016.

With respect to engaging Meridian in June 2016, we considered whether any conflict of interest existed under the SEC rules and NYSE MKT listing standards. We reviewed the following related to Meridian’s independence: (1) other services provided to us by Meridian; (2) fees paid by us as a percentage of Meridian’s total revenue; (3) policies or procedures maintained by Meridian that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement. We concluded that there were no conflicts of interest that prevented Meridian from serving as an independent consultant to the Compensation Committee on executive compensation matters.

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Peer Group and Benchmarking

Each year, the Compensation Committee, with the assistance of management and our independent compensation consultant, reviews external market data to determine the competitiveness of the total compensation package of our executive officers. The market data selected is representative of the energy industry within which we operate and includes companies with similar business activities and with which we compete for executive talent.

The Compensation Committee reviews the following components of each executive officer’s compensation relative to the amount paid to executives in similar positions within the market data: base salaries, annual cash bonuses and long-term incentive awards. The market data serves as a point of reference for measuring the compensation of each of our executive officers, but individual compensation decisions are made based on a combination of considerations, including the Company’s overall performance; the individual roles, responsibilities and performance of each of our executive officers and market competitiveness. The Compensation Committee does not adhere to a rigid benchmarking process in setting compensation; rather, information is used as a market reference for the Compensation Committee.

Survey Data & Peer Group

With assistance from management and our compensation consultant, the Compensation Committee reviews our executive officers’ compensation against both nationally recognized published survey data, as well as proxy data from our peer group.

The following peer group was used as a market reference to our executive officers’ compensation in 2015.

2015 Peer Group
•AES Corp.	•NRG Energy Inc.
•AGL Resources Inc.	•ONEOK, Inc.
•Calpine Corp.	•Plains All American Pipeline, L.P.
•CMS Energy Corp.	•Questar Corporation
•Dynegy Inc.	•Regency Energy Partners LP
•Enbridge Energy Partners, L.P.	•Sempra Energy
•EQT Corporation	•Spectra Energy Corp.
•MarkWest Energy Partners, L.P.

In the fourth quarter of 2015, the Compensation Committee reviewed the Company’s peer group with Pearl Meyer and management and determined to make adjustments to the peer group. Several factors were considered in making changes to the peer group, including market capitalization, enterprise value, public versus privately- held, industry focus, operating characteristics and stock price correlation.

AES Corp., AGL Resources Inc., Enbridge Energy Partners, L.P., EQT Corporation, NRG Energy Inc., Questar Corporation and Regency Energy Partners LP were removed from the peer group due to the size, industry, performance and/or acquisition activity. Ameren Corporation, Dominion Resources, Inc., DTE Energy Company, Enbridge Inc., Energy Transfer Equity, L.P., Enterprise Products Partners L.P., Kinder Morgan, Inc., Magellan Midstream Partners, L.P., PG&E Corporation, Public Service Enterprise Group Inc., Targa Resources Corp. and TransCanada Corporation were added to the peer group due to their similarities to the Company compared to the companies removed from the peer group.

The following peer group was used as a market reference to our executive officers’ compensation in 2016 with the Company near the 50th percentile in terms of market capitalization and enterprise value of the companies included therein.

2016 Peer Group
•Calpine Corp.	•DTE Energy Company
•CMS Energy Corp.	•Enbridge Inc.
•Dynegy Inc.	•Energy Transfer Equity, L.P.
•MarkWest Energy Partners, L.P.	•Enterprise Products Partners L.P.
•ONEOK, Inc.	•Kinder Morgan, Inc.
•Plains All American Pipeline, L.P.	•Magellan Midstream Partners, L.P.
•Sempra Energy	•PG&E Corporation
•Spectra Energy Corp.	•Public Service Enterprise Group Inc.
•Ameren Corporation	•Targa Resources Corp.
•Dominion Resources, Inc.	•TransCanada Corporation

34	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

In September 2016, the Compensation Committee reviewed the Company’s peer group with Meridian and management and determined to make adjustments to the peer group. Energy Transfer Equity, L.P., Kinder Morgan, Inc. and Plains All American Pipeline, L.P. were removed from the peer group due to a lack of comparability in compensation program design and disclosure.

Review of Compensation Risk

The Compensation Committee considered the risks associated with our compensation policies and practices in 2015 and 2016. The Compensation Committee concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company and did not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. As part of this analysis, the Compensation Committee considered the individual components of our executive officers’ compensation, the performance measures required to be achieved to earn cash bonus and equity awards and the vesting schedule of the equity awards. In concluding that our incentive plans do not promote excessive risk, the Compensation Committee considered the following factors, among others:

•	A significant portion of our executive officers’ compensation is tied to developmental, operating and corporate performance goals and the achievement of the performance goals is conducted in accordance with the Company’s risk framework approved by the Board.
•	Our executive officer and non-employee director stock ownership requirements tie our executive officers’ compensation to the stock value of the Company and our shareholders’ interests and subject our executive officers to share ownership and retention guidelines.
•	Our compensation program design provides a mix of annual and longer-term incentives and performance measures.
•	Our compensation mix is not overly weighted toward annual incentives.
•	We do not maintain highly leveraged payout curves and uncapped payouts, nor do we maintain steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.
•	All employees participate in the same annual bonus and long-term incentive plans.
•	We currently do not grant stock options.
•	The Compensation Committee has downward discretion over incentive program payouts.
•	Compliance and ethical behaviors are integral factors considered in all performance assessments.
•	The Company’s Policy on Insider Trading and Compliance prohibits executive officers from hedging and effecting short sales of the Company’s stock and prohibits pledging of the Company’s stock.

Other Considerations

Stock Ownership Guidelines

Our Board believes that significant stock ownership by our executive officers strengthens their alignment with shareholders and demonstrates the executive officers’ commitment to the Company. We have implemented rigorous stock ownership guidelines as detailed below.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers
Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
CEO and President	5x base salary
Executive Vice Presidents and Senior Vice Presidents	2x base salary

Furthermore, pursuant to Mr. Fusco’s employment agreement, Mr. Fusco has purchased $10,000,000 worth of common shares of the Company.

All non-employee directors and executive officers are expected to be in full compliance with the guidelines within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim

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period. If a non-employee director or executive officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. All of our non-employee directors and executive officers are in compliance with the guidelines.

Additional Considerations

The Compensation Committee will continue to evaluate further changes to its compensation policies and practices. We will at all times comply with SEC and NYSE MKT required compensation recoupment policies and practices, and intend to evaluate our current clawback practices and update our related policies and practices in the future. We also plan to include clawback provisions in our future equity awards to executives. Mr. Fusco’s employment agreement provides that he shall be subject to and shall abide by any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules.

Tax and Accounting Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and design our compensation programs with the intent that they comply with Section 409A of the Code. We generally seek to preserve tax deductions for executive compensation but recognize that it may be beneficial to grant compensation that is not fully tax deductible when we believe it is in the best interests of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Nuno Brandolini, Chairman

David B. Kilpatrick

Samuel Merksamer

Heather R. Zichal

36	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

SUMMARY COMPENSATION

The following compensation tables and narrative text containing information related to the compensation of our NEOs in 2015 were also included in our Proxy Statement dated April 21, 2016. Narrative information has been updated where applicable.

The following table and narrative text sets forth the total compensation awarded to, earned by or paid to our CEO, Chief Financial Officer and three other most highly compensated executive officers for 2015, who are referred to as our “NEOs.” Effective December 12, 2015, Charif Souki ceased to serve as our Chairman, CEO and President, and Neal Shear began serving as our Interim CEO and President. The total 2015 compensation for Messrs. Souki and Shear is reported in the below table. Subsequent to December 31, 2015, Messrs. Rayford and Teague and Ms. Gentle ceased to be employed by the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Neal A. Shear(6) Interim Chief Executive Officer and President	2015	$38,462	—	—	—	$1,309,333	—	$24,516	$1,372,311
Charif Souki(7) Former Chairman, Chief Executive Officer and President	2015	$1	—	—	—	$53,819,000	—	$222,014	$54,041,015
	2014	$800,000	$2,400,000	—	—	$4,200,000	—	$291,346	$7,691,346
	2013	$800,000	$3,680,000	$132,930,000	—	$4,200,000	—	$339,280	$141,949,280
Michael J. Wortley Senior Vice President and Chief Financial Officer	2015	$565,385	$436,800	—	—	$13,186,000	—	$16,278	$14,204,463
	2014	$503,846	$900,000	—	—	$96,000	—	$16,138	$1,515,984
	2013	$325,000	$500,000	$7,428,167	—	$96,000	—	$18,938	$8,368,105
Meg A. Gentle Executive Vice President—Marketing	2015	$630,000	$486,720	—	—	$16,000,000	—	$1,509,755	$18,626,495
	2014	$578,654	$1,000,000	—	—	$600,000	—	$1,056,605	$3,235,259
	2013	$420,000	$935,000	$18,990,000	—	$600,000	—	$776,238	$21,721,238
Greg W. Rayford Senior Vice President and General Counsel	2015	$565,385	$436,800	—	—	$11,260,000	—	$20,978	$12,283,163
	2014	$519,231	$700,000	—	—	$480,000	—	$20,182	$1,719,413
	2013	$375,000	$750,000	$15,192,000	—	$480,000	—	$19,512	$16,816,512
R. Keith Teague Executive Vice President—Asset Group	2015	$565,385	$436,800	—	—	$13,570,000	—	$20,978	$14,593,163
	2014	$519,231	$900,000	—	—	$480,000	—	$20,182	$1,919,413
	2013	$375,000	$800,000	$15,192,000	—	$480,000	—	$19,512	$16,866,512

(1)	This column represents the base salary earned, including any amounts invested by the NEOs in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the CD&A under “Compensation and Benefits.”

(2)	This column represents the cash bonus awards paid to the NEOs for performance for each respective year. Mr. Souki’s employment with the Company terminated on December 12, 2015. He did not receive a cash bonus award in 2015.

(3)	The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 13 to our 2015 audited financial statements beginning on page 94 of our Form 10-K filed with the SEC on February 18, 2016.

On February 18, 2013, Messrs. Souki, Wortley, Teague and Rayford and Ms. Gentle were each granted a long-term incentive award (“LTI Award”) for construction of Trains 3 and 4 of the SPL Project in the form of restricted stock. A portion of their LTI Award was granted as a Milestone Award, and a portion was granted as a Stock Price Award. The amount in this column for 2013 includes the grant date fair value of the LTI Awards as follows: the Milestone Awards had a grant date fair value of $21.57 ($21.63 for Mr. Wortley), 50% of the Stock Price Awards ($25 stock price hurdle) had a grant date fair value of $20.67 ($20.94 for Mr. Wortley) and 50% of the Stock Price Awards ($35 stock price hurdle) had a grant date fair value of $19.65 ($19.88 for Mr. Wortley). The first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 of the SPL Project on May 28, 2013. The second installment of 20% of the Milestone Awards vested upon payment of 60% of the original contract price of the EPC contract on October 1, 2014. The remaining installments will vest for Messrs. Wortley, Teague and Rayford and Ms. Gentle as follows: (i) 20% will vest upon substantial completion of Train 4 of the SPL Project and (ii) 30% will vest on the first anniversary of substantial completion of Train 4 of the SPL Project. Mr. Souki’s employment with the Company terminated on December 12, 2015. The remaining installments of Mr. Souki’s Milestone Award that were unvested immediately prior to his

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termination will vest upon satisfaction of the milestones. The Stock Price Awards vested in two 50% installments based on the achievement of $25 and $35 average Company stock price hurdles. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company (as reported on the NYSE MKT LLC) of $25, and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC).

(4)	The amounts in this column include the grant date fair value of the phantom units described below (other than for Mr. Souki, whose phantom units are valued at the closing price of the Company’s common stock on the last trading day prior to his termination), computed in accordance with applicable accounting rules, and the fourth installment of the LTI Awards described below.

For Mr. Shear, the amount in this column reflects the grant date fair value ($36.04) of 36,330 phantom units granted to him on December 18, 2015 as an Incentive Award. Mr. Shear’s phantom units vest on June 15, 2016. If, prior to the earliest to occur of (1) June 15, 2016, (2) the date on which a successor chief executive officer begins service to the Company and (3) the consummation of a change of control of the Company, Mr. Shear’s employment with the Company is terminated (a) by the Company for Cause (as provided for in his compensatory agreement) or (b) due to Mr. Shear’s voluntary resignation without Good Reason (as provided for in his compensatory agreement), then Mr. Shear will forfeit the Incentive Award. The amount in this column does not include the grant date fair value ($72.31) of the shares of restricted stock that Mr. Shear received on June 11, 2015 as compensation for his service as a director (the fair market value of the underlying shares on the date of his director grant was $200,009).

On April 21, 2015, Messrs. Souki, Wortley, Teague and Rayford and Ms. Gentle were each granted long-term, cash-settled phantom unit awards for the growth in our market capitalization measured by the change in total shareholder value (“TSV”) above certain thresholds.

For Messrs. Wortley, Rayford and Teague and Ms. Gentle, these cash-settled phantom units have a grant date fair value of $77.00 and will vest and become payable in three equal installments. The first installment vested on February 1, 2016 (with a fair market value of $29.28). The remaining installments will vest on February 1, 2017 and February 1, 2018. Mr. Souki’s 1,100,000 phantom units vested on December 12, 2015 (with such phantom units having a fair market value of $45,419,000 on December 11, 2015, the most recent trading day prior to his termination).

In addition, upon the issuance of NTP to commence construction of Trains 1 and 2 of the SPL Project on August 9, 2012, Messrs. Souki, Wortley, Teague, Rayford and Ms. Gentle were each granted an LTI Award. A portion of their LTI Award for construction of Trains 1 and 2 of the SPL Project was granted as a cash award. The cash awards vest and are paid in five equal annual installments of 20%. The first, second, third and fourth installments were paid on August 9, 2012, August 9, 2013, August 9, 2014 and August 9, 2015, respectively. The August 9, 2015 installment of the LTI Awards is included in the amounts in this column. The remaining installment will vest on August 9, 2016; provided that the remaining installment for Mr. Souki vested upon the termination of his employment with the Company.

(5)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan.

(6)	For Mr. Shear, the amount in this row represents the pro rata amount of the $1,000,000 annual salary for his role as Interim CEO and President from December 12, 2015 through the end of 2015. This row does not include the compensation that Mr. Shear received for his role as an independent director during 2015, prior to December 12, 2015.

(7)	Effective December 12, 2015, Mr. Souki’s employment as CEO and President of the Company was terminated.

38	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)(3)	Total ($)
	2015	$24,516	—	—	$24,516
Neal A. Shear	2014	—	—	—	—
	2013	—	—	—	—
	2015	$220,634	$1,380	$0	$222,014
Charif Souki	2014	$290,206	$1,140	$0	$291,346
	2013	$337,600	$1,680	$0	$339,280
	2015	$3,698	$1,380	$11,200	$16,278
Michael J. Wortley	2014	$2,598	$1,140	$12,400	$16,138
	2013	$2,880	$1,248	$14,810	$18,938
	2015	$1,492,475	$1,380	$15,900	$1,509,755
Meg A. Gentle	2014	$1,039,865	$1,140	$15,600	$1,056,605
	2013	$760,017	$1,411	$14,810	$776,238
	2015	$3,698	$1,380	$15,900	$20,978
Greg W. Rayford	2014	$3,442	$1,140	$15,600	$20,182
	2013	$3,442	$1,260	$14,810	$19,512
	2015	$3,698	$1,380	$15,900	$20,978
R. Keith Teague	2014	$3,442	$1,140	$15,600	$20,182
	2013	$3,442	$1,260	$14,810	$19,512

(1)	The amount in this column includes the aggregate incremental cost to the Company attributable to a parking space in our office building for Messrs. Souki, Wortley, Teague and Rayford and Ms. Gentle. The amount in this column for Mr. Shear includes a pro rata portion of a $40,000 per month housing and travel stipend provided to Mr. Shear to compensate him for personal housing and travel expenses incurred in connection with his service as Interim CEO and President.

During 2015, Mr. Souki’s personal guests flew with him on Company-chartered aircraft and the corporate plane on several occasions, and Mr. Souki occasionally used the corporate plane for personal reasons. The amount in this column for Mr. Souki for 2015 also includes the aggregate incremental cost to the Company for Mr. Souki’s personal use of the corporate plane in the amount of $217,090. We determine the aggregate incremental cost of the personal use of the company plane by reference to a cost-per-flight-hour charge developed by a nationally-recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance, are not included. No compensation relating to personal guests is included in the table for 2015 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

During 2014, Mr. Souki’s personal guests flew with him on Company-chartered aircraft and the corporate plane on several occasions, and Mr. Souki occasionally used the corporate plane for personal reasons. The amount in this column for Mr. Souki for 2014 also includes the aggregate incremental cost to the Company for Mr. Souki’s personal use of the corporate plane in the amount of $286,764. We determine the aggregate incremental cost of the personal use of the company plane by reference to a cost-per-flight-hour charge developed by a nationally-recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance, are not included. No compensation relating to personal guests is included in the table for 2014 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

During 2013, Mr. Souki’s personal guests flew on and Mr. Souki used Company-chartered aircraft to commute to the Company’s headquarters on several occasions. The amount in this column for Mr. Souki for 2013 also includes the aggregate incremental cost to the Company for Mr. Souki’s personal use of Company-chartered aircraft in the amount of $334,159, determined on a per flight basis based on average costs over the course of the year. No compensation relating to personal guests is included in the table for 2013 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2015, the amount in this column for Ms. Gentle also includes the costs paid by the Company in relation to Ms. Gentle’s assignment in the U.K. These costs include the following: housing and utility costs in the amount of $377,181, a cost of living differential payment, a car allowance, education expenses, medical benefits and home travel expenses for Ms. Gentle and her family, tax preparation services, tax equalization payments in the amount of $739,385 (500,824 GBP) and a gross-up payment for taxes in the amount of $35,011 so that Ms. Gentle would receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained a resident of the U.S. Costs paid by the Company for housing and

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utilities, the car allowance, education expenses, medical benefits and the tax equalization payment were paid for Ms. Gentle in British Pounds Sterling, and this table represents the U.S. Dollar equivalent of the costs based on monthly exchange rate conversions from British Pounds Sterling. Ms. Gentle’s personal guest flew on Company-chartered aircraft on one occasion. No compensation relating to personal guests is included in the table for 2015 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2014, the amount in this column for Ms. Gentle also includes the costs paid by the Company in relation to Ms. Gentle’s assignment in the U.K. These costs include the following: housing and utility costs in the amount of $342,597, a cost of living differential payment, a car allowance, education expenses, medical benefits and home travel expenses for Ms. Gentle and her family, tax preparation services, tax equalization payments in the amount of $454,229 (267,302 GBP) and a gross-up payment for taxes in the amount of $24,356 so that Ms. Gentle would receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained a resident of the U.S. Costs paid by the Company for housing and utilities, the car allowance, education expenses, medical benefits and the tax equalization payment were paid for Ms. Gentle in British Pounds Sterling, and this table represents the U.S. Dollar equivalent of the costs based on monthly exchange rate conversions from British Pounds Sterling. Ms. Gentle’s personal guest flew on Company-chartered aircraft on one occasion. No compensation relating to personal guests is included in the table for 2014 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2013, the amount in this column for Ms. Gentle also includes the costs paid by the Company in relation to Ms. Gentle’s assignment in the U.K. These costs include the following: housing and utility costs in the amount of $134,962, a cost of living differential payment, a disturbance allowance; education expenses, medical benefits and relocation, moving and travel expenses for Ms. Gentle and her family, and a lump-sum tax equalization payment in the amount of $392,960 (236,289 GBP) and a gross-up payment for taxes in the amount of $17,785 so that Ms. Gentle would receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained a resident in the U.S. The amount for Ms. Gentle that is reported in this table for housing and utility costs for 2013 represents the U.S. dollar equivalent based on monthly exchange rate conversions from British Pounds Sterling. The amount for Ms. Gentle that is reported in this table for the tax equalization payment for 2013 represents the U.S. dollar equivalent based on the December 26, 2013 exchange rate of 1 GBP to 1.66305 USD.

(2)	The amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $1,000,000. This benefit is available to all employees of the Company. For 2015, the amounts in this column also reflect insurance premiums payable for accidental death and dismemberment life insurance with a benefit of two times annual base salary capped at a maximum of $1,000,000.

(3)	With the exception of Messrs. Shear and Souki, the amounts in this column reflect matching contributions allocated by the Company to each of the NEOs pursuant to the Company’s Retirement Plan.

40	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Grants of Plan-Based Awards

The following table and narrative text describe the plan-based awards made during 2015 valued at fair market value on the date of grant.

Grants of Plan-Based Awards During Fiscal Year 2015

Name	Grant Date	Plan	Units Granted Under Non-Equity Incentive Plan Awards (#)(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neal A. Shear(3)	12/18/2015	2015 Long- Term Cash Incentive Plan	36,330	—	—	—	—	—	—	—	—	—	—
Charif Souki(4)	04/21/2015	2014 – 2018 Long-Term Cash Incentive Plan	1,100,000	—	—	—	—	—	—	—	—	—	—
Michael J. Wortley	04/21/2015	2014 – 2018 Long-Term Cash Incentive Plan	170,000	—	—	—	—	—	—	—	—	—	—
Meg A. Gentle	04/21/2015	2014 – 2018 Long-Term Cash Incentive Plan	200,000	—	—	—	—	—	—	—	—	—	—
Greg W. Rayford	04/21/2015	2014 – 2018 Long-Term Cash Incentive Plan	140,000	—	—	—	—	—	—	—	—	—	—
R. Keith Teague	04/21/2015	2014 – 2018 Long-Term Cash Incentive Plan	170,000	—	—	—	—	—	—	—	—	—	—

(1)	For all NEOs except Messrs. Souki and Shear, this column reflects the number of cash-settled phantom units (grant date fair value ($77.00)) that will vest and become payable in three equal installments beginning on February 1, 2016. The first installment vested on February 1, 2016 with a fair market value of $29.28 on February 1, 2016. The remaining installments will vest on February 1, 2017 and February 1, 2018. For Mr. Souki, all of the installments vested upon the termination of his employment with the Company on December 12, 2015 and were paid on February 10, 2016. For Mr. Shear, these columns represent the number and grant date fair value ($36.04) of phantom units granted to him on December 18, 2015 as an Incentive Award. Mr. Shear’s phantom units vest on June 15, 2016. If, prior to the earliest to occur of (1) June 15, 2016, (2) the date on which a successor chief executive officer begins service to the Company and (3) the consummation of a change of control of the Company, Mr. Shear’s employment with the Company is terminated (a) by the Company for Cause (as provided for in his compensatory agreement) or (b) due to Mr. Shear’s voluntary resignation without Good Reason (as provided for in his compensatory agreement), then Mr. Shear will forfeit the Incentive Award.

(2)	The estimated possible payout is not determinable because payout will be determined by the fair market value on the dates of vesting.

(3)	On December 18, 2015, Mr. Shear was granted 36,330 phantom units in connection with his appointment as Interim CEO and President. This does not include the 2,766 shares related to Mr. Shear’s prior services as a director, which were granted on June 11, 2015 (the fair market value of the underlying shares on the date of his director grant was $200,009).

(4)	Effective December 12, 2015, Mr. Souki’s employment as President and CEO of the Company was terminated. Mr. Souki’s 1,100,000 phantom units vested on December 12, 2015 (with such phantom units having a fair market value of $45,419,000 on December 11, 2015, the most recent trading day prior to his termination, as set forth in the table below).

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The following table and narrative text describe the phantom unit awards made during 2015 valued at fair market value on the date of grant compared to the fair market value of such phantom unit awards on December 31, 2015 (other than for Mr. Souki). The amounts reported at year end are supplemental to the SEC-required disclosure in the table above.

		Upon Grant(1)			At Year End(2)
Name	Plan	Grant Date	Number of Units Granted	Fair Market Value	Fair Market Value
Neal A. Shear(3)	2015 Long-Term Cash Incentive Plan	12/18/2015	36,330	$1,309,333	$1,353,293
Charif Souki(4)	2014 – 2018 Long- Term Cash Incentive Plan	4/21/2015	1,100,000	$84,700,000	$45,419,000
Michael J. Wortley	2014 – 2018 Long- Term Cash Incentive Plan	4/21/2015	170,000	$13,090,000	$6,332,500
Meg A. Gentle	2014 – 2018 Long- Term Cash Incentive Plan	4/21/2015	200,000	$15,400,000	$7,450,000
Greg W. Rayford	2014 – 2018 Long- Term Cash Incentive Plan	4/21/2015	140,000	$10,780,000	$5,215,000
R. Keith Teague	2014 – 2018 Long- Term Cash Incentive Plan	4/21/2015	170,000	$13,090,000	$6,332,500

(1)	For all NEOs except Messrs. Souki and Shear, these columns reflect the number of cash-settled phantom units and grant date fair value ($77.00) that will vest and become payable in three equal installments beginning February 1, 2016. The first installment vested on February 1, 2016 with a fair market value of $29.28 on February 1, 2016. The remaining installments will vest on February 1, 2017 and February 1, 2018. For Mr. Souki, all of the installments vested upon the termination of his employment with the Company on December 12, 2015 and were paid on February 10, 2016. For Mr. Shear, these columns represent the number and grant date fair value ($36.04) of phantom units granted to him on December 18, 2015 as an Incentive Award. Mr. Shear’s phantom units vest on June 15, 2016. If, prior to the earliest to occur of (1) June 15, 2016, (2) the date on which a successor chief executive officer begins service to the Company and (3) the consummation of a change of control of the Company, Mr. Shear’s employment with the Company is terminated (a) by the Company for Cause (as provided for in his compensatory agreement) or (b) due to Mr. Shear’s voluntary resignation without Good Reason (as provided for in his compensatory agreement), then Mr. Shear will forfeit the Incentive Award.

(2)	For all NEOs except Mr. Souki, this column reflects the fair market value on December 31, 2015 ($37.25). For Mr. Souki, this column reflects the fair market value of the cash-settled phantom units ($41.29) that vested on December 12, 2015 in connection with his termination, valued on December 11, 2015, the most recent trading day prior to his termination.

(3)	On December 18, 2015, Mr. Shear was granted 36,330 Phantom Units in connection with his appointment as Interim CEO and President. This does not include the 2,766 shares of restricted stock related to Mr. Shear’s prior service as a director, which were granted on June 11, 2015 (the fair market value of the underlying shares on the date of the director grant was $200,009).

(4)	Effective December 12, 2015, Mr. Souki’s employment as President and CEO of the Company was terminated.

Narrative to the Summary Compensation & Grants of Plan-Based Awards Tables

Compensatory Arrangements for Certain Executive Officers

On July 24, 2013, the Compensation Committee approved an Assignment Letter for Ms. Gentle to assign her to the London office, effective August 19, 2013. On June 16, 2015, Ms. Gentle’s assignment was extended and continued until August 18, 2016. Ms. Gentle remained an at-will employee of the Company at all times during her assignment, subject to the existing terms and conditions of her employment. Ms. Gentle also continued to be eligible to participate in the Company’s bonus plan and any other incentive plan arrangements that may be approved by the Compensation Committee. Pursuant to the Assignment Letter, the Company agreed to a tax equalization arrangement so that Ms. Gentle received the same amount of compensation, after taxes, while on assignment as she would have received had she remained a resident in the United States. Ms. Gentle also received certain allowances in connection with her assignment. Ms. Gentle’s Assignment Letter is also described in the CD&A under “Compensation Arrangements for Overseas or Foreign NEOs.”

For a discussion regarding the compensatory arrangement between the Company and Mr. Shear for his service as former Interim CEO and President and former Interim Special Advisor to the CEO, see pages 18 and 20, respectively, of this Proxy Statement.

For a discussion regarding the compensatory arrangement between the Company and Mr. Fusco for his service as President and CEO, see page 20 of this Proxy Statement.

42	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects the number of securities underlying unexercised stock options held by the NEOs as of December 31, 2015, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value of unvested restricted stock held by the NEOs as of December 31, 2015.

Outstanding Equity Awards at December 31, 2015

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Neal A. Shear	—		—	—	—	—	5,562	(2)	$207,185	—	—
Charif Souki(3)	—		—	—	—	—	2,100,000	(4)	$78,225,000	—	—
Michael J. Wortley	1,500	(5)	—	—	$33.39	09/05/2016	20,000	(6)	$745,000	—	—
	—		—	—	—	—	116,666	(4)	$4,345,809	—	—
Meg A. Gentle	—		—	—	—	—	125,000	(6)	$4,656,250	—	—
	—		—	—	—	—	300,000	(4)	$11,175,000	—	—
Greg W. Rayford	—		—	—	—	—	100,000	(6)	$3,725,000	—	—
	—		—	—	—	—	240,000	(4)	$8,940,000	—	—
R. Keith Teague	—		—	—	—	—	100,000	(6)	$3,725,000	—	—
	—		—	—	—	—	240,000	(4)	$8,940,000	—	—

(1)	The values represented in this column have been calculated by multiplying $37.25, the closing price of our common stock on December 31, 2015, by the number of shares of unvested restricted stock.

(2)	These are shares of restricted stock that Mr. Shear was granted as an independent director.

(3)	Mr. Souki’s employment with the Company was terminated on December 12, 2015. In connection with Mr. Souki’s termination, the shares of restricted stock of the Company that were granted to Mr. Souki as the equity portion of his LTI Award for construction of Trains 1 and 2 of the SPL Project vested in full.

(4)	These are shares of unvested restricted stock of the Company that were granted to Messrs. Souki, Teague, Wortley and Rayford and Ms. Gentle as their Milestone Awards for construction of Trains 3 and 4 of the SPL Project. The first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 of the SPL Project on May 28, 2013. The second installment of 20% of the Milestone Awards vested upon payment of 60% of the original contract price of the EPC contract on October 1, 2014. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon substantial completion of Train 4 of the SPL Project and (ii) 30% will vest on the first anniversary of substantial completion of Train 4 of the SPL Project. For Mr. Souki, these are shares of unvested restricted stock of the Company that were granted to Mr. Souki in connection with the construction of Trains 3 and 4 of the SPL Project, which shares will vest upon satisfaction of the milestones.

(5)	These stock options were granted as part of a special grant Mr. Wortley received in 2006 and are fully vested.

(6)	These are shares of unvested restricted stock of the Company that were granted to Messrs. Teague, Wortley and Rayford and Ms. Gentle as the equity portion of their LTI Award for construction of Trains 1 and 2 of the SPL Project. The shares of restricted stock were granted upon issuance of NTP to commence construction of Trains 1 and 2 of the SPL Project on August 9, 2012. The first installment of 35% of the restricted stock awards vested immediately and the second, third, and fourth installments of 10%, 15% and 15% of the restricted stock awards vested on August 9, 2013, August 9, 2014, and August 9, 2015 which were the first, second, and third anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 of the SPL Project. The remaining installments will vest on the fourth anniversary of the issuance of NTP to commence construction of Trains 1 and 2 of the SPL Project.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	43

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the stock options exercised by the NEOs during 2015 and their restricted stock that vested during 2015. The number of securities for which stock options were exercised (if any) and the aggregate dollar value realized upon the exercise of such stock options is reflected in the table. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is also reflected in the table.

Option Exercises and Stock Vested During Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Neal A. Shear(3)	—	—	5,931	$417,246
Charif Souki(4)	—	—	1,400,000	$72,065,000
Michael J. Wortley	—	—	12,000	$821,400
Meg A. Gentle	—	—	75,000	$5,133,750
Greg W. Rayford	—	—	110,000	$8,138,500
R. Keith Teague	—	—	60,000	$4,107,000

(1)	The value in this column for stock options exercised by the NEOs during 2015 has been calculated by determining the difference between the per share fair market value of the underlying shares on the date of exercise and the exercise price of the stock options.

(2)	The value in this column for the NEOs’ restricted stock that vested during 2015 has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

(3)	Mr. Shear held restricted stock related to his service as a member of the Board that vested on June 10, 2015. The fair market value of the underlying shares on the date of vesting was $417,246.

(4)	The vesting of 875,000 shares of restricted stock were accelerated on December 12, 2015 in connection with Mr. Souki’s termination.

44	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table and narrative text describe the potential value that the NEOs would receive upon accelerated vesting of their outstanding equity grants and change-in-control cash payments assuming certain triggering events occurred on December 31, 2015. The value shown in the table assumes a December 31, 2015 termination date and uses the closing price of our common stock of $37.25, as reported on the NYSE MKT LLC on December 31, 2015. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such NEO leaves the Company.

Potential Payments upon Termination or Change-in-Control Assuming Termination Event Occurs on December 31, 2015

Name	Change of Control Plan - Cash Payment (1)	Date of Grant	Number of Unvested Stock Options	Amount of Unvested Long-Term Commercial Cash Awards	Number of Unvested Restricted Shares or Phantom Units		Benefit	Termination without Cause ($)		Termination with Good Reason ($)		Death or Disability ($)		Immediately upon Change-in- Control ($)		Termination Without Cause or by the NEO for Good Reason w/in One Year of Change-in- Control ($)
Neal A. Shear		9/11/2014			1,885	(2)	Vesting	$70,216	(2)	$70,216	(2)	$70,216	(2)	—		—
	—	6/11/2015	—	—	2,766	(2)	Vesting	$103,034	(2)	$103,034	(2)	$103,034	(2)	—		—
	—	12/18/2015	—	—	36,330	(2)	Vesting	$1,353,293	(2)	$1,353,293	(2)	$1,353,293	(2)	—		—
	—	12/18/2015	—	—	—		—	$1,500,000	(2)	$1,500,000	(2)	$1,500,000	(2)	—		—
	Total Potential Payment Upon Termination or Change-in-Control							$3,026,543		$3,026,543		$3,026,543		—		—
Charif Souki	$1	—	—	—	—		—	—		—		—		$1	(1)	—
	—	8/9/2012	—	$4,200,000	875,000	(3)	Vesting	$40,328,750	(3)	—		—		—		—
	—	2/18/2013	—	—	2,100,000	(4)	Vesting	—		—		—		—		—
	—	4/21/2015	—	—	1,100,000	(5)	Vesting	$45,419,000	(5)	—		—		—		—
	Total Potential Payment Upon Termination or Change-in-Control							$85,747,750		—		—		$1		—
Michael J. Wortley	$546,000	—	—	—	—		—	—		—		—		$546,000	(1)	—
	—	8/9/2012	—	$96,000	20,000	(3)	Vesting	$841,000	(3)	$841,000	(3)	$841,000	(3)	$841,000	(3)	—
	—	2/18/2013	—	—	116,666		Vesting	—		—		—		—		$4,345,809	(4)
	—	4/21/2015	—	—	170,000	(5)	Vesting	$6,332,500	(5)	$6,332,500	(5)	$6,332,500	(5)	$6,332,500	(5)	—
	Total Potential Payment Upon Termination or Change-in-Control							$7,173,500		$7,173,500		$7,173,500		$7,719,500		$4,345,809
Meg A. Gentle	$608,400	—	—	—	—		—	—		—		—		$608,400	(1)	—
	—	8/9/2012	—	$600,000	125,000	(3)	Vesting	$5,256,250	(3)	$5,256,250	(3)	$5,256,250	(3)	$4,656,250	(3)	—
	—	2/18/2013	—	—	300,000		Vesting	—		—		—		—		$11,175,000	(4)
	—	4/21/2015	—	—	200,000	(5)	Vesting	$7,450,000	(5)	$7,450,000	(5)	$7,450,000	(5)	$7,450,000	(5)	—
	Total Potential Payment Upon Termination or Change-in-Control							$12,706,250		$12,706,250		$12,706,250		$13,314,650		$11,175,000
Greg W. Rayford	$546,000	—	—	—	—		—	—		—		—		$546,000	(1)	—
	—	8/9/2012	—	$480,000	100,000	(3)	Vesting	$4,205,000	(3)	$4,205,000	(3)	$4,205,000	(3)	$4,205,000	(3)	—
	—	2/18/2013	—	—	240,000		Vesting	—		—		—		—		$8,940,000	(4)
	—	4/21/2015	—	—	140,000	(5)	Vesting	$5,215,000	(5)	$5,215,000	(5)	$5,215,000	(5)	$5,215,000	(5)	—
	Total Potential Payment Upon Termination or Change-in-Control							$9,420,000		$9,420,000		$9,420,000		$9,966,000		$8,940,000
R. Keith Teague	$546,000	—	—	—	—		—	—		—		—		$546,000	(1)	—
	—	8/9/2012	—	$480,000	100,000	(3)	Vesting	$4,205,000	(3)	$4,205,000	(3)	$4,205,000	(3)	$4,205,000	(3)	—
	—	2/18/2013	—	—	240,000		Vesting	—		—		—		—		$8,940,000	(4)
	—	4/21/2015	—	—	170,000	(5)	Vesting	$6,332,500	(5)	$6,332,500	(5)	$6,332,500	(5)	$6,332,500	(5)	—
	Total Potential Payment Upon Termination or Change-in-Control							$10,537,500		$10,537,500		$10,537,500		$11,083,500		$8,940,000

(1)	The NEO may receive a cash payment under the Change of Control Plan if a change-in-control occurs and not more than three months prior to the date of the change-in-control, the NEO’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the NEO terminates for Good Reason) provided the NEO has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control, or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

(2)

Pursuant to the terms of Mr. Shear’s compensatory agreement dated December 18, 2015, (i) Mr. Shear was granted an award of 36,330 phantom units, which shall vest on June 15, 2016, and (ii) Mr. Shear is to receive a cash incentive payment in the amount of $1,500,000 on June 15, 2016, in each case subject to limited exceptions as set forth in his compensatory agreement. If the

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	45

Company terminates Mr. Shear’s employment without Cause (as provided in Mr. Shear’s compensatory agreement) or Mr. Shear terminates his employment with the Company for Good Reason (as provided for in Mr. Shear’s compensatory agreement), the phantom units will vest and settle in full, and the incentive payment will be paid in full. Mr. Shear’s employment with the Company is at will. On September 11, 2014 and June 11, 2015, Mr. Shear was granted awards of 1,885 and 2,766 shares of restricted stock, respectively, in his capacity as a director of the Company.

(3)	These are shares of restricted stock that were granted to Messrs. Wortley, Teague, and Rayford and Ms. Gentle as the equity portion of their LTI Award for construction of Trains 1 and 2 of the SPL Project that have not vested. The restricted stock will immediately vest if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs. Mr. Souki’s shares vested on December 12, 2015, in connection with his termination (valued at $41.29 per share on December 11, 2015, the last trading day prior to Mr. Souki’s termination).

(4)	These are shares of restricted stock granted to Messrs. Souki, Wortley, Teague and Rayford and Ms. Gentle as their Milestone Awards for construction of Trains 3 and 4 of the SPL Project that have not vested. The restricted stock will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company. Mr. Souki’s employment with the Company terminated on December 12, 2015. The shares of restricted stock of the Company that were granted to Mr. Souki as his Milestone Award for construction of Trains 3 and 4 of the SPL Project that were unvested immediately prior to his termination are included in the table above and will vest upon satisfaction of the milestones (valued at $78,225,000 on December 31, 2015).

(5)	These are phantom units granted under the 2014—2018 LTIP. The phantom units will immediately vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability, or a Change of Control (as defined in the grant agreements) of the Company occurs. Mr. Souki’s phantom units vested on December 12, 2015, in connection with his termination (valued at $41.29 per phantom unit on December 11, 2015, the last trading day prior to Mr. Souki’s termination).

Narrative to the Potential Payments upon Termination or Change-in-Control

Change-in-Control Cash Payment

We have entered into Change of Control Agreements with each of the NEOs other than Mr. Shear. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the Change of Control Agreements) in an amount equal to one times the NEOs’ base salaries in effect at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of an NEO’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an NEO other than for Cause (as defined in the Change of Control Agreements), and a termination by the NEO for Good Reason (generally, as defined in the Company’s 2011 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control, provided the NEO demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the NEO’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, but are automatically extended for an additional year each January 1 unless the Compensation Committee determines, and the Company provides notice to employees, that the Change of Control Agreements will not be extended.

In September 2016, the Board terminated the Company’s 2008 Change of Control Cash Payment Plan and provided notice to employees that the Change of Control Agreements will not be extended beyond December 31, 2016. In December 2016, the Compensation Committee recommended and the Board approved the Cheniere Energy, Inc. Key Executive Severance Pay Plan (the “Severance Plan”) for certain employees of the Company, including the NEOs, with effect beginning on January 1, 2017. Please see “Severance Plan” on page 31 of this Proxy Statement for details regarding the Company’s Severance Plan.

46	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Cash and Restricted Stock Awards

The cash and restricted stock awards granted to Messrs. Wortley, Teague and Rayford and Ms. Gentle as their LTI Awards for construction of Trains 1 and 2 of the SPL Project will immediately vest if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs. This award, with respect to Mr. Souki, immediately vested upon the termination of Mr. Souki’s employment with the Company on December 12, 2015.

The restricted stock awards granted to the Messrs. Wortley, Teague and Rayford and Ms. Gentle as their Milestone Awards for construction of Trains 3 and 4 of the SPL Project will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company. Mr. Souki’s employment with the Company terminated on December 12, 2015. The shares of restricted stock of the Company that were granted to Mr. Souki as his Milestone Award for construction of Trains 3 and 4 of the SPL Project that were unvested immediately prior to his termination will vest upon satisfaction of the milestones.

The phantom units granted to Messrs. Wortley, Teague and Rayford and Ms. Gentle under the 2014—2018 LTIP will immediately vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability, or a Change of Control (as defined in the grant agreements) of the Company occurs. This award, with respect to Mr. Souki, immediately vested upon the termination of Mr. Souki’s employment with the Company on December 12, 2015.

Pursuant to the grant agreements, other than with Mr. Shear, “Cause” means the termination of employment of an NEO with the Company or an affiliate under any of the following circumstances: (i) the willful commission by the NEO of a crime or other act of misconduct that causes or is likely to cause substantial economic damage to the Company or an affiliate or substantial injury to the business reputation; (ii) the commission by the NEO of an act of fraud in the performance of the NEO’s duties on behalf of the Company or an affiliate; (iii) the willful and material violation by the NEO of the Company’s Code of Business Conduct and Ethics Policy; or (iv) the continuing and repeated failure of the NEO to perform his or her duties to the Company or an affiliate, including by reason of his or her habitual absenteeism, which failure has continued for a period of at least 30 days following delivery of a written demand for substantial performance to the NEO by the Board which specifically identifies the manner in which the Board believes that the NEO has not performed his or her duties. A “Good Reason” termination of a NEO will occur, assuming the Company fails to cure such circumstances within 30 days after receipt of written notice of the Good Reason termination, upon the NEO’s termination of employment due to one of the following events: (i) the removal from or failure to re-elect the NEO to the office or position in which he or she last served; (ii) the assignment to the NEO of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the Company or an affiliate, or any material diminishment, on a cumulative basis, of the NEO’s overall duties, responsibilities, or status; or (iii) a material reduction by the Company or an affiliate in the NEO’s annual base salary; or (iv) the requirement by the Company or an affiliate that the principal place of business at which the NEO performs his or her duties be changed to a location more than fifty (50) miles from his or her current place of business. The definition of “Cause” applicable to Mr. Shear’s grant of restricted stock is as set forth in the 2015 Plan: (i) the commission by the NEO of a crime or other act of misconduct that causes or is likely to cause economic damage to the Company or an affiliate or injury to the business reputation of the Company or affiliate; (ii) the commission by the NEO of an act of fraud or dishonesty in the performance of the NEO’s duties (or in the case of a Consultant, the NEO’s services) on behalf of the Company or an affiliate; (iii) the violation by the NEO of the Company’s Code of Business Conduct and Ethics Policy; or (iv) the failure of the NEO to perform his or her duties at a level and in a manner satisfactory to the Company in its sole discretion.

Generally, a “Change of Control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock of the Company then outstanding; (ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company (other than when the holders of the voting stock immediately prior thereto hold more than 50% of the combined voting power of the stock of the surviving company or parent of the surviving company immediately thereafter); (iii) a majority of the current members of the Board or their approved successors cease to be our directors; or (iv) the consummation of a sale or disposition by the Company of all or substantially all of our assets (other than a sale or disposition in which the same shareholders before the sale or disposition own 50% of the outstanding common stock after the transaction is complete).

In December 2016, the Compensation Committee recommended and the Board approved the Severance Plan for certain employees of the Company, including the NEOs, with effect beginning on January 1, 2017. Under the Severance Plan, our officers, including our Chief Executive Officer and other executive officers, are eligible for certain compensation and benefits in the event of a termination or a change in control. For more information regarding the Severance Plan, please see the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2016, including the full Severance Plan filed as Exhibit 10.1 thereto.

Subsequent to December 31, 2015, Messrs. Rayford and Teague and Ms. Gentle ceased to be employed by the Company and certain of their outstanding awards vested. For further detail regarding these vestings, please see the Company’s Current Reports on Form 8-K filed with the SEC on June 3, 2016 and August 26, 2016 and Item 5. “Other Information” of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 5, 2016.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	47

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Shear served as a member of our Compensation Committee prior to and up until his appointment as an officer of Cheniere in December 2015. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

DIRECTOR COMPENSATION

The compensation earned by or paid to our directors for the year ended December 31, 2015, is set forth in the following table:

Director Compensation Table for Fiscal Year 2015
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey(2)	$95,000	$95,015	—	—	—	—	$190,015
G. Andrea Botta(3)	$98,237	$90,025	—	—	—	—	$188,262
Nuno Brandolini(4)	$91,098	$90,025	—	—	—	—	$181,123
Keith Carney(5)(6)	—	—	—	—	—	$1,851	$1,851
Jonathan Christodoro(7)	$24,167	$72,520	—	—	—	—	$96,687
John Deutch(6)	$47,500	—	—	—	—	—	$47,500
David I. Foley(8)	—	$180,051	—	—	—	—	$180,051
Randy Foutch(6)	—	—	—	—	—	—	—
Paul Hoenmans(6)	$45,000	—	—	—	—	—	$45,000
David B. Kilpatrick(9)	—	$200,009	—	—	—	—	$200,009
Samuel Merksamer(10)	—	$145,040	—	—	—	—	$145,040
Donald A. Robillard, Jr.(11)	—	$200,009	—	—	—	—	$200,009
Neal A. Shear(12)	—	$200,009	—	—	—	—	$200,009
Charif Souki(13)	$9,884	—	—	—	—	—	$9,884
Heather R. Zichal(14)	$90,000	$90,025	—	—	—	—	$180,025

(1)	For Mses. Bailey and Zichal and Messrs. Botta, Brandolini, Foley, Kilpatrick, Robillard and Shear, the amounts in this column reflect the grant date fair values ($72.31) of awards made on June 11, 2015. For Messrs. Christodoro and Merksamer, the amounts in this column reflect the grant date fair value ($61.93) of awards made on August 21, 2015.

(2)	Ms. Bailey was granted 1,313 shares of restricted stock on June 11, 2015, with a grant date fair value of $95,015. As of December 31, 2015, she held a total of 25,000 stock options and 4,313 shares of restricted stock.

(3)	Mr. Botta was granted 1,245 shares of restricted stock on June 11, 2015, with a grant date fair value of $90,025. As of December 31, 2015, he held a total of 4,245 shares of restricted stock. Mr. Botta will receive $75,000 for his service as Non-Executive Chairman from December 12, 2015 through the 2016 Annual Meeting, a pro rata portion of which is included in the above table.

(4)	Mr. Brandolini was granted 1,245 shares of restricted stock on June 11, 2015, with a grant date fair value of $90,025. As of December 31, 2015, he held a total of 4,245 shares of restricted stock. Mr. Brandolini will receive $10,000 for his service as Chairman of the Compensation Committee from December 12, 2015 through the 2016 Annual Meeting, a pro rata portion of which is included in the above table.

48	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

(5)	Mr. Carney had use of a parking space at the Company’s headquarters during 2015. The parking expense was $1,851.

(6)	Messrs. Carney, Deutch, Foutch and Hoenmans served as members of the Board until the 2015 Annual Meeting, and all of their outstanding shares of restricted stock became fully vested upon their departure from the Board.

(7)	Mr. Christodoro was granted 1,171 shares of restricted stock on August 21, 2015, with a grant date fair value of $72,520. As of December 31, 2015, he held a total of 1,171 shares of restricted stock.

(8)	For the period from the 2015 Annual Meeting through the 2016 Annual Meeting, Mr. Foley elected to receive payment of compensation 100% in restricted stock. Mr. Foley was granted 2,490 shares of restricted stock on June 11, 2015, with a grant date fair value of $180,051. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	For the period from the 2015 Annual Meeting through the 2016 Annual Meeting, Mr. Kilpatrick elected to receive payment of compensation 100% in restricted stock. Mr. Kilpatrick was granted 2,766 shares of restricted stock on June 11, 2015, with a grant date fair value of $200,009. As of December 31, 2015, he held a total of 5,766 shares of restricted stock.

(10)	For the period from the 2015 Annual Meeting through the 2016 Annual Meeting, Mr. Merksamer elected to receive payment of compensation 100% in restricted stock. Mr. Merksamer was granted 2,342 shares of restricted stock on August 21, 2015, with a grant date fair value of $145,040. As of December 31, 2015, he held a total of 2,342 shares of restricted stock.

(11)	For the period from the 2015 Annual Meeting through the 2016 Annual Meeting, Mr. Robillard elected to receive payment of compensation 100% in restricted stock. Mr. Robillard was granted 2,766 shares of restricted stock on June 11, 2015, with a grant date fair value of $200,009. As of December 31, 2015, he held a total of 5,592 shares of restricted stock.

(12)	For the period from the 2015 Annual Meeting through the 2016 Annual Meeting, Mr. Shear elected to receive payment of compensation 100% in restricted stock. Mr. Shear was granted 2,766 shares of restricted stock on June 11, 2015, with a grant date fair value of $200,009. As of December 31, 2015, he held a total of 5,592 shares of restricted stock. This table only includes the awards Mr. Shear received in his role as a director during 2015, prior to becoming Interim CEO and President. Additionally, Mr. Shear entered into a compensatory arrangement on December 18, 2015. Please see the footnotes to the “Summary Compensation Table” on page 37 of this Proxy Statement and “Compensatory Arrangement with Former Interim CEO and President” on page 18 of this Proxy Statement.

(13)	Charif Souki served as an executive officer of the Company until December 12, 2015. Mr. Souki received additional compensation for his role as CEO and President prior to his termination on December 12, 2015. Please see the footnotes to the “Summary Compensation Table” beginning on page 37 of this Proxy Statement and “Potential Payments Upon Termination or Change-in-Control” beginning on page 45 of this Proxy Statement. Mr. Souki was to receive $90,000 for his service as a non-employee director from December 12, 2015 through the 2016 Annual Meeting, but tendered his resignation as a director on February 12, 2016 and received a prorated amount of $32,254. The prorated portion of his director fee earned for 2015 is included in the above table.

(14)	Ms. Zichal was granted 1,245 shares of restricted stock on June 11, 2015, with a grant date fair value of $90,025. As of December 31, 2015, she held a total of 4,071 shares of restricted stock.

During the fiscal year ended December 31, 2015, the Board approved annual compensation to each non-employee director for his or her service for the period from the 2015 Annual Meeting through the 2016 Annual Meeting. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. For 2015, the non-employee directors’ annual compensation was payable on June 11, 2015, the date of the 2015 Annual Meeting. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE MKT LLC on the date payable (for June 11, 2015: $72.31). The directors’ restricted stock vests on the earlier of (i) the day immediately prior to the date of the Company’s regular annual meeting of shareholders in the calendar year next following the calendar year in which the date of the grant occurs and (ii) the first anniversary of the date of grant. In December 2015 in connection with their appointments, the Board awarded (i) Mr. Botta $75,000 for a partial year of service as Non-Executive Chairman of the Board, (ii) Mr. Brandolini $10,000 for a partial year of service as Chairman of the Compensation Committee and (iii) Mr. Souki $90,000 for a partial year of service as a non-employee director (which amount was prorated as a result of Mr. Souki’s resignation as a director on February 12, 2016), in each case for service through the 2016 Annual Meeting.

Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement	49

PROPOSAL 1—APPROVAL OF THE ISSUANCE OF AWARDS WITH RESPECT TO 7,845,630 SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE CHENIERE ENERGY, INC. 2011 INCENTIVE PLAN, AS AMENDED

The Board unanimously adopted the 2011 Plan in March 2011, and our shareholders approved the 2011 Plan in June 2011. On December 7, 2012, the Board adopted Amendment No. 1 to the 2011 Plan (“Amendment No. 1”). Amendment No. 1 (i) increased the number of shares of common stock available for issuance under the 2011 Plan from 10 million shares to 35 million shares (subject to adjustment for stock dividends, stock splits and certain other changes in capitalization, pursuant to the terms of the 2011 Plan); and (ii) added a performance goal and modified the performance period provisions so that awards satisfied the qualified performance-based compensation exception under Section 162(m) of the Code. Our shareholders approved Amendment No. 1 in February 2013.

The Board believes the 2011 Plan provides valuable stock-based compensation and furthers the success of the Company by aligning the financial interests of employees, officers, non-employee directors and consultants with those of the Company and our shareholders through ownership of the Company’s stock. The Board also believes stock-based awards issued under the 2011 Plan serve to attract and retain employees and consultants and to enhance their incentive to perform at the highest level and contribute significantly to the Company’s success.

In April 2015, the Board approved the 2014-2018 LTIP. The Compensation Committee viewed the 2014-2018 LTIP as a “bridge” program to attract, reward, and incentivize our executive officers and employees while we transitioned from a development-focused company to an LNG operator. Under the 2014-2018 Plan, the Company issued awards consisting of phantom units settled in cash.

The Compensation Committee believes that a new long-term incentive program that provides for equity-based awards is a required and critical element of the new compensation philosophy and strategy. Equity grants align our employees’ interests with the interests of shareholders by rewarding long-term value creation. They enable us to attract and retain highly qualified individuals for important positions throughout the Company.

Beginning in 2017, the Compensation Committee intends to approve annual equity grants to the NEOs in the first quarter of each year. Equity award vesting is generally subject to continued employment, with exceptions in some cases, including for a change in control or termination due to death or retirement.

The Compensation Committee plans to implement the following key attributes in the Annual LTIP beginning in 2017:

• Grants to be made on an annual basis

•    Grants to consist of a mix of 50% PSUs for executive officers with the remainder being RSUs

•    RSUs: 3-year ratable vesting, subject to continued service except in certain circumstances (time vested)

•    PSUs: 3-year cliff vesting, subject to performance and continued service except in certain circumstances (performance-based)

•    PSUs expected to include one performance metric (Distributable Cash Flow) with a payout opportunity of 0-200% of the target award providing for a more customary cap on payouts

•    The final definition of Distributable Cash Flow for purposes of the PSU awards is expected to be established in February 2017 and is subject to approval by the Compensation Committee

• Grants will be settled in Cheniere shares
• Equity award grants to executives will include clawback provisions

In connection with the Order and Stipulation, we are subject to certain conditions relating to stock-based compensation and awards under the 2011 Plan. Among the provisions of the Order and Stipulation is a requirement that, prior to use, we hold a shareholder vote to approve or not approve the issuance of awards with respect to 7,845,630 shares of common stock comprising the Available Shares (defined in the Order as the approximately 7,845,630 shares (subject to equitable adjustment in accordance with the terms of the 2011 Plan) of the 25 million shares listed with the NYSE MKT LLC and registered with the SEC subject to Amendment No. 1 that either had not been awarded or had again become available for grant following the forfeiture or lapse of

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awards as of October 7, 2014). In order to further the Company’s transition and fully implement our new compensation strategy, we are seeking such shareholder approval.

Burn Rate and Overhang Disclosure

In connection with its approving and recommending that the Board seek shareholder approval for the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the 2011 Plan, the Compensation Committee considered certain information regarding historical share usage under the Company’s equity compensation plans (sometimes referred to as “burn rate”) and the potential dilution of the Company’s shareholders that could occur with respect to the Company’s equity plans (sometimes referred to as “overhang”). The Company’s burn rate and overhang are summarized below.

“Burn rate’” is a calculation of shares used (granted) during the year divided by weighted average shares outstanding. The Company’s three year average burn rate, expressed as a percentage of common shares outstanding, was approximately 0.12% for the three year period ending December 31, 2016 (assuming no grants are made for the remainder of 2016). During the past two years, stock-based awards have been limited because we used phantom units settled in cash for our long-term performance awards. If we were to include these phantom unit awards in our calculation of the burn rate, it would have been approximately 1.25% for the three year period ending December 31, 2016 (assuming no grants are made for the remainder of 2016). The Company does not intend to make any grants to employees for the remainder of 2016. In 2017, the Company anticipates a burn rate of less than 1%.

Overhang is a calculation of total potential dilution attributable to equity-based compensation and reflects the shares reserved for all outstanding (unvested) grants plus shares available for future grants as a percent of common shares outstanding. As of December 31, 2016 (assuming no changes from the Record Date through December 31, 2016), the total overhang with respect to the Company’s equity plans and unvested awards, expressed as a percentage of common shares outstanding, was approximately 6%.

The following table outlines the share reservations and issuances under all of our outstanding equity compensation plans as of the Record Date. As of the Record Date, there were 234,961,842 shares of common stock of the Company outstanding.

Shares authorized under outstanding equity compensation plans (1) (2)	56,236,381
Shares issued	41,292,695
Shares issuable under stock option awards outstanding	0
Shares issuable under restricted stock awards outstanding	679,373
Shares issuable under restricted stock awards outstanding that are performance based(3)	5,030,713
Shares available to be issued under equity compensation plans(2)(4)	8,497,012

(1)	This amount includes authorized shares under our 2003 Plan, 2011 Plan and 2015 Inducement Plan.
(2)	Includes 7,845,630 shares of common stock available for issuance under the 2011 Plan subject to Proposal 1.
(3)	The entire amount listed is unearned.
(4)	As discussed under “Equity Compensation Plan Information” on page 5 of this Proxy Statement, in December 2016, the Company reduced the amount of shares available under the 2015 Inducement Plan from 1,000,000 to 236,381 shares and, as a result, the Company does not expect to issue any further awards under the 2015 Inducement Plan.

Voting Standard

To be approved, Proposal 1 to approve the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the 2011 Plan must receive the approval of a majority of the shares present and entitled to vote on the proposal, meaning that the number of votes “for” Proposal 1 must exceed the number of votes “against” it. Abstentions will be counted as the functional equivalent of “no” votes and broker non-votes will not be considered in determining the outcome of Proposal 1, but will be counted for purposes of establishing a quorum. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you because Proposal 1 is not considered a “routine” matter.

Recommendation of the Board of Directors

The Board recommends a vote FOR approval of Proposal 1 to approve the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended.

Summary of the 2011 Plan

Below is a summary of the material terms of the 2011 Plan. The full text of the 2011 Plan is attached as Appendix A to this Proxy Statement. The statements made in this Proxy Statement with respect to the 2011 Plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the 2011 Plan attached as Appendix A to this Proxy Statement.

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Purpose of the 2011 Plan

The 2011 Plan is designed to promote the interests of the Company and our shareholders by offering employees, consultants and non-employee directors of the Company or its affiliates an opportunity to participate in the growth and financial success of the Company and in performance-related incentives. A further purpose of the 2011 Plan is to provide the Company and its affiliates an opportunity to attract and retain the best available individuals needed for the continued growth and success of the Company. Accordingly, the 2011 Plan provides for the following:

•	discretionary grants to employees of the Company or our affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

•	discretionary grants to employees, consultants, and non-employee directors of the Company or our affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”), (b) shares of common stock for a purchase price, if any, determined by the Committee (as described below) that are not subject to forfeiture (“Bonus Stock Awards”), (c) the right to receive shares of common stock or cash payments, each up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of a share of common stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) the right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock at the end of a Restricted Period (as defined in the 2011 Plan) or on the last day of a specified deferral period (“Phantom Stock Awards”), (e) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (f) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (g) other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

We believe the 2011 Plan is a valuable compensation component for the Company and helps further the success of the Company by aligning the financial interests of employees, consultants and non-employee directors with those of the Company and our shareholders through ownership of the Company’s common stock.

Historical Grant Information

As of the Record Date, there were 8,497,012 shares of common stock available for issuance under the 2011 Plan, including the 7,845,630 shares of common stock subject to approval in Proposal 1. An aggregate of 21,359,096 shares of restricted stock were issued and 5,143,892 shares of restricted stock are issuable pursuant to outstanding awards under the 2011 Plan through the date of the filing of this Proxy Statement. Based on 234,961,842 shares of common stock issued and outstanding on the Record Date, the shares currently available for issuance under the 2011 Plan (including the 7,845,630 shares of common stock subject to approval in Proposal 1) represent about 3.6% of the Company’s outstanding shares.

Administration

The 2011 Plan is administered by the Compensation Committee or, if there is no Compensation Committee at any relevant time, by the Board. With respect to any award granted to a Covered Employee (as described below) that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Section 162(m) Subcommittee, which is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Code) makes performance-based award decisions. References herein to the “Committee” mean the Section 162(m) Committee, or the Compensation Committee or Board, along with the Equity Grant Committee and the Option Grant Committee described below, as applicable. A Covered Employee is the CEO of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to awards.

The Committee has full authority, subject to the terms of the 2011 Plan, to establish rules that it deems relevant for the proper administration of the 2011 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The Board has established an Equity Grant Committee and has appointed the President and CEO of the Company as the sole member of that Committee of the Board to act on behalf of the Board and the Compensation Committee to grant Restricted Stock Awards and Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates, including Covered Employees, and non-employee directors).

•	Restricted Stock Awards made by the Equity Grant Committee in a calendar year cannot exceed 150,000 shares of restricted stock per recipient or an aggregate of 600,000 shares of restricted stock to all recipients.

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•	Non-qualified Stock Option awards made by the Equity Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients (reduced by the number of shares of common stock covered by Non-qualified Stock Options granted by the Option Grant Committee for the calendar year).

The Board also has established an Option Grant Committee and has appointed the President and CEO of the Company as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates, including Covered Employees, and non-employee directors).

•	Non-qualified Stock Option awards made by the Option Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients (reduced by the number of shares of common stock covered by Non-qualified Stock Options granted by the Equity Grant Committee for that calendar year).

The Compensation Committee may periodically ratify all stock options and Restricted Stock Awards granted by the Equity Grant Committee and the Option Grant Committee.

Limitation on Individual Awards

In addition to the above limits, the 2011 Plan provides that no individual may be granted, in any calendar year, awards covering or relating to an aggregate of 6,000,000 shares of common stock under the 2011 Plan. With respect to cash awards, the 2011 Plan provides that no individual may receive payment for cash awards during any calendar year aggregating in excess of $25 million.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2011 Plan. The selection of employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Bonus Stock Awards, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of the Record Date, there were approximately 900 employees, 100 consultants and ten non-employee directors eligible to participate in the 2011 Plan.

Term of 2011 Plan

The 2011 Plan became effective on June 16, 2011. If not sooner terminated, the 2011 Plan will terminate on the earlier of the tenth anniversary of the effective date or the date on which no shares of common stock subject to the 2011 Plan remain available to be granted as awards under the 2011 Plan, and no further awards may be granted thereafter. The Board, in its discretion, may terminate the 2011 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right or Other Stock or Performance-Based Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each stock option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Unless an individual award agreement or then-effective employment agreement between the Company and the participant provides otherwise, stock options vest upon termination by the Company (or removal of a non-employee director) without cause, a change of control of the Company (as defined in the 2011 Plan), termination upon death or disability (as defined in the 2011 Plan) or such other events as the Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock covered by the stock option on the date the stock option is granted.

d. Special Rules for Certain Shareholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the stock option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the stock option is granted.

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e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2011 Plan and the limit on individual awards provided for in the 2011 Plan, the number of shares for which a stock option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which a stock option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Stock Options. The status of each stock option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the stock options with respect to the excess shares are Non-qualified Stock Options. All stock options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the stock option price may be paid upon exercise, including in cash, by check, or by delivery of other shares of our common stock owned by the optionee. The 2011 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may effect a cashless or net exercise of a stock option.

h. Amendment. The Committee may modify, extend or renew a stock option subject to the terms and conditions of the 2011 Plan, and where applicable, with the written consent of the affected option holder.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, or with the consent of the Committee, to one or more immediate family members or related family trusts or partnerships or similar entities, subject to securities registration requirements.

j. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to perform continuous service for the Company for any reason other than death or disability (as defined in the 2011 Plan) or (ii) one year after the optionee ceases to perform continuous service for the Company due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to perform continuous service for the Company for any reason other than death or disability or (ii) one year after the optionee ceases to perform continuous service for the Company due to death or disability. If an optionee’s continuous service with the Company is terminated for cause (as defined in the 2011 Plan), the option shall immediately terminate.

k. Other Terms and Conditions. The Committee may establish other terms and conditions regarding the grant of Non-qualified Stock Options and Incentive Stock Options that are consistent with the terms of the 2011 Plan.

Bonus Stock Awards

The Committee may grant shares of our common stock to employees, consultants and non-employee directors on terms and conditions and for such payment, if any, as established by the Committee on the date of grant, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients.

Stock Appreciation Rights

a. Rights Related to Stock Options. A Stock Appreciation Right granted in connection with a stock option entitles the participant to surrender all or part of the stock option for a cash payment at such time and to the extent such stock option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related stock option is transferable.

b. Rights Without Stock Options. A Stock Appreciation Right granted independently of a stock option is exercisable at such time and in such manner as determined by the Committee and set forth in the applicable award agreement.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

d. Other Terms and Conditions. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, whether the Stock Appreciation Right will be settled in cash, shares of common stock, or a combination of cash and stock, and any other terms and conditions of the Stock Appreciation Right under the 2011 Plan.

e. Other Terms and Conditions. The Committee may establish other terms and conditions with respect to the grant of Stock Appreciation Rights under the 2011 Plan.

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Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2011 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable restricted or deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award. A Phantom Stock Award may be paid at the end of the restricted period or the last day of a deferral period in the form of shares of the Company’s common stock or cash.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code or otherwise determines that a Phantom Stock Award will be subject to performance measures, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals as described under the section entitled “Performance Awards” below.

c. Other Terms and Conditions. The Committee may establish other terms and conditions regarding the grant of Phantom Stock Awards under the 2011 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a shareholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares, but prior to the lapse of such restrictions, the participant shall not be entitled to delivery of the shares and the participant may not sell, transfer, assign or otherwise dispose of such shares.

b. Acceleration of Vesting. Unless the individual award agreement provides otherwise and subject to limitations contained in the 2011 Plan relating to awards that are intended to satisfy the performance-based compensation rules of Section 162(m) of the Code, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company (or removal as a non-employee director) is terminated without cause by the Company, the occurrence of change of control of the Company (as defined in the 2011 Plan), or termination as a result of death or disability (as defined in the 2011 Plan).

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2011 Plan.

Performance Awards

a. Cash and Other Performance Awards. The Committee may grant cash awards that are rights to receive a cash payment upon the achievement of a single or multiple performance goals over a specified performance period established by the Committee. The Committee also may designate any form of award under the 2011 Plan as a Performance Award that will be subject to the achievement of performance goals based on business criteria described below during a specified performance period.

b. Performance Period. The Committee may grant Performance Awards under the 2011 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Achievement of performance goals in respect of Performance Awards may be measured based on performance over a Performance Period, as specified by the Committee, or may be determined based on whether or not the performance goals are satisfied at any time prior to the expiration of a Performance Period. In the case of a performance goal measured over a Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of the business criteria over a Performance Period at or after the end of the Performance Period. In the case of a performance goal satisfied based upon whether or not certain specified business criteria are achieved at any time during a Performance Period, at or following the satisfaction of the applicable business criteria (even if prior to the expiration of the applicable Performance Period), the Committee shall determine the amount, if any, of Performance Awards payable to each Participant upon the achievement of the applicable business criteria.

c. Performance Goals. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of specified subsidiaries, divisions or business or geographical units of the Company, or one or more product lines of the Company’s business: earnings per share; revenue (including increased revenues); profit measures (including gross profit, operating profit,

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economic profit, net profit before taxes and adjusted pre-tax profit); cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); economic value added; gross margin; net income measures (including income after capital costs and income before or after taxes); earnings; pretax earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before taxes and depreciation (“EBTD”); earnings before interest and taxes (“EBIT”); pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); stock price measures (including growth measures and total stockholder return); debt reduction; price per share of Common Stock; market share; earnings per share or adjusted earnings per share (actual or growth in); economic value added (or an equivalent metric); market value added; debt to equity ratio; expense measures (including overhead cost and general and administrative expense); changes in working capital; margins; stockholder value; proceeds from dispositions; total market value; customer satisfaction or growth and contracted LNG quantity; and implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects. Any of the above business criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index.

d. Payment. Following the end of the performance period, the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures for such performance period. Payments are made in cash, common stock or a combination thereof as determined by the Committee. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

e. Performance Awards Under Section 162(m) of the Code. A Performance Award granted to a person designated by the Committee who is likely to be a Covered Employee constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, and the terms of such awards are to be subject to and interpreted consistently with Section 162(m) of the Code, including the timing for establishing the performance goals and requirement that the settlement of the awards be contingent on achievement of the performance goals, as certified by the Committee.

f. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2011 Plan, subject to the special rules relating to Performance Awards under Section 162(m) of the Code.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or cash.

b. Other Terms and Conditions. The Committee may establish such terms and conditions for Other Stock or Performance-Based Awards under the 2011 Plan as it determines appropriate. The term of any such award may not exceed ten years.

Amendments

The Board may amend, suspend or terminate the 2011 Plan; however, any change that would terminate an award or impair the rights of a participant in any material respect with respect to an award previously granted requires the participant’s consent. Furthermore, any amendment which would constitute a “material revision” of the 2011 Plan (as that term is used in the rules of the NYSE MKT LLC) or to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, is subject to shareholder approval.

Federal Income Tax Aspects of the 2011 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2011 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no ordinary taxable income upon exercise of an Incentive Stock Option or later disposition of shares acquired pursuant to his or her exercise of an Incentive

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Stock Option if the optionee (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the stock option was granted or within the one-year period beginning on the date that the stock option was exercised (collectively, the “holding period”) and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the date of grant and ending on the date three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the alternative minimum taxable income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2011 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee, determined based on the excess of the fair market value of the shares of common stock covered by the portion of the Stock Appreciation Rights being exercised over the exercise price for such shares. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. Subject to the special rules discussed below relating to elections made under Section 83(b) of the Code, the recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses and the individual vests in the underlying shares, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Restricted Stock Award, other than a share for which the Section 83(b) election is made as discussed below, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the date the substantial risk of forfeiture lapsed would be treated as a capital gain or loss.

Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award (rather than the date on which the substantial risk of forfeiture lapses) based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

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Upon a subsequent disposition of Restricted Stock Award shares for which the Section 83(b) election is made, the difference between the fair market value of the shares on the disposition date and the fair market value of the shares on the date of grant would be treated as a capital gain or loss.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual, less any amount paid by the participant for the shares of stock. The Company will be entitled to a deduction for a corresponding amount. Upon a subsequent disposition of the shares received pursuant to a Bonus Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the award date would be treated as a capital gain or loss.

Section 162(m) of the Code. Section 162(m) of the Code as interpreted by the Internal Revenue Service precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer and any of its three other highest-paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of Incentive Stock Options, Non-qualified Stock Options and Stock Appreciation Rights granted by the Committee under the 2011 Plan with an exercise price that is not less than the fair market value of our common stock on the grant date should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation expense generated in connection with Performance Awards designated by the Committee as performance-based compensation granted by the Committee under the 2011 Plan should not be limited by Section 162(m) of the Code. The 2011 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards or Phantom Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code with respect to a Restricted Stock Award, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award or Phantom Stock Award granted by the Committee is based solely upon the satisfaction of the performance goals based on one or more of the business criteria set forth in the 2011 Plan and described above under the section entitled “Performance Awards”, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award or Phantom Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards or Phantom Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award or Phantom Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based solely upon continued service with the Company). Furthermore, the income generated in connection with all awards granted under the 2011 Plan by the Equity Grant Committee and the Option Grant Committee will not qualify as performance-based compensation, but those committees are not authorized to grant awards to persons whose compensation is subject to Section 162(m) of the Code.

Tax-Qualified Status of the Plan

The 2011 Plan is not qualified under Section 401(a) of the Code.

58	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Section 409A of the Internal Revenue Code

Some awards issued under the 2011 Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee intends to generally design and administer such award and the 2011 Plan to comply with the rules of Section 409A of the Code; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2011 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2011 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Annual LTIP Benefits

A new plan benefits table for the Annual LTIP and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Annual LTIP if the Annual LTIP was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the Annual LTIP will be made at the Compensation Committee’s discretion, subject to the terms and conditions of the Annual LTIP. Therefore, the benefits and amounts that will be received or allocated under the Annual LTIP are not determinable at this time. Under Mr. Fusco’s employment agreement, for each fiscal year beginning with 2017, Mr.  Fusco will be eligible to receive a long-term incentive award with a grant date value of 500% of his annual base salary.

OTHER MATTERS

Shareholder Proposals

Management anticipates that the Company’s 2017 Annual Meeting of Shareholders will be held during May 2017. Any shareholder who wishes to submit a proposal for action to be included in the Proxy Statement and form of proxy relating to the Company’s 2017 Annual Meeting of Shareholders must submit the proposal to the Company on or before December 22, 2016. Any such proposals should be timely received by the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2017 proxy materials. If a shareholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” under our Bylaws, the proposal must be received by the Company no earlier than February 2, 2017 and not later than March 4, 2017.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our Board recently amended our Bylaws to permit a shareholder (or a group of no more than 20 shareholders) who has maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years and has complied with the other requirements set forth in our Bylaws, to submit director nominees of up to 20% of the number of directors serving on the Board for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) satisfy the requirements set forth in our Bylaws.

•	When to send such proposals. Notice of director nominees submitted under these bylaw provisions must be received by our Secretary no earlier than 5:00 p.m., Central Time, November 22, 2016, and no later than 5:00 p.m., Central Time, on December 22, 2016.

•	Where to send such proposals. Proposals should be addressed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, TX 77002.

•	What to include. Notice must include the information required by our bylaws, which are available on our website at www.cheniere.com.

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Communications with the Board

The Board maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Householding of Proxy Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address, although each shareholder will receive a separate proxy card. Once a shareholder has received notice from his or her broker that they will be householding materials, householding will continue until the shareholder is notified otherwise or revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the shareholder should notify his or her broker. If a shareholder would like to receive a separate copy of this Proxy Statement or Notice of Special Meeting, he or she should contact the Company by writing to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002.

Availability of Documents

Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement for the Meeting and future shareholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002. Paper or email copies of this Proxy Statement for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/2017SpecialMeeting. Any such requests shall be made by January 17, 2017 to facilitate timely delivery.

By order of the Board of Directors

Sean N. Markowitz

Corporate Secretary

December 20, 2016

60	Cheniere Energy, Inc. Notice of Special Meeting of Shareholders and 2017 Special Meeting Proxy Statement

Appendix A

CHENIERE ENERGY, INC.

2011 INCENTIVE PLAN

(As amended by Amendment

No. 1, dated February 1, 2013)

CHENIERE ENERGY, INC.

2011 INCENTIVE PLAN

(As amended by Amendment

No. 1, dated February 1, 2013)

1. ESTABLISHMENT OF PLAN. Cheniere Energy, Inc. establishes the “Cheniere Energy, Inc. 2011 Incentive Plan” effective as of the Effective Date. Awards granted under the Plan shall be subject to the terms and conditions of the Plan as set forth herein, as it may be amended from time to time.

2. PURPOSES. The purposes of the Plan are (i) to offer selected Employees, including Executive Officers, Consultants and Non-Employee Directors of the Company or its Affiliates an opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to provide performance-related incentives to certain of such Employees and Consultants to achieve established Performance Goals, and (iv) to promote the growth and success of the Company’s business by aligning the financial interests of Employees, Consultants and Non-Employee Directors with that of the stockholders of the Company. Toward these objectives, this Plan provides for the grant of performance and non- performance-based equity Awards and performance-based Cash Awards.

3. DEFINITIONS. As used herein, unless the context requires otherwise, the following terms have the meanings indicated below.

(a) “Addendum” means an addendum to the Plan approved by the Compensation Committee, as constituted from time to time, of the Board containing terms, conditions and limitations applicable to certain Awards to Employees and other individuals described in the addendum who, in each case, are residents of a country other than the United States to which such addendum relates. An Award to an individual under an Addendum shall be made pursuant to, and subject to the terms and conditions of, the Plan, as modified by the terms of the Addendum.

(b) “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, however, with respect to Awards of Options and Stock Appreciation Rights that are intended to be excluded from the application of Section 409A of the Code, the term affiliate will be applied in a manner to ensure that the Common Stock covered by such Awards would be “service recipient stock” with respect to the Participants to whom the Awards are granted; and provided further, however , with respect to Awards of Options that are intended to be Incentive Stock Options, Affiliate means an entity described in clauses (ii) and (iii) of this Section 3(b) and any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted.

(c) “Award” means any right granted under the Plan (or under the Plan as modified by an Addendum), including an Option, a Restricted Stock Award, a Stock Appreciation Right, Bonus Stock, a Cash Award, a Performance Award, a Phantom Stock Award, and an Other Stock or Performance-Based Award, whether granted singly or in combination, to a Participant pursuant to the terms, conditions and limitations that the Committees may establish in order to fulfill the objectives of the Plan. An Award may be granted under the Plan pursuant to a written Award agreement between the Company and a Participant, a written Award notice provided to the Participant of the Award, or a written program adopted by the Company or the Committee establishing Awards under the Plan. Notwithstanding any other provision of the Plan relating to Award agreements, an Award of an Option or a Restricted Stock Award and related documents, including the Plan and any prospectus for the Plan, may be delivered to a Participant in electronic format pursuant to such policies and procedures as adopted from time to time by the Company. If an Award or related documents are delivered in an electronic format and the Participant consents to participate in the electronic Award procedures established by the Company with respect to the Plan by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus Stock Award” means an Award grant under Section 9 of the Plan.

(f) “Cash Award” means an Award granted pursuant to Section 13 of the Plan.

(g) “Cause” means:

(i) in the case of a Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate;

(ii) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of a written employment agreement between such Participant and the Company or Affiliate, which employment agreement includes a definition of “Cause,” the term “Cause” as used in the Plan or any agreement establishing an Award shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(iii) in all other cases,

(A) the willful commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate; or

(B) the commission by a Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company or an Affiliate; or

(C) the willful violation by the Participant of the Code of Business Conduct and Ethics Policy; or

(D) the continuing and repeated failure of a Participant to perform the duties of such Participant to the Company or an Affiliate, including by reason of the Participant’s habitual absenteeism (other than such failure resulting from the Participant’s incapacity due to physical or mental illness).

For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” or “intentional” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate, as the case may be. The determination of whether Cause exists with respect to an Executive Officer shall be made by the Board in its sole discretion and with respect to all other Participants, the existence of Cause shall be determined by the Company’s Vice President of Human Resources in his or her sole discretion in consultation with the Company’s General Counsel.

(h) “Change of Control” means the occurrence during the term hereof of any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act and as modified in Section 13 (d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquirer, of such assets.

(i) “Chief Executive Officer” means the individual serving at any relevant time as the chief executive officer of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(k) “Committee” means the Compensation Committee, as constituted from time to time, of the Board that is appointed by the Board to administer the Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Committee” for purposes of the Plan shall mean the Board; provided, however , that as necessary in each case to satisfy the requirements of Sections 162(m) of the Code and Rule 16b-3 with respect to Awards granted under the Plan, while the

Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Notwithstanding the foregoing provisions, (i) the Board may delegate to a committee of one or more members of the Board who are not Outside Directors or Non-Employee Directors (the “Equity Grant Committee”) the authority to grant equity-based awards, including Options and Restricted Stock Awards, subject to the terms of the Plan, including specifically the limitations contained in Section 6 and any additional limitations as may be contained in resolutions adopted by the Board from time to time, to selected Employees and Consultants who are not then (A) Executive Officers, (B) Non- Employee Directors or (C) persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and (ii) the Board or the Compensation Committee of the Board may delegate to one or more Executive Officers of the Company (the “Option Grant Committee”) the authority to grant Options, subject to the terms of the Plan, including specifically the limitations contained in Section 6 and any additional limitations as may be contained in resolutions adopted by the Board or the Compensation Committee from time to time, to Employees (other than Employees who are Executive Officers or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code) and Consultants. When used in the Plan, except as provided otherwise in Section 12, the term “Committees” shall refer to the Committee, the Equity Grant Committee and the Option Grant Committee, each acting within the scope of its authority under the Plan with respect to the matter covered by the particular reference.

(l) “Common Stock” means the common stock of the Company, $.003 par value per share or the common stock that the Company may in the future be authorized to issue.

(m) “Company” means Cheniere Energy, Inc., a Delaware corporation, and any successor corporation.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.

(o) “Continuous Service” means the provision of services to the Company or an Affiliate, or any successor, as an Employee, Director or Consultant which is not interrupted or terminated. Except as otherwise provided in a particular Award agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate, or any successor, as an Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of each Incentive Stock Option, if such leave exceeds ninety (90) days, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90)-day period.

(p) “Covered Employee” means the Chief Executive Officer and each other officer of the Company who is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to Awards, including, if applicable, by reason of formal interpretations issued by the Internal Revenue Service.

(q) “Director” means a member of the Board or the board of directors of an Affiliate.

(r) “Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person or, if such a plan does not exist at any relevant time, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Option Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12)  months.

(s) “Effective Date” means June 16, 2011, the date the Plan was approved by the Company’s stockholders at the Company’s 2011 annual meeting of stockholders.

(t) “Employee” means any person, including an Executive Officer or Director, who is employed by the Company or an Affiliate. The payment of compensation by the Company or an Affiliate to a Director or Consultant solely with respect to such individual rendering services in the capacity of a Director or Consultant, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.

(u) “ Executive Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock has an established market by virtue of being listed or quoted on any registered stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid price, if applicable) on such exchange (or, if the Common Stock is listed or traded on more than one registered exchange, on the exchange with the greatest volume of trading in the Common Stock) on the day of determination (or if no such price is reported on that day, on the last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(ii) In the absence of any listing or quotation of the Common Stock on any such registered exchange, the Fair Market Value shall be determined in good faith by the Committee.

(x) “Incentive Stock Option” means any Option that satisfies the requirements of Section 422 of the

Code and is granted pursuant to Section 8 of the Plan.

(y) “Non-Employee Director” means a Director of the Company who either (i) is not an Employee or Officer, does not receive compensation (directly or indirectly) from the Company or an Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Non-Qualified Stock Option” means an Option granted under 8 of the Plan that is not intended to be an Incentive Stock Option.

(aa) “Option” means an Award granted pursuant to Section 8 of the Plan to purchase a specified number of shares of Common Stock during the Option period for a specified exercise price, whether granted as an Incentive Stock Option or as a Non-Qualified Stock Option.

(ab) “Option Agreement” means the written agreement or notice evidencing the grant of an Option executed by the Company and the Optionee or issued by the Company and accepted by the Optionee, including any amendments thereto. Each Option Agreement shall be subject to the terms and conditions of the Plan. If an Option Agreement or related document is delivered to a Participant by electronic means, and the Participant consents to participate in the electronic Award procedures adopted by the Company by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(ac) “Optionee” means a Participant to whom an Option has been granted under the Plan.

(ad) “Other Stock or Performance-Based Award” means an award granted pursuant to Section 14 the Plan that is not otherwise specifically provided for in the Plan, the value of which is based in whole or in part upon the value of a share of Common Stock.

(ae) “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or an “affiliated corporation” at any time and is not currently receiving (within the meaning of the regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(af) “Participant” means any Employee, Non-Employee Director, or Consultant to whom an Award has been granted under the Plan.

(ag) “Performance Award” means an Award granted pursuant to Section 13 of the Plan to a Participant that is subject to the attainment of one or more Performance Goals.

(ah) “Performance-Based Compensation” means “performance-based compensation” as described in Section  162(m)(4)(C) of the Code.

(ai) “Performance Goal“ means a standard established by the Committee based on one or more business criteria described in Section 13 to determine in whole or in part whether a Performance Award shall be earned.

(aj) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or, except in the case of any grant to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(ak) “Phantom Stock Agreement” means the written agreement evidencing a Phantom Stock Award. Each Phantom Stock Agreement shall be subject to the terms and conditions of the Plan.

(al) “Phantom Stock Award” means an Award granted pursuant to Section 11 of the Plan.

(am) “Plan” means this Cheniere Energy, Inc. 2011 Incentive Plan, as set forth herein and as it may be amended from time to time.

(an) “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

(ao) “Restricted Period” means the period established by the Committee with respect to an Award during which the Award is subject to forfeiture or is not exercisable by the Participant and with respect to a Restricted Stock Award, the period during which the Forfeiture Restrictions as described in Section 12(a) apply to the Award.

(ap) “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Participant or issued by the Company and accepted by the Participant, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan. If a Restricted Stock Agreement or related document is delivered to a Participant by electronic means, and the Participant consents to participate in the electronic Award procedures adopted by the Company by using his personal identification number to access the Award documents, such action by the Participant shall constitute the Participant’s electronic signature and acceptance of the terms and conditions of the Award.

(aq) “Restricted Stock Award” means an Award granted under Section 12 of the Plan of shares of Common Stock issued to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions, as are established by the Committee.

(ar) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

(as) “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

(at) “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(au) “Stock Appreciation Rights” means an Award granted under Section 10 of the Plan.

(av) “Stock Appreciation Rights Agreement” means a written agreement with a Participant with respect to an Award of Stock Appreciation Rights.

(aw) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

4. INCENTIVE AWARDS AVAILABLE UNDER THE PLAN. Awards granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Restricted Stock Awards; (d) Stock Appreciation Rights; (e) Bonus Stock, (f) Cash Awards; (g) Performance Awards; (h) Phantom Stock Awards; and (i) Other Stock or Performance-Based Awards.

5. SHARES SUBJECT TO PLAN. Subject to adjustment pursuant to Section 15(a) hereof, the aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 35,000,000 (the “Share Pool Limit”). At all times during the term of the Plan, the Company shall allocate and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. Except as provided in Section 8(i) with respect to certain assumed or substituted options resulting from a merger transaction, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock issued in connection with the exercise or settlement of an Award or used to determine the amount of cash paid in connection with the exercise of Stock Appreciation Rights and the settlement of Phantom Stock Awards. Any shares of Common Stock covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Share Pool Limit and shall remain available for Awards under the Plan. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Common Stock, (b) Common Stock held in the treasury of the Company, or (c) previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market, in each case as the Committee may determine from time to time in its sole discretion.

6. ELIGIBILITY. Awards other than Incentive Stock Options may be granted to Employees, Executive Officers, Directors, and Consultants. Incentive Stock Options may be granted only to Employees. The Committee in its sole discretion shall select the recipients of Awards; provided, however that (i) the Equity Grant Committee may select the recipients of Non-Qualified Stock Options and/or Restricted Stock Awards if (A) such recipients are not members of the Equity Grant Committee, Executive Officers, Non-Employee Directors or persons with respect to which the Company desires to comply with Section 162(m) of the Code, (B) the aggregate number of shares of Common Stock subject to such Options does not exceed 3,000,000 shares in any one calendar year (reduced by the number of shares of common Stock covered by Options granted by the Option Grant Committee for such calendar year) and the aggregate number of shares of Common Stock covered by such Restricted Stock Awards granted in any one calendar year does not exceed 600,000 shares of Common Stock and (C) the aggregate number of shares of Common Stock that may be awarded to any individual under such Options does not exceed 450,000 shares and the aggregate number of shares of Common Stock that may be awarded to any individual under such Restricted Stock Awards does not exceed 150,000 shares and (ii) the Option Grant Committee may select the recipients of Non-Qualified Stock Options (A) if such recipients are Employees (who are not members of the Option Grant Committee, Executive Officers or persons with respect to whom the Company wishes to comply with Section 162(m) of the Code) or Consultants, (B) the aggregate number of shares of Common Stock subject to such Options does not exceed 3,000,000 shares in any calendar year (reduced by the number of shares of Common Stock covered by Options granted by the Equity Grant Committee for such calendar year) and (C) the aggregate number of shares of Common Stock that may be awarded to any individual under such Options does not exceed 450,000 shares. A Participant may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Employee, Executive Officer, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

7. LIMITATION ON INDIVIDUAL AWARDS. Except for Cash Awards described in Section 13, no individual shall be granted, in any calendar year, Awards under the Plan covering or relating to an aggregate of more than 6,000,000 shares of Common Stock. No individual shall receive payment for Cash Awards during any calendar year aggregating in excess of $25,000,000. The preceding shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute Performance-Based Compensation.

8. OPTIONS.

(a) Terms and Conditions of Options. Except with respect to grants of Non-Qualified Stock Options by the Equity Grant Committee and/or the Option Grant Committee, the Committee shall determine whether an Option shall be granted as an Incentive Stock Option or a Non-Qualified Stock Option. The Committees shall determine the provisions, terms and conditions of each Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, repurchase provisions, forfeiture provisions, methods of payment, and all other terms and conditions of the Option, subject to the following:

(i) Form of Option Grant. Each Option granted under the Plan shall be evidenced by a written Option Agreement in such form (which need not be the same for each Optionee) as the Committees from time to time approve, but which is not inconsistent with the Plan, including any provisions that may be necessary, as determined by the Committee, to assure that any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

(ii) Date of Grant. The date of grant of an Option shall be the date on which the Committees make the determination to grant such Option unless a later date is specified by the Committees at the time of such determination. The Option Agreement evidencing the Option shall be delivered to the Optionee, with a copy of the Plan and other relevant Option documents, within a reasonable time after the date of grant.

(iii) Exercise Price. The exercise price of an Option shall be not less than the Fair Market Value of the shares of Common Stock on the date of grant of the Option. In addition, the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The exercise price for each Option granted under this Section 8 shall be subject to adjustment pursuant to Section 15(a).

(iv) Exercise Period. Options shall be exercisable within the time or times or upon the event or events determined by the Committees and set forth in the Option Agreement; provided, however, that no Option shall be exercisable later than the expiration of ten (10) years from the date of grant of the Option, and provided further, that no Incentive Stock Option granted to a Ten Percent Stockholder shall be exercisable after the expiration of five (5) years from the date of grant of the Option.

(v) Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Optionee are exercisable for the first time by such Optionee during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options. If the Code is amended after the Effective Date to provide for a different limit than the one described in this Section 8(a)(v), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

(vi) Acceleration of Vesting. Any Option granted hereunder which is not otherwise vested shall vest (unless specifically provided to the contrary by the Committee in the document or instrument evidencing an Option granted hereunder) upon (A) the involuntary termination of an Employee or Consultant or removal of a Non-Employee Director without Cause; (B) a Change of Control, but only as provided for in Section 15(c); or (C) death or Disability of the Participant.

(b) Transferability of Options. Options granted under the Plan, and any interest therein, shall not be transferable or assignable by the Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee; provided, however , that the Optionee may designate persons who or which may exercise his Options following his death. Notwithstanding the preceding sentence, Non-Qualified Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may provide for in the Optionee’s Option Agreement and approve prior to any such transfer. No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Option would not be eligible to be registered on Form S-8 promulgated under the Securities Act.

(c) Manner of Exercise. Options may be exercised in such manner as approved by the Company from time to time, including by delivery to the Company of a written exercise notice or by an exercise election made by a Participant through an electronic procedure authorized by the Company (which method or procedure need not be the same for each Optionee), stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased and satisfaction of the tax withholding provisions described in Section  17.

(d) Payment of Exercise Price. Payment of the aggregate exercise price for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Optionee, in any of the following methods: (i) if a public market for the Common Stock exists, upon the Optionee’s written request, the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of the Optionee, provided that the Optionee has irrevocably instructed such broker to remit from the proceeds of such sale directly to the Company on the Optionee’s behalf the full amount of the exercise price plus any taxes the Company is required to withhold (ii) by surrender to the Company for cancellation of shares of Common Stock owned by the Optionee having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the cancellation of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; provided, that such surrendered shares are not subject to any pledge or other security interest and have or meet such other requirements, if any, as the Committees may determine necessary in order to avoid an accounting earnings charge in respect of the Option being exercised; (iii) by a “net exercise” method whereby the Company withholds from the delivery of shares of Common Stock subject to the Option (or the portion thereof that is being exercised) that number of whole shares having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the issuance of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; or (iv) by any combination of the foregoing, including a cash payment. No shares of Common Stock may be issued until full payment of the purchase price thereof has been made.

(e) Exercise of Option Following Termination of Continuous Service.

(i) Subject to the other provisions of this Section 8(e), (A) an Optionee may exercise an Incentive Stock Option for a period of three (3) months following the date the Optionee’s Continuous Service terminates and (B) an Optionee may exercise a Non-Qualified Stock Option for a period of six (6) months following the date the Optionee’s Continuous Service terminates, but in each case, only to the extent the Optionee was otherwise entitled to exercise the Option on the date the Optionee’s Continuous Service terminates).

(ii) If the Optionee’s Continuous Service is terminated by the Company or an Affiliate for Cause, the Optionee’s right to exercise the Option shall immediately terminate.

(iii) If the Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise the Option for a period of one (1) year following the date the Optionee’s Continuous Service terminates.

(iv) In the event of the termination of the Optionee’s Continuous Service as a result of the Optionee’s death, the Optionee’s estate, or a person who acquired the right to exercise the Option by bequest or inheritance, may exercise the Option for a period of one (1) year following the Optionee’s date of death.

(v) An Option shall terminate to the extent not exercised on the last day of the specified post- termination exercise periods set forth above or the last day of the original term of the Option, whichever occurs first.

(vi) The Committees shall have discretion to determine whether the Continuous Service of an Optionee has terminated, the effective date on which such Continuous Service terminates and whether the Optionee’s Continuous Service terminated as a result of the Disability of the Optionee. The determination of whether a Participant’s Continuous Service was terminated for Cause shall be determined as provided for in Section  3(g).

(f) Limitations on Exercise.

(i) The Committees may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Option that may be purchased on any exercise of an Option; provided, that such minimum number will not prevent Optionee from exercising the full number of shares of Common Stock as to which the Option is then exercisable.

(ii) The obligation of the Company to issue any shares of Common Stock pursuant to the exercise of any Option shall be subject to the condition that such exercise and the issuance and delivery of such shares pursuant thereto comply with the Securities Act, all applicable state securities laws and the requirements of any stock exchange or market-quotation system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise. The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or market-quotation system, and the Company shall have no liability for any inability or failure to do so.

(iii) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any securities or other applicable laws.

(g) Modification, Extension And Renewal of Options. The Committee shall have the power to modify, cancel, extend (subject to the provisions of Section 8(a)(iv) hereof) or renew outstanding Options and to authorize the grant of new Options and/or Restricted Stock Awards in substitution therefor; provided, however , that (i) except as permitted by Section 15(a) of the Plan, any such action may not reprice any outstanding Option to reduce the exercise price thereof, directly or indirectly, without the approval of the stockholders of the Company and, (ii) without the written consent of any affected Optionee, (A) impair any rights under any Option previously granted to such Optionee, (B) cause the Option or the Plan to become subject to Section 409A of the Code, or (C) cause any Option to lose its status as Performance-Based Compensation. Notwithstanding anything to the contrary contained in this Section 8(g), no Option may be replaced with another Award that would have a higher intrinsic value than the value of the Option at the time of its replacement. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

(h) Privileges of Stock Ownership. No Optionee will have any of the rights of a stockholder with respect to any shares of Common Stock subject to an Option until such Option is properly exercised and the purchased shares are issued and delivered to the Optionee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided in the Plan.

(i) Acquisitions and Other Transactions. The Committee may, from time to time, assume outstanding options granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Option under the Plan in replacement of or in substitution for the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under the Plan if the terms of such assumed option could be applied to an Option granted under the Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an Option hereunder if the other entity had applied the rules of the Plan to such grant. The Committee also may grant Options under the Plan in settlement of or substitution for outstanding options or obligations to grant future options in connection with the Company or an Affiliate acquiring another entity, an interest in another entity or an additional interest in an Affiliate, whether by merger, stock purchase, asset purchase or other form of transaction. Shares of Common Stock subject to an assumed or substituted option resulting from a merger transaction involving the Company or an Affiliate will not reduce the Share Pool Limit described in Section 5. Notwithstanding the foregoing provisions of this Section 8, in the case of an Option issued or assumed pursuant to this Section 8(i), the exercise price for the Option shall be determined in accordance with the principles of Sections 424(a) and 409A of the Code.

9. BONUS STOCK AWARDS.

(a) Bonus Stock Awards. The Committee may, from time to time and subject to the provisions of the Plan, grant a Bonus Stock Award to Employees, Consultants or Non-Employee Directors. A Bonus Stock Award is a grant of shares of Common Stock for such consideration, if any, as established by the Committee and that are not subject to forfeiture provisions.

(b) Rights as Shareholder. Shares of Common Stock awarded pursuant to a Bonus Stock Award shall be represented by a stock certificate registered in the name of and delivered to, or held in a book entry account by the Company’s transfer agent established on behalf of, the Participant to whom such Bonus Stock Award is granted.

(c) Payment for Bonus Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received by a Participant pursuant to a Bonus Stock Award. In the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Bonus Stock Award, except to the extent otherwise required by law.

10. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights to Employees, Consultants or Non-Employee Directors. The terms and conditions of Stock Appreciation Rights, including the vesting and exercise provisions, shall be set forth in a Stock Appreciation Rights Agreement (which need not be the same for each Participant) in such form as the Committee approves, but which is not inconsistent with the Plan. A Stock Appreciation Right may be granted (i) if unrelated to an Option, at any time or (ii) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option. The exercise price of any Stock Appreciation Right shall be not less than the Fair Market Value of the Common Stock on the grant date of the Award.

(a) Payment of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase, if any, in Fair Market Value of the Common Stock between the grant and exercise dates. The Committee may specifically designate in a Stock Appreciation Rights Agreement that the Award will be settled (i) only in cash, (ii) only in shares of Common Stock or (iii) in such combination of such forms and, if not so provided in the Stock Appreciation Rights Agreement, the Award will be settled in shares of Common Stock unless the Committee determines, at the time of exercise of the Award, that the Award will be settled in cash or a combination of shares of Common Stock and cash.

(b) Tandem Rights. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case (i) the Stock Appreciation Rights shall be exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised and (iii) the Stock Appreciation Rights will not be transferable (other than by will or the laws of descent and distribution) except to the extent the Related Option is transferable. Upon the exercise of an Option granted in connection with Stock Appreciation Rights, the Stock Appreciation Rights shall be cancelled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.

(c) Stock Appreciation Rights Unrelated to an Option. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term greater than ten (10) years. Each such Stock Appreciation Right that is unrelated to an Option may be exercised by the Participant for a period of six (6) months following the date the Participant’s Continuous Service terminates, but only to the extent the Participant was otherwise entitled to exercise the Stock Appreciation Right on the date the Participant’s Continuous Service terminates (and in no event later than the expiration date of the Award); provided, however , that if the Participant’s Continuous Service terminates for Cause, the Optionee’s right to exercise the Stock Appreciation Right shall immediately terminate.

(d) Date of Grant. The date of grant of an Award of Stock Appreciation Rights shall be the date on which the Committee makes the determination to grant such Award unless a later date is specified by the Committee at the time of such determination.

11. PHANTOM STOCK AWARDS. The Committee may, from time to time and subject to the terms of the Plan, grant Phantom Stock Awards to Employees, Consultants and Non-Employee Directors. Each Phantom Stock Award Agreement shall be in such form and contain such terms and conditions (which need not be the same for each Participant who receives a Phantom Stock Award) as the Committee shall deem appropriate, but such terms shall take into account the provisions of Section 409A of the Code applicable to the Award. The Award date of a Phantom Stock Award shall be the date on which the Committee makes the determination to grant the Award unless a later date is specified by the Committee at the time of such determination.

(a) Payment of Phantom Stock Awards. A Phantom Stock Award is a right to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of a specified number of shares of Common Stock issued or paid at the end of a Restricted Period or the last day of a specified deferral period.

(i) Award and Restrictions. Satisfaction of a Phantom Stock Award shall occur upon expiration of the deferral period or a Restricted Period specified for such Phantom Stock Award by the Committee (which may include a risk of forfeiture), if any, as the Committee may impose. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.

(ii) Award Period; Forfeiture. The Committee shall establish, at the time of grant of each Phantom Stock Award, a period over which (or the conditions with respect to which) the Award shall vest with respect to the Participant and the time at which the Award will be settled and paid. Except as otherwise determined by the Committee or as may be set forth in any Phantom Stock Award Agreement, employment or other agreement pertaining to a Phantom Stock Award, upon termination of the Participant’s Continuous Service during the applicable deferral period or Restricted Period (including any applicable Performance Period) or portion thereof to which forfeiture conditions apply, all Phantom Stock Awards that are at that time subject to deferral of a Restricted Period shall be forfeited; provided that the Committee, subject to the provisions and limitations contained in Section 13(c) relating to Performance Awards, may provide at the time of grant of a Phantom Stock Award that restrictions or forfeiture conditions relating to Phantom Stock Awards shall be waived in whole or in part in the event of terminations of Continuous Service resulting from specified causes.

(iii) Performance Goals. To the extent the Committee determines that any Phantom Stock Award granted pursuant to this Section 11 is intended to constitute Performance-Based Compensation, the grant and settlement of the Award shall be subject to the achievement of Performance Goals determined and applied in a manner consistent with the provisions of Section 13 and the other relevant provisions of Section 13.

12. RESTRICTED STOCK AWARDS. The Committee and the Equity Grant Committee may, from time to time and subject to the terms of the Plan, grant Restricted Stock Awards to Employees, Consultants and Non-Employee Directors. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee, or if applicable, the Equity Grant Committee, shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 12. Solely for purposes of this Section 12, the term “Committees” means the Committee and the Equity Grant Committee, each acting within the scope of its authority under the Plan with respect to Restricted Stock Awards. The Award date of a Restricted Stock Award shall be the date on which the Committees make the determination to grant the Award unless a later date is specified by the Committees at the time of such determination.

(a) Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and to an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions and the Restricted Period shall be determined by the Committees in their sole discretion, and the Committees may provide that the Forfeiture Restrictions and the Restricted Period shall lapse on the passage of time, the attainment of one or more Performance Goals, established by the Committees or the occurrence of such other event or events determined to be appropriate by the Committees. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement and vesting of such Restricted Stock Award shall occur upon the lapse of the Forfeiture Restrictions applicable to such Restricted Stock Award.

(b) Rights as Stockholder. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant of such Restricted Stock Award or by a book entry account with the Company’s transfer agent. The Participant shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Participant shall not be entitled to delivery of the stock certificates evidencing the shares of Common Stock or release of transfer restrictions on shares of Common Stock held in a book entry account with the Company’s transfer agent until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the stock certificates evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions expire and (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions expire.

(c) Release of Common Stock. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Participant (or the transfer restrictions on shares of Common Stock held in a book entry account for the

Participant will be released) promptly after, and only after, the Forfeiture Restrictions expire and Participant has satisfied all applicable federal, state and local income and employment tax withholding requirements. The Participant, by his acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

(d) Payment for Restricted Stock. The Committees shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided, that in the absence of such a determination, the Participant shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Forfeiture of Restricted Stock. Unless otherwise provided in a Restricted Stock Agreement, on termination of the Participant’s Continuous Service during the Restricted Period, the shares of Common Stock which are still subject to the Restricted Stock Award shall be forfeited by the Participant. Upon any forfeiture, all rights of the Participant with respect to the forfeited shares of the Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company. Notwithstanding the foregoing (but subject to the provisions and limitations contained in Sections 13(c) and 13(d) relating to Performance Awards), unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon (i) the involuntary termination by the Company or an Affiliate of an Employee or Consultant or the removal of a Non-Employee Director without Cause; (ii) a Change of Control, but only as provided for in 15(c); or (iii) death or Disability of the Participant.

(f) Waiver of Forfeiture Restrictions; Committee’s Discretion. With respect to a Restricted Stock Award that has been granted to a Covered Employee where such Award has been designed to meet the exception for Performance-Based Compensation, the Committee may not waive the Forfeiture Restrictions applicable to such Restricted Stock Award.

13. CASH AWARDS AND PERFORMANCE AWARDS.

(a) Cash Awards. In addition to granting Options, Stock Appreciation Rights, Bonus Stock, Phantom Stock Awards, Restricted Stock Awards, and Other Stock or Performance-Based Awards, the Committee shall, subject to the limitations of the Plan, have authority to grant Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Goals over a Performance Period established by the Committee. The determinations made by the Committee pursuant to this Section 13(a) shall be specified in the applicable Award agreement or other document or documents established by the Committee pursuant to which the Cash Award is granted.

(b) Designation as a Performance Award. The Committee shall have the right to designate any Award of Options, Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, and Other Stock or Performance- Based Awards as a Performance Award. All Cash Awards shall be designated as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions except as limited under Section 13(c) in the case of a Performance Award granted to a Covered Employee. The grant and/or settlement of a Performance Award shall be subject to the terms and conditions set forth in this Section 13. The Committee may also grant performance-based Awards pursuant to Section 14 that are not intended to satisfy the provisions of this Section 13 to an eligible individual who is not at the time a Covered Employee and is not expected to be a Covered Employee at the time the compensation under the Award is to be paid.

(c) Performance Goals. The grant or vesting of a Performance Award shall be subject to the achievement of Performance Goals over a Performance Period established by the Committee based upon one or more of the business criteria described in Section 13(c)(ii) that apply to the Participant, one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, one or more regions or product lines of the Company’s business, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies.

(i) General. The Performance Goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, Performance Goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of Performance Goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance Goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(ii) Business Criteria. One or more of the following business criteria shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) revenue (including increased revenues); (C) profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); (D) cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); (E) return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (F) economic value added; (G) gross margin; (H) net income measures (including income after capital costs and income before or after taxes); (I) earnings; (J) pretax earnings; (K) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (L) earnings before taxes and depreciation (“EBTD”); (M) earnings before interest and taxes (“EBIT”); (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (P) stock price measures (including growth measures and total stockholder return); (Q) debt reduction; (R) price per share of Common Stock; (S) market share; (T) earnings per share or adjusted earnings per share (actual or growth in); (U) economic value added (or an equivalent metric); (V) market value added; (W) debt to equity ratio; (X) expense measures (including overhead cost and general and administrative expense); (Y) changes in working capital; (Z) margins; (AA) stockholder value; (BB) proceeds from dispositions; (CC) total market value; (DD) customer satisfaction or growth; (EE) contracted LNG quantity and (FF) implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects. Any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards may be measured based on performance over a Performance Period, as specified by the Committee, or may be determined based on whether or not the performance goals are satisfied at any time prior to the expiration of a Performance Period. Performance Goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for Performance-Based Compensation. Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Goals for such particular Performance Award relative to the particular period of service to which the Performance Goals relates shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

(iv) Settlement of Performance Awards; Compensation Contingent Upon Attainment of Performance Goal. In the case of a performance goal measured over a Performance Period, at or after the end of the Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of the business criteria over a Performance Period. In the case of a performance goal satisfied based upon whether or not certain specified business criteria are achieved at any time during a Performance Period, at or following the satisfaction of the applicable business criteria (even if prior to the expiration of the applicable Performance Period), the Committee shall determine the amount, if any, of Performance Awards payable to each Participant upon the achievement of the applicable business criteria. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award designed to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Performance Awards. To the extent a Performance Award is intended to constitute Performance-Based Compensation, compensation payable under the Award must be contingent on attaining the applicable Performance Goals; provided; however, that such an Award may provide that the compensation will be paid on death, Disability or a Change of Control, although compensation actually paid on account of those events prior to the attainment of the applicable Performance Goals will not satisfy the Performance-Based Compensation requirements.

(v) Written Determinations. The Committee shall have the authority to determine whether the Performance Goals and other terms and conditions of the Award satisfied all determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award, and the achievement of Performance Goals relating to Performance Awards shall be made in writing in the case of any Award granted to a Participant. The Committee may not delegate any responsibility relating to such Performance Awards.

(d) Status of Performance Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code shall, if so designated by the Committee, constitute Performance-Based Compensation. Accordingly, the terms of this Section 13 shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or, to the extent permitted under the Code, deemed amended to the extent necessary to conform to such requirements.

(e) Waiver of Performance Goals. The Committee shall have no discretion to modify or waive the Performance Goals or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified Performance-Based Compensation and the relevant Award Agreement provides for such discretion.

14. OTHER STOCK OR PERFORMANCE-BASED AWARDS.

The Committee is hereby authorized to grant to Employees, Consultants and Non-Employee Directors, Other Stock or Performance-Based Awards, which shall consist of a right that (i) is not an Award described in any other Section of the Plan and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock or Performance-Based Award. The term of an Award granted under this Section shall in no event exceed a period of ten (10) years (or if the Award is intended to satisfy the provisions of Section 13, such shorter period provided for in Section 13). If the Committee intends that the compensation payable under any such Award be treated as Performance-Based Compensation, the Award will be subject to the provisions of Section 13.

15. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a) Capital Adjustments. The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, the exercise or purchase price of such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance under Sections 5 and 7 shall be proportionately adjusted or an equitable substitution shall be made with respect to such shares to reflect, as determined by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws or other applicable laws; provided, however , that a fractional share will not be issued upon exercise of any Award, and either (i) the value of any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded down to the nearest whole number, as determined by the Committee. Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Notwithstanding the foregoing provisions of this Section 15, no adjustment may be made by the Committee with respect to an outstanding Award that would cause such Award and/or the Plan to become subject to Section 409A of the Code or that would cause an Award that is intended to be Performance-Based Compensation to fail to satisfy the requirements of Section 162(m) of the Code for such form of compensation.

(b) Dissolution or Liquidation. The Committee shall notify the Participant at least twenty (20) days prior to any proposed dissolution or liquidation of the Company. Unless provided otherwise in an individual Award, to the extent that an Award has not been previously exercised or settled, or the Restricted Period has not lapsed, any such Award other than a Restricted Stock Award shall expire and any such Award that is a Restricted Stock Award shall be forfeited and the shares of Common Stock subject to such Restricted Stock Award shall be returned to the Company, in each case, immediately prior to consummation of such dissolution or liquidation, and such Award shall terminate immediately prior to consummation of such dissolution or liquidation. A “dissolution or liquidation of the Company” shall not be deemed to include, or to be occasioned by, any merger or consolidation of the Company with any other corporation or other entity or any sale of all or substantially all of the assets of the Company (unless that sale is effected as part of a plan of liquidation of the Company in which the Company’s business and affairs are wound up and the corporate existence of the Company is terminated).

(c) Change of Control. Unless specifically provided otherwise with respect to Change of Control events in an individual Option Agreement, Stock Appreciation Rights Stock Agreement or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change of Control occurs, each Option and Stock Appreciation Right which is at the time outstanding under the Plan shall (i) automatically become fully vested and exercisable, immediately prior to the specified effective date of such Change of Control, for all of the shares of Common Stock at the time represented by such Option or Stock Appreciation Right and (ii) expire twenty (20) days after the Committee gives written notice to the Participant specifying the terms and conditions of the acceleration of the Participant’s Options or Stock Appreciation Rights, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire. To the extent that an Optionee exercises his Option before or on the effective date of the Change of Control, the Company shall issue all Common Stock purchased by exercise of that Option (subject to Optionee’s satisfaction of the requirements of Section 17), and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. If a Participant does not exercise his Option within the twenty (20) day period described above, or if earlier, the date by which the Option or Stock Appreciation Right otherwise would expire, the Option or Stock Appreciation Right shall immediately be forfeited and the Participant shall have no further rights to exercise the Option or Stock appreciation Right. Notwithstanding the foregoing provisions, in the event of any Change of Control, all of the Company’s obligations regarding Options and Stock Appreciation Rights that were granted hereunder and that are outstanding and vested on the date of such event (taking into consideration any acceleration of vesting in connection with such transaction) may, on such terms as may be approved by the Committee prior to such event, be (i) assumed by the surviving or continuing corporation (or substituted options of equal value may be issued by such corporation) or (ii) canceled in exchange for cash, securities of the acquiror or other property in an amount equal to the amount that would have been payable to a Participant pursuant to the Change of Control event if the Participant’s vested Options and Stock Appreciation Rights had been fully exercised immediately prior to the Change of Control event; provided, however, that if the amount that would have been payable to a Participant pursuant to such transaction if such Participant’s vested Options and Stock Appreciation Rights had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, the Committee may, in its discretion, cancel any or all such Options for no consideration or payment of any kind.

Unless specifically provided otherwise with respect to Change of Control events in an individual Award or in a then-effective written employment agreement between the Participant and the Company, if, during the effectiveness of the Plan, a Change of Control occurs, the Restricted Period applicable to outstanding Restricted Stock Awards and all other outstanding Awards subject to forfeiture provisions (other than Awards consisting of Options or Stock Appreciation Rights) shall lapse and such Awards shall become fully vested and settled (subject, in each case, to satisfaction by the affected Participant of the requirements of Section 17); provided, however, if the Award is treated as “nonqualified deferred compensation” under Section 409A of the Code and the Award provides for a payment as a result of a Change of Control, (i) the definition of Change of Control for purposes of applying this Section 15(c) and for purposes of determining whether a payment event has occurred shall, in lieu of the definition contained in Section 3(i), be the definition assigned to a “change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation” contained in Treasury Regulation Section 1.409A-3(i)(5), using the default percentages contained in such Treasury Regulation and (ii) the Company must be the relevant corporation described in Treasury Regulation Section 1.409A-3(i)(5)(ii).

16. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS .

(a) General. In addition to the other terms and conditions of the Plan pursuant to which Awards may be granted, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and, to the extent permissible under Sections 162(m) and 409A of the Code, terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however , that the Committee shall not have any discretion to accelerate or waive any term or condition of an Award (i) that is intended to qualify as Performance-Based Compensation if such discretion would cause the Award not to so qualify or (ii) that would cause the Participant to incur additional taxes under Section 409A of the Code. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.

(b) Form of Award. Each Award granted under the Plan shall be evidenced by a written Award in such form (which need not be the same for each Participant) as the Committee from time to time approves, but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that Awards satisfy the requirements of Section 409A of the Code to avoid the imposition of excise taxes thereunder and any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

(c) Awards Criteria. In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Participant as it deems appropriate.

(d) Form and Timing of Payment under Awards. Subject to the terms of the Plan and any applicable Award, payments to be made upon the exercise or settlement of an Award shall be made as soon as administratively practicable following the date on which the amount is payable. The settlement of any Award may, subject to any specific provisions or limitations set forth in the Award, be paid in the form of cash, Common Stock or a combination thereof, as determined by the Committee in connection with such settlement; provided, however , that no Award other than a Cash Award may be paid in cash in lieu of shares of Common Stock if the Committee determines that such action would cause the Participant to be subject to an additional tax under Section 409A of the Code.

(e) Termination of Continuous Service for Cause. In the event a Participant’s Continuous Service is terminated for Cause, all outstanding Awards that have then not been settled (whether vested or unvested) shall be forfeited immediately and any shares of Restricted Stock for which the Restricted Period had not lapsed as of the Participant’s termination of Continuous Service shall be transferred immediately out of the Participant’s name.

(f) Transferability of Awards. Except as provided in Section 8(b) with respect to Non-Qualified Stock Options, Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Participant only by the Participant; provided, that the Participant may designate persons who or which may exercise or receive his Awards following his death.

(g) Privileges of Stock Ownership. Except as provided in the Plan with respect to Bonus Stock Awards and as provided in Section 12(b) with respect to Restricted Stock Awards, no Participant will have any of the rights of a shareholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised or settled and the purchased or awarded shares are issued and delivered to the Participant, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided otherwise in the Plan.

(h) Performance-Based Compensation. The Committee may designate any Award as Performance-Based Compensation. Any Awards designated as Performance-Based Compensation shall be conditioned on the achievement of any one or more Performance Goals and shall be subject to the terms and conditions of Section 13. Notwithstanding any other provision of the Plan, the Committee may grant an Award that is not contingent on performance goals or an Award under Section 14 that is contingent on performance goals other than the Performance Goals and the business criteria set forth in Section 13(c), and is not subject to the other provisions of Section 13 so long as the Committee has determined that such Award is not intended to satisfy the requirements for Performance-Based Compensation under Section 162(m) of the Code.

(i) Section 409A.

(i) Separation from Service. Notwithstanding any provision contained in the Plan to the contrary, no amount shall be paid pursuant to the Plan that is treated being paid from a “nonqualified deferred compensation plan” as described in Section 409A(a)(1) of the Code relating to a Participant’s termination of Continuous Service with the Company or an Affiliate unless such termination of Continuous Service constitutes a “separation from service” as such term is defined under Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(ii) Deferred Payments for Certain Key Employees. Notwithstanding any other provision contained in the Plan or a related Award document to the contrary, if the Company determines that (i) at the time of the Participant’s Separation from Service the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any payments to be provided to the Participant under the Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if paid at the time such payments are otherwise required under the Plan or a related Award document, then such payments shall be delayed until the earlier of (A) the date that is six months after the date of the Participant’s Separation from Service or (B) the Participant’s death. If the amounts delayed are payable in installments, the delayed payments will be paid on the first day of the seventh month following the date of the Participant’s separation from service (or earlier death). The provisions of this Section 16(i)(ii) shall only apply to the minimum extent required to avoid the Participant’s incurrence of any 409A Taxes.

(iii) Section 409A Compliance; Separate Payments. The Plan is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Plan or a related Award document become subject to (A) the gross income inclusion set forth within Section 409A(a)(1) (A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that a Participant may be eligible to receive under the Plan or a related Award document shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

17. WITHHOLDING FOR TAXES.

Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any income and employment tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. In addition, on the occurrence of an event with respect to an Award that requires the Company to withhold taxes, the Participant shall make arrangements satisfactory to the Company whereby such taxes may be paid. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an Executive Officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) from such Award payment or exercise.

18. MISCELLANEOUS.

(a) No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

(c) Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such shares or such other consideration might violate any applicable law.

(d) Administration. The Plan shall be administered by the Committees. The Committees shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committees may rescind and amend its rules and regulations from time to time. The interpretation by the Committees of any of the provisions of the Plan or any Award granted under the Plan shall be final, binding and conclusive upon the Company and all persons having an interest in any Award or any shares of Common Stock acquired pursuant to an Award. Notwithstanding the authority hereby delegated to the Committees to grant Awards to Employees, Directors and Consultants under the Plan, the Board shall have full authority, subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code for Awards intended to constitute Performance-Based Compensation, to grant Awards to Employees, Directors and Consultants under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provision of Awards granted to Employees, Consultants and Directors under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan. No member of the Committees or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

(e) Effect of Plan. Neither the adoption of the Plan nor any action of the Board or the Committees shall be deemed to give any Employee, Executive Officer, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award, or any amendment thereto, duly authorized by the Committees and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Award, or in other related documents shall confer upon any Employee, Executive Officer, Director or Consultant any right with respect to such person’s Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person’s Continuous Service at any time, with or without cause.

(f) No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(g) Amendment or Termination of Plan. The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of Award, exercise agreement or instrument to be executed pursuant to the Plan; provided, however , to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an amendment to the terms of an Award) signed by the Participant and the Company. Notwithstanding the preceding sentence, the Board unilaterally may amend the Plan to the extent necessary or appropriate to prevent the Plan or an Award from being subject to the provisions of Section 409A of the Code; provided that any such amendment is permitted by Section 409A of the Code, Treasury regulations issued thereunder or other guidance issued by the Internal Revenue Service.

(h) Term of Plan. Unless sooner terminated by action of the Board, the Plan shall terminate on the earlier of (i) the tenth (10th) anniversary of the Effective Date or (ii) the date on which no shares of Common Stock subject to the Plan remain available to be granted as Awards under the Plan according to its provisions.

(i) Severability and Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(j) Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.

CHENIERE ENERGY, INC.

700 MILAM STREET

SUITE 1900

HOUSTON, TX 77002

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The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

1. Approval of the issuance of awards with respect to 7,845,630 shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan, as amended.	☐	☐	☐

NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

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CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 31, 2017

The undersigned hereby appoints Jack Fusco, Michael Wortley and Sean Markowitz, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the 2017 Special Meeting of Shareholders to be held at Cheniere Energy, Inc.’s headquarters at 700 Milam Street, Suite 1900, Houston, Texas 77002 on Tuesday, January 31, 2017 at 9:00 a.m., Central Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” PROPOSAL 1. WHETHER OR NOT SPECIFICATIONS ARE MADE, EACH OF THE PROXIES ARE AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side